UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TORNIER N.V.

(Name of Registrant as Specified In Its Charter)

Not Applicable

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May 17, 2013

Dear Shareholders:

You are cordially invited to attend the 2013 Annual General Meeting of Shareholders of Tornier N.V. to be held on Thursday, June 27, 2013, beginning at 1:30 p.m. (Central European Time) at our offices, Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands.

Information about the meeting and the various matters on which our shareholders will vote is included in the notice of meeting and proxy statement that follow.

It is important that your shares be represented at the meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Regardless of whether you plan to attend the meeting, I encourage you to exercise your right to vote by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described in the proxy statement before the closing of those voting facilities at 11:59 p.m. (New York Time) on June 25, 2013. If you do attend the meeting and prefer to vote in person, you may withdraw your proxy at that time.

Our 2012 annual report on Form 10-K and Dutch statutory annual accounts also are being provided to you together with these proxy materials for your review.

Sincerely,

/s/ Sean D. Carney Sean D. Carney Chairman of the Board of Directors

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 27, 2013

TO THE SHAREHOLDERS OF TORNIER N.V.:

Notice is hereby given that the Annual General Meeting of Shareholders of Tornier N.V. will be held on Thursday, June 27, 2013, beginning at 1:30 p.m. (Central European Time) at our offices, Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands, for the following purposes:

Open.

1.	To elect three directors as named herein, consisting of one executive director and two non-executive directors, to serve until the 2016 annual general meeting of shareholders or until their earlier death, resignation or removal;

2.	To amend our articles of association regarding conflicts of interest of directors to conform to recent changes in the Dutch Civil Code and to authorize the chairman of our board of directors and each employee of our outside Dutch counsel, Stibbe N.V., to sign the notarial deed of amendment to our articles of association in front of a civil-law notary in officiating in Amsterdam, the Netherlands and to undertake all other activities the holder of this power of attorney deems necessary or useful with respect to the proposed amendment to our articles of association;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2013;

4.	To appoint E&Y Accountants LLP as the auditor for our Dutch statutory annual accounts for the fiscal year ending December 29, 2013;

5.	To adopt our Dutch statutory annual accounts for the fiscal year ended December 30, 2012;

6.	To release the members of our board of directors from liability with respect to the exercise of their duties during the fiscal year ended December 30, 2012;

7.	To approve the extension of the authority of our board of directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until December 27, 2014 on the open market, through privately negotiated transactions or in one or more self-tender offers for a price per share (or depositary receipt) not less than the nominal value of a share and not higher than 110% of the market price of a share (or depositary receipt) at the time of the transaction; and

8.	To transact such other business as may properly come before the meeting.

Close.

The matters set forth in proposals 4, 5, 6 and 7 are presented to our shareholders as a result of our being organized under the laws of the Netherlands. Under Dutch law, several matters that are within the authority of the directors under most U.S. state corporate laws require shareholder approval.

Our board of directors recommends a vote FOR the election of David H. Mowry as executive director of our company and each of Kevin C. O’Boyle and Richard F. Wallman as non-executive directors of our company and a vote FOR each of the other proposals in this proxy statement.

Only holders of record of our ordinary shares as of the close of business on Thursday, May 30, 2013 are entitled to notice of and to vote at the Annual General Meeting.

Copies of the agenda for the Annual General Meeting and related documents, such as the draft notarial deed of amendment to our articles of association, may be obtained free of charge at our offices in Amsterdam, the Netherlands by shareholders and other persons entitled to attend the meeting and their representatives as of the date hereof until the close of the Annual General Meeting. Copies of these documents also are available on our website at www.tornier.com or by contacting Kevin M. Klemz, Vice President, Chief Legal Officer and Secretary, Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands.

Our board of directors has determined that all holders of our ordinary shares as of the close of business on May 30, 2013 according to American Stock Transfer & Trust Company, LLC, our registrar and transfer agent, or such shareholders’ proxies, are entitled to attend and vote at the Annual General Meeting. However, if you wish to attend the Annual General Meeting you must notify our board of directors of your intention to do so no later than June 21, 2013, by submitting your name and number of shares beneficially owned to: Kevin M. Klemz, Vice President, Chief Legal Officer and Secretary, Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands. If you own ordinary shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. If you own your ordinary shares through a broker and you wish to attend the Annual General Meeting, you must notify our board of directors of your intention to do so no later than June 21, 2013 and also provide us with appropriate evidence of ownership of and authority to vote the shares no later than June 21, 2013. Access to the Annual General Meeting is permitted only after verification of personal identification.

It is important that your shares be represented at the meeting, regardless of the number of shares you hold and whether or not you plan to attend the Annual General Meeting in person. Regardless of whether you plan to attend the meeting, I encourage you to exercise your right to vote by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described in the proxy statement before the closing of those voting facilities at 11:59 p.m. (New York Time) on June 25, 2013. If you do attend the meeting and prefer to vote in person, you may withdraw your proxy at that time.

This notice of the Annual General Meeting and proxy statement and proxy card are being sent or otherwise made available electronically to holders of our ordinary shares on or about May 17, 2013.

* * * * *

By Order of the Board of Directors,

/s/ Kevin M. Klemz Kevin M. Klemz Vice President, Chief Legal Officer and Secretary

On January 28, 2011, Tornier B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), changed its legal form by converting to Tornier N.V., a public company with limited liability (naamloze vennootschap).

References to “Tornier,” “company,” “we,” “our” or “us” in this proxy statement refer to Tornier B.V. and its subsidiaries prior to the conversion described above and to Tornier N.V. and its subsidiaries upon and after the conversion, unless the context otherwise requires.

Our fiscal year-end always falls on the Sunday nearest to December 31. References in this proxy statement to a particular year refer to the applicable fiscal year, unless we indicate otherwise. Accordingly, references to “2012” or the “year ended December 30, 2012” mean the fiscal year ended December 30, 2012, unless we indicate otherwise.

Tornier N.V.

Fred. Roeskestraat 123

1076 EE Amsterdam

The Netherlands

(+ 31) 20 675 4002

PROXY STATEMENT

FOR

ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On June 27, 2013

The board of directors of Tornier N.V. is soliciting your proxy for use at the 2013 Annual General Meeting of Shareholders to be held on Thursday, June 27, 2013, beginning at 1:30 p.m. (Central European Time) at our offices, Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands.

The annual general meeting of shareholders to which this proxy statement relates constitutes the annual general meeting of shareholders for purposes of and will satisfy applicable laws, rules and regulations of the United States, the NASDAQ Stock Market and the Netherlands. As used herein, the term “Annual General Meeting” means the 2013 Annual General Meeting of Shareholders to be held on June 27, 2013.

This proxy statement, proxy card and other materials, including our annual report on Form 10-K and our Dutch statutory annual accounts, as prepared in accordance with Dutch law, are being sent or otherwise made available electronically to shareholders on or about May 17, 2013.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Material for the Annual General Meeting of Shareholders to Be Held on June 27, 2013. Our 2013 proxy statement, our 2012 annual report on Form 10-K and our Dutch statutory annual accounts, as prepared in accordance with Dutch law, are available at www.proxyvote.com/Tornier. In addition, such documents also are available at our offices at the address set forth above and on our website at www.tornier.com.

GENERAL INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

Attending the Annual General Meeting

The Annual General Meeting will be held on June 27, 2013, at 1:30 p.m. (Central European Time), at our offices at Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands, to consider the matters set forth in the Notice of Annual General Meeting of Shareholders.

If you wish to attend the Annual General Meeting you must notify our board of directors of your intention to do so no later than June 21, 2013, by submitting your name and number of shares beneficially owned to: Kevin M. Klemz, Vice President, Chief Legal Officer and Secretary, Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands. If you own your ordinary shares through a broker and you wish to attend the Annual General Meeting, you must notify our board of directors of your intention to do so no later than June 21, 2013 and also provide us with appropriate evidence of ownership of and authority to vote the shares no later than June 21, 2013. Access to the Annual General Meeting is permitted only after verification of personal identification.

Shareholders Entitled to Vote

Only shareholders of record of our ordinary shares, par value €0.03 per share, or the ordinary shares, at the close of business on May 30, 2013, or the record date, according to American Stock Transfer & Trust Company, LLC, our registrar and transfer agent, or such shareholders’ proxies, will be entitled to attend and vote at the Annual General Meeting. Each ordinary share entitles the holder thereof to one vote on each matter that is voted on at the Annual General Meeting. As of May 1, 2013, the number of outstanding ordinary shares entitled to vote on each proposal at the Annual General Meeting was 42,417,879.

How Street Name Holders Vote

If you own ordinary shares through a broker, bank or other nominee, the registered holder of those shares is the broker, bank or nominee. Such shares often are referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. For shares held in street name, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own ordinary shares in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials from your broker, you should vote your shares by following the procedures specified on your broker’s voting instruction form. Shortly before the Annual General Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the Annual General Meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the Annual General Meeting.

How Record Holders Vote

If you are the registered holder of ordinary shares, you are the record holder of those shares, and you can vote at the Annual General Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual General Meeting. You can always attend the Annual General Meeting and revoke your proxy by voting in person.

If you are a shareholder of record and are voting by proxy by mail, Internet or telephone, your vote must be received by 11:59 p.m. (New York Time) on June 25, 2013 to be counted.

There are three ways to vote by proxy:

•

By Internet—You can vote by Internet by going to the website www.proxyvote.com and following the instructions for Internet voting shown on your proxy card or Notice Regarding the Availability of Proxy Materials.

•	By Telephone—You can vote by calling toll-free 1-800-690-6903 in the United States, Canada and Puerto Rico and following the instructions.

•

By Mail—You can vote by mail by completing, signing, dating and mailing your proxy card in the envelope provided if you received a paper copy of these proxy materials. If you vote by Internet or telephone, please do not mail your proxy card.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on (i) each of our three director nominees, and (ii) each of the other proposals in this proxy statement.

If you vote by proxy without indicating your instructions, your shares will be voted FOR:

•	The election of David H. Mowry as executive director and Kevin C. O’Boyle and Richard F. Wallman as non-executive directors, as recommended by our board of directors; and

•	Each of the other proposals in this proxy statement, as recommended by our board of directors.

Revocation of Proxies

You may change your vote or revoke a proxy at any time prior to its exercise by:

•	giving to our Vice President, Chief Legal Officer and Secretary a written notice of revocation of the proxy’s authority;

•	submitting a duly executed proxy card bearing a later date;

•	voting again by Internet, telephone or mail at a later time before the closing of these voting facilities at 11:59 p.m. (New York Time) on June 25, 2013; or

•	attending the Annual General Meeting and voting in person.

Your attendance at the meeting alone, without voting at the meeting, will not revoke your proxy.

Quorum and Votes Necessary for Action to be Taken

Our directors are elected by the affirmative vote of a majority of votes cast in person or by proxy at the Annual General Meeting and entitled to vote. Under Dutch law and our articles of association, our board of directors has the right to make binding nominations for open positions on the board. The binding nature of our board’s nominations may be overridden by a vote of two-thirds of the votes cast at an annual general meeting if such two-thirds vote constitutes more than 50% of our issued share capital, in which event a new meeting would be called at which the resolution for appointment of a member of our board of directors would require majority of two-thirds of the votes cast, representing more than 50% of the issued share capital. At an annual general meeting of shareholders, votes in respect of the appointment of a member of our board of directors can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto.

The affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting and entitled to vote on the proposal is required to approve each of the other proposals in this proxy statement.

Although there is no quorum requirement under Dutch law, our articles of association provide that resolutions shall be passed by a simple majority of votes cast in a meeting where at least one third of the outstanding shares are represented. Broker non-votes will not count as shares present at the Annual General Meeting or for the purpose of determining the number of votes cast. “Broker non-votes” are shares that are held in “street name” by a broker, bank or other nominee that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

Each ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy or cast in person at the Annual General Meeting. Shares will not be voted in favor of a proposal if either the shareholder abstains from voting on a particular matter or the shares are broker non-votes.

Other Matters

As of the date of this proxy statement, our board of directors does not know of any business that will be presented for consideration at the Annual General Meeting other than the matters described in this proxy statement. If any other matters are properly brought before the Annual General Meeting, the persons named in the enclosed proxy card will vote the proxies in accordance with their best judgment.

PROPOSAL 1—ELECTION OF DIRECTORS

Board Structure and Number of Directors

We maintain a one-tier board of directors. Our articles of association provide that the number of members of our board of directors will be determined by our board of directors, provided that our board of directors shall be comprised of at least one executive director and two non-executive directors. Under Dutch law, our executive director is responsible for the policy and day-to-day management of our company. Our non-executive directors supervise and provide guidance to the executive director.

Our board of directors currently consists of six directors, all of whom are non-executive directors. As a result of the resignation of Douglas W. Kohrs, our former President, Chief Executive Officer and Executive Director, in November 2012, the executive director position is currently vacant. Under applicable Dutch law, this vacancy can only be filled by a resolution of the general meeting of shareholders from a binding nomination drawn up by our board of directors. In November 2012, upon the resignation of Mr. Kohrs, our board of directors delegated to our President and Chief Executive Officer, David H. Mowry, the duties and responsibilities of our executive director. In April 2013, our board of directors, upon a recommendation of our nominating, corporate governance and compliance committee, made a binding nomination of Mr. Mowry to fill the open vacant executive director position, as described in more detail below.

Our board of directors and shareholders have approved that our board of directors be divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year’s annual general meeting of shareholders. At each annual general meeting of shareholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their respective successors are elected and qualified.

Our current directors and their respective classes and terms are set forth below.

Term Ending at 2013 Annual General Meeting	Term Ending at 2014 Annual General Meeting	Term Ending at 2015 Annual General Meeting
Kevin C. O’Boyle	Alain Tornier	Sean D. Carney
Richard F. Wallman	Elizabeth H. Weatherman	Richard B. Emmitt

Our board of directors has set the number of directors at seven effective as of the date of the Annual General Meeting consisting of one executive director and six non-executive directors. At the Annual General Meeting, our shareholders will be asked to elect one individual to fill the one open executive director position and elect two individuals to fill the two open non-executive director positions. In each case, these directors would be elected to serve for three-year terms or until their respective successors are elected and qualified.

At the Annual General Meeting, Mr. O’Boyle and Mr. Wallman have been nominated as non-executive directors to serve a three-year term ending at our 2016 annual general meeting of shareholders. In addition, at the Annual General Meeting, Mr. Mowry has been nominated as our executive director to serve a three-year term ending at our 2016 annual general meeting of shareholders. Information regarding our director nominees, including their biographical information, can be found later in this proxy statement under the heading “Corporate Governance—Directors and Executive Officers.”

Board Designation Rights

We and certain of our shareholders, including TMG Holdings Coöperatief U.A. (which is an affiliate of Warburg Pincus LLC and referred to as “TMG”), Vertical Fund I, L.P., Vertical Fund II, L.P., KCH Stockholm AB and members of our management, including one of our directors, Alain Tornier, are parties to a securityholders’ agreement, which includes terms relating to the composition of our board of directors. Under director nomination provisions of this agreement, TMG has the right to designate three directors to be nominated to our board of directors for so long as TMG beneficially owns at least 25% of our outstanding ordinary shares, two directors for so long as TMG beneficially owns at least 10% but less than 25% of our outstanding ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of our outstanding ordinary shares, and we agreed to use our reasonable best efforts to cause the TMG designees to be elected. As of May 1, 2013, TMG beneficially owned 43.6% of our outstanding ordinary shares. Mr. Carney, Ms. Weatherman and Mr. Emmitt are the current designees of TMG under the securityholders’ agreement. In the event any director designated by TMG is unable to serve or is removed or withdraws from our board of directors, we will designate a replacement for such director, at the direction of TMG.

Director Nominees

The directors that are elected at the Annual General Meeting will serve until the 2016 annual general meeting of shareholders or until their earlier death, resignation or removal. There is no limit to the number of terms a director may serve. Under Dutch law and our articles of association, our board of directors has the right to make binding nominations for open positions on our board of directors. The binding nature of our board’s nominations may be overridden by a vote of two-thirds of the votes cast at an annual general meeting if such two-thirds vote constitutes more than 50% of our issued share capital, in which event a new meeting would be called at which the resolution for appointment of a member of our board of directors would require majority of two-thirds of the votes cast, representing more than 50% of the issued share capital. At an annual general meeting of shareholders, votes in respect of the appointment of a member of our board of directors can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto.

In accordance with the recommendation of the nominating, corporate governance and compliance committee of our board of directors, our board of directors has adopted unanimous resolutions to make the following binding nominations:

1.	For the one open executive director position, our board of directors has nominated David H. Mowry to serve as executive director for an initial term of approximately three years ending on the date of our annual general meeting of shareholders in 2016. The board recommends that shareholders vote for the appointment of Mr. Mowry for this position.

2.	For the first open non-executive director position, our board of directors has nominated Kevin C. O’Boyle to serve as a non-executive director for a term of approximately three years ending on the date of our annual general meeting of shareholders in 2016. The board recommends that shareholders vote for the appointment of Mr. O’Boyle for this position.

3.	For the second open non-executive director position, our board of directors has nominated Richard F. Wallman to serve as a non-executive director for a term of approximately three years ending on the date of our annual general meeting of shareholders in 2016. The board recommends that shareholders vote for the appointment of Mr. Wallman for this position.

The persons named as proxies in the enclosed proxy card will vote the proxies received by them for the election of Mr. Mowry as executive director and Mr. O’Boyle and Mr. Wallman as non-executive directors, unless otherwise directed. Each of Mr. O’Boyle and Mr. Wallman currently serve as members of our board of directors. Mr. Mowry is not a current member of our board of directors, but serves as our President and Chief Executive Officer, and in his capacity as such, has been delegated the duties and responsibilities of our executive director.

If prior to the Annual General Meeting, our board of directors should learn that any nominee for director will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a replacement nominee as selected by our board of directors, in accordance with the securityholders’ agreement. Alternatively, the proxies, at the discretion of our board of directors, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The board of directors has no reason to believe that any of the director nominees will be unable to serve.

Additional Information About Director Nominees

Additional information concerning the one nominee for the one open executive director position is set forth below.

David H. Mowry joined us in July 2011 as Chief Operating Officer and in November 2012 was appointed Interim President and Chief Executive Officer and, effective as of February 21, 2013, was appointed President and Chief Executive Officer on a non-interim basis. He has over 24 years of experience in the medical device industry. Prior to joining us,

Mr. Mowry served from July 2010 to July 2011 as the President of the Global Neurovascular Division of Covidien plc, a global provider of healthcare products. From January 2010 to July 2010, Mr. Mowry served as Senior Vice President and President, Worldwide Neurovascular of ev3 Inc., a global endovascular device company acquired by a wholly owned subsidiary of Covidien Group S.a.r.l in July 2010. From August 2007 to January 2010, Mr. Mowry served as Senior Vice President of Worldwide Operations of ev3. Prior to this position, Mr. Mowry was Vice President of Operations for ev3 Neurovascular from November 2006 to October 2007. Before joining ev3, Mr. Mowry served as Vice President of Operations and Logistics at the Zimmer Spine division of Zimmer Holdings Inc., a reconstructive and spinal implants, trauma and related orthopaedic surgical products company, from February 2002 to November 2006. Prior to Zimmer, Mr. Mowry was the President and Chief Operating Officer of HeartStent Corp., a medical device company. Mr. Mowry is a graduate of the United States Military Academy in West Point, New York with a degree in Engineering and Mathematics. Mr. Mowry’s substantial experience as an executive in medical device companies and his understanding of our business and industry have led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

Information concerning the two nominees for the two open non-executive director positions on our board of directors is set forth below.

Kevin C. O’Boyle is one of our directors and has served as a director since June 2010. In November 2012, Mr. O’Boyle was appointed as Interim Vice Chairman. From December 2010 to October 2011, Mr. O’Boyle served as Senior Vice President and Chief Financial Officer of Advanced BioHealing Inc., a medical device company which was acquired by Shire PLC in May 2011, and from June 2011 to May 2012, served as Senior Vice President of Business Operations. From January 2003 until December 2009, Mr. O’Boyle served as the Chief Financial Officer of NuVasive, Inc., a medical device company that completed its initial public offering in May 2004. Prior to that time, Mr. O’Boyle served in various positions during his six years with ChromaVision Medical Systems, Inc., a publicly held medical device company specializing in the oncology market, including as its Chief Financial Officer and Chief Operating Officer. Mr. O’Boyle also held various positions during his seven years with Albert Fisher North America, Inc., a publicly held international food company, including Chief Financial Officer and Senior Vice President of Operations. Mr. O’Boyle currently serves on the board of directors of GenMark Diagnostics, Inc., Zeltiq Aesthetics Inc., and Durata Therapeutics, Inc., all publicly traded companies. Mr. O’Boyle received a Bachelor of Science in Accounting from the Rochester Institute of Technology and successfully completed the Executive Management Program at the University of California Los Angeles, John E. Anderson Graduate Business School. Mr. O’Boyle’s executive experience in the healthcare industry, his experience with companies during their transition from being privately held to publicly reporting and his financial and accounting expertise have led our board of directors to the conclusion that Mr. O’Boyle should serve as a director and on our audit committee at this time in light of our business and structure.

Richard F. Wallman is one of our directors and has served as a director since December 2008. From 1995 through his retirement in 2003, Mr. Wallman served as the Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc., a diversified technology company (prior to its merger with Honeywell International, Inc.). Prior to joining AlliedSignal, Inc. as Chief Financial Officer, Mr. Wallman served as Controller of International Business Machines Corporation. In addition to serving as one of our directors, Mr. Wallman is also a member of the board of directors of Charles River Laboratories International, Inc., Convergys Corporation, Dana Holding Corporation and Roper Industries, Inc., all publicly held companies. During the past five years, Mr. Wallman previously served on the board of directors of Ariba, Inc., as well as auto suppliers Lear Corporation and Hayes Lemmerz International, Inc., all publicly held companies. Mr. Wallman holds a Master of Business Administration from the University of Chicago Booth School of Business with concentrations in finance and accounting and a Bachelor of Science in Electrical Engineering from Vanderbilt University. Mr. Wallman’s prior public company experience, including as Chief Financial Officer of Honeywell, and his financial experience and expertise, as well as his experience as a director of several other public reporting companies, have led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MR. MOWRY AS EXECUTIVE DIRECTOR, AND MR. O’BOYLE AND MR. WALLMAN AS NON-EXECUTIVE DIRECTORS.

PROPOSAL 2—AMENDMENT TO ARTICLES OF ASSOCIATION

At the Annual General Meeting, you will be asked to approve an amendment to our articles of association and to authorize the chairman of our board of directors and each employee of our outside Dutch counsel, Stibbe N.V., to sign the notarial deed of amendment to our articles of association in front of a civil-law notary in officiating in Amsterdam, the Netherlands and to undertake all other activities the holder of this power of attorney deems necessary or useful with respect to the present amendment to our articles of association. Our board of directors, in its continuing review of corporate governance matters in light of changing Dutch legislation and after careful consideration, has concluded that it is advisable and in the best interests of our company and shareholders to approve and adopt an amendment to our articles of association pursuant to which we will amend and restate article 13, paragraph 7 and article 16 of our articles of association to conform to recent changes in the Dutch Civil Code regarding conflicts of interest of directors.

Specifically, the amendment to article 13, paragraph 7 of our articles of association, as proposed by our board of directors, would state in its entirety:

“7.	A director may not participate in the deliberation and the decision-making process of the board of directors if it concerns a subject in which this director has a direct or indirect personal interest which conflicts with the interest of the company and its business enterprise. In such event, the other directors shall be authorised to adopt the resolution.

If all directors have a conflict of interest as mentioned above, the resolution shall be adopted by the non-executive directors.”

Specifically, the amendment to article 16 of our articles of association, as proposed by our board of directors, would state in its entirety:

“Article 16.

The company shall be represented by the board of directors. In addition, the authority to represent the company is vested in each executive director acting individually.”

Our articles of association currently provide that a director shall not take part in discussions nor vote on a subject or transaction in relation to which the director has a conflict of interest with the company and that if a director has a conflict of interest with the company, the executive director would have authority to represent the company, without prejudice to the power of the general meeting at any time to designate one or more other person for such purpose. Pursuant to a recent amendment to Dutch legislation the restriction on the authority of members of the board of directors to represent the company externally in case of a director having a direct or indirect personal interest which conflicts with the interest of the company, has ceased and has been replaced by an internal impact on the decision-making process of the board of directors. As a consequence of the amended legislation a director with a conflicting interest must abstain from participating in the decision-making process with respect to the relevant matter. If all members of the board of directors have a conflicting interest with the company, the general meeting will decide on the matter, unless the articles of association state otherwise. We believe that in the rare event that all of our members of the board of directors have a direct or indirect personal interest which conflicts with the interest of the company, the non-executive directors should adopt such resolution. Given the fact that all of our non-executive directors, except Mr. Tornier, are “independent directors” under the Listing Rules of the NASDAQ Stock Market, we consider it more practical and in the best interest of our shareholders and our company to have the non-executive directors adopt such resolution, rather than the time-consuming and costly convocation of a general meeting of shareholders in order to have such resolution adopted.

We believe the proposed amendment to article 13, paragraph 7 and article 16 of our articles of association is advisable and in the best interests of our shareholders since its purpose is to align the provisions of our articles of association with the recently amended Dutch legislation concerning conflicts of interest, as described above. The proposed amendment will have the effect that, our board of directors remains authorized to represent the company in case of a conflict of interest and that in the extraordinary event that all of our directors have been conflicted, such resolution does not require to be submitted to our general meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The audit committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2013 and has further directed that management submit the appointment of Ernst & Young LLP for ratification by our shareholders at the Annual General Meeting. A proposal to ratify the appointment of Ernst & Young LLP will be presented at the Annual General Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual General Meeting, and will have the opportunity to make a statement if they desire to do so and also will be available to respond to appropriate shareholder questions.

If this proposal is not approved by our shareholders at the Annual General Meeting, the audit committee will reconsider its appointment of Ernst & Young LLP.

Audit, Audit-Related, Tax and Other Fees

The following table shows the fees that we paid or accrued for audit and other services provided by Ernst & Young LLP for 2012 and 2011:

Fees	2012	2011
Audit fees	$1,467,055	$1,303,020
Audit-related fees	113,060	—
Tax fees	84,015	8,004
All other fees	3,285	3,285

Total	$1,667,415	$1,314,309

In the above table, “audit fees” are fees for professional services for the audit of our financial statements included in our annual report on Form 10-K and the review of our financial statements included in quarterly reports on Form 10-Q and registration statements and for services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services and include fees for services performed related to due diligence on acquisitions; “tax fees” are fees for tax compliance, tax advice on acquisition and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Pre-Approval Policies and Procedures

Our audit committee pre-approves all audit and permissible non-audit services to be provided to us by our independent registered public accounting firm prior to commencement of services. Our audit committee chairman has the delegated authority to pre-approve such services up to a specified aggregate fee amount. These pre-approval decisions are presented to the full audit committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4—APPOINMENT OF AUDITOR FOR DUTCH STATUTORY ANNUAL ACCOUNTS

The audit committee of our board of directors has selected E&Y Accountants LLP to serve as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 29, 2013. As required by Dutch law, shareholder approval must be obtained for the selection of E&Y Accountants LLP to serve as our auditor to audit our Dutch statutory annual accounts.

Representatives of E&Y Accountants LLP will be present at the Annual General Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

If this proposal is not approved by our shareholders at the Annual General Meeting, the audit committee will select an alternative auditor to audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 29, 2013.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

PROPOSAL 5—ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS

At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, you will be asked to confirm and adopt our Dutch statutory annual accounts for the fiscal year ended December 30, 2012, which are comprised of our audited consolidated financial statements prepared in accordance with Dutch generally accepted accounting principles. As a public limited liability company incorporated under the laws of the Netherlands, we are required by both Dutch law and our articles of association to prepare the Dutch statutory annual accounts and submit them to our shareholders for confirmation and adoption. Our Dutch statutory annual accounts are different from the consolidated financial statements contained in our annual report on Form 10-K for the year ended December 30, 2012 that were prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, and filed with the U.S. Securities and Exchange Commission. The Dutch statutory annual accounts contain some disclosures that are not required under U.S. GAAP and not contained in our annual report on Form 10-K.

A copy of our Dutch statutory annual accounts is being provided or made available to you together with these proxy material and also is available on our website at www.tornier.com or may be obtained by contacting Kevin M. Klemz, Vice President, Chief Legal Officer and Secretary, Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 5.

PROPOSAL 6—RELEASE OF CERTAIN LIABILITIES

At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, you will be asked to release the members of our board of directors in office during the fiscal year ended December 30, 2012 from liability with respect to the exercise of their management and other duties during our fiscal year ended December 30, 2012.

If our shareholders approve this release of liability, then members of our board of directors will not be liable to our company for actions that such directors took on behalf of our company in the exercise of their duties during the fiscal year ended December 30, 2012. However, this release does not apply to matters that were not previously disclosed to our shareholders. This release also is subject to the provisions of Dutch law relating to liability upon commencement of bankruptcy or other insolvency proceedings.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 6.

PROPOSAL 7—EXTENSION OF AUTHORITY OF THE BOARD OF DIRECTORS TO REPURCHASE UP TO

10% OF OUR ISSUED SHARE CAPITAL UNTIL DECEMBER 27, 2014

At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, you will be asked to resolve on an extension of the authority of our board of directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until December 27, 2014 in open market purchases, through privately negotiated transactions, or by means of self-tender offer or offers, at prices per share (or depositary receipt) ranging up to 110% of the market price per share (or depositary receipt) at the time of the transaction. For purposes of this authorization, “market price” means the average of the closing price on each of the consecutive trading days during a period no shorter than five trading days and no longer than 20 trading days immediately preceding the date of repurchase as reasonably determined by our board of directors. Our prior board of directors share repurchase authorization is scheduled to expire on December 27, 2013.

Under Dutch law and our articles of association, our board of directors may, subject to certain Dutch statutory provisions, be authorized to repurchase our issued shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this proposal will allow us to have the flexibility to repurchase our shares without the expense of calling special shareholder meetings. Such authorization may not continue for more than 18 months, but may be given on a rolling basis.

Although our board of directors has no present intention to commence an open market or other share repurchase program, our board of directors believes that we would benefit by authorizing our board of directors to repurchase our shares if the board of directors believes such repurchases would be in the best interests of our company and shareholders. For example, to the extent our board of directors believes that our shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital (including depositary receipts issued for our shares) may represent an attractive investment for us. Such shares could be used for any valid corporate purpose, including use under our compensation plans, sale in connection with the exercise of outstanding options, or for acquisitions, mergers or similar transactions. The reduction in our issued capital resulting from any such purchases will increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of shares repurchased (including depositary receipts issued for our shares), if any, and the timing and manner of any repurchases would be determined by our board of directors, in light of prevailing market conditions, our available resources and other factors that cannot be predicted now. The nominal value of the shares in our capital which we acquire, hold, hold as pledgee or which are acquired or held by one of our subsidiaries (including depositary receipts issued for our shares), may never exceed 50% of our issued share capital.

In order to provide us with sufficient flexibility, our board of directors proposes that the general meeting of shareholders extend authority to our board of directors for the repurchase of up to 10% of our issued share capital (including depositary receipts issued for our shares) (or, based on the number of shares currently outstanding, approximately 4.2 million shares) until December 27, 2014 on the open market, or through privately negotiated repurchases or in self-tender offers, at prices ranging up to 110% of the market price per share (or depositary receipt) at the time of the transaction. Such authority would extend for 18 months from the date of the Annual General Meeting until December 27, 2014.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 7.

CORPORATE GOVERNANCE

Directors and Executive Officers

The table below sets forth, as of May 1, 2013, certain information concerning our directors and executive officers. No family relationships exist among any of our directors or executive officers.

Name	Age	Position
David H. Mowry	50	President and Chief Executive Officer and Executive Director Nominee
Shawn T McCormick	48	Chief Financial Officer
Stéphan Epinette	42	Vice President, International Commercial Operations
Kevin M. Klemz	51	Vice President, Chief Legal Officer and Secretary
Gregory Morrison	49	Global Vice President, Human Resources
Terry M. Rich	45	Senior Vice President, U.S. Commercial Operations
Sean D. Carney(1)(2)	44	Chairman, Non-Executive Director
Kevin C. O’Boyle(2)(3)	57	Interim Vice Chairman, Non-Executive Director
Richard B. Emmitt(3)	68	Non-Executive Director
Alain Tornier	66	Non-Executive Director
Richard F. Wallman(1)(3)	62	Non-Executive Director
Elizabeth H. Weatherman(1)	53	Non-Executive Director

(1)	Member of the compensation committee.
(2)	Member of the nominating, corporate governance and compliance committee.
(3)	Member of the audit committee.

The following is a biographical summary of the experience of our directors and executive officers:

David H. Mowry joined us in July 2011 as Chief Operating Officer and in November 2012 was appointed Interim President and Chief Executive Officer and, effective as of February 21, 2013, was appointed President and Chief Executive Officer on a non-interim basis. He has over 24 years of experience in the medical device industry. Prior to joining us, Mr. Mowry served from July 2010 to July 2011 as the President of the Global Neurovascular Division of Covidien plc, a global provider of healthcare products. From January 2010 to July 2010, Mr. Mowry served as Senior Vice President and President, Worldwide Neurovascular of ev3 Inc., a global endovascular device company acquired by a wholly owned subsidiary of Covidien Group S.a.r.l in July 2010. From August 2007 to January 2010, Mr. Mowry served as Senior Vice President of Worldwide Operations of ev3. Prior to this position, Mr. Mowry was Vice President of Operations for ev3 Neurovascular from November 2006 to October 2007. Before joining ev3, Mr. Mowry served as Vice President of Operations and Logistics at the Zimmer Spine division of Zimmer Holdings Inc., a reconstructive and spinal implants, trauma and related orthopaedic surgical products company, from February 2002 to November 2006. Prior to Zimmer, Mr. Mowry was the President and Chief Operating Officer of HeartStent Corp., a medical device company. Mr. Mowry is a graduate of the United States Military Academy in West Point, New York with a degree in Engineering and Mathematics. Mr. Mowry’s substantial experience as an executive in medical device companies and his understanding of our business and industry have led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

Shawn T McCormick joined us in September 2012 as Chief Financial Officer. He has over 20 years of experience in the medical device industry. Prior to joining us, he served as Chief Operating Officer of Lutonix, Inc., a medical device company acquired by C. R. Bard, Inc. in December 2011, from April 2011 to February 2012. From January 2009 to July 2010, Mr. McCormick served as Senior Vice President and Chief Financial Officer of ev3 Inc., a global medical device company acquired by Covidien plc in July 2010. Prior to joining ev3, Mr. McCormick served as Vice President, Corporate Development at Medtronic, Inc., a global medical device company, where he was responsible for leading Medtronic’s worldwide business development activities and previously had served in key corporate and divisional financial leadership roles within the Medtronic organization. Mr. McCormick joined Medtronic in July 1992 and held various finance and leadership positions during his tenure. From July 2007 to May 2008, he served as Vice President, Corporate Technology and New Ventures of Medtronic. From July 2002 to July 2007, he was Vice President, Finance for Medtronic’s Spinal, Biologics

and Navigation business. Prior to that, Mr. McCormick held various other positions with Medtronic, including Corporate Development Director, Principal Corporate Development Associate, Manager, Financial Analysis, Senior Financial Analyst and Senior Auditor. Prior to joining Medtronic, he spent almost four years with the public accounting firm KPMG Peat Marwick. Mr. McCormick earned his Master of Business Administration from the University of Minnesota’s Carlson School of Management and his Bachelor of Science in Accounting from Arizona State University. He is a Certified Public Accountant.

Stéphan Epinette joined us in December 2008 and leads our international commercial operations (primarily Europe, Asia Pacific and Latin America) and large joints business as Vice President of International Commercial Operations. Mr. Epinette has over 19 years of experience in the orthopaedic medical device industry. Prior to joining us, he served in various leadership roles with Stryker Corporation, a medical device and equipment company, in its MedSurg and Orthopaedic divisions in France, the United States and Switzerland from 1993 to December 2008, including as Business Unit Director France from 2005 to 2008. His past functions at Stryker Corporation also included Marketing Director MedSurg EMEA, Assistant to the EMEA President and Director of Business Development & Market Intelligence EMEA. Mr. Epinette earned a Master’s Degree in Health Economics from Sciences Politiques, Paris, a Master’s Degree in International Business from Paris University XII and a Bachelor of Arts from EBMS Barcelona. He also attended the INSEAD executive course in Finance and in Marketing.

Kevin M. Klemz joined us in September 2010 as Vice President, Chief Legal Officer and Secretary. Prior to joining us, Mr. Klemz served as Senior Vice President, Secretary and Chief Legal Officer at ev3 Inc. from August 2007 to August 2010, and as Vice President, Secretary and Chief Legal Officer at ev3 Inc. from January 2007 to August 2007. Prior to joining ev3 Inc., Mr. Klemz was a partner in the law firm Oppenheimer Wolff & Donnelly LLP, where he was a corporate lawyer for approximately 20 years. Mr. Klemz has a Bachelor of Arts in Business Administration from Hamline University and a Juris Doctor from William Mitchell College of Law.

Gregory Morrison joined us in December 2010 as Global Vice President, Human Resources. Prior to joining us, Mr. Morrison served as Senior Vice President, Human Resources at ev3 Inc. from August 2007 to December 2010, and as Vice President, Human Resources from May 2002 to August 2007. Prior to joining ev3 Inc., Mr. Morrison served as Vice President of Organizational Effectiveness for Thomson Legal & Regulatory from March 1999 to February 2002 and Vice President of Global Human Resources for Schneider Worldwide, which was acquired by Boston Scientific Corporation, from 1988 to March 1999. Mr. Morrison has a Bachelor of Arts in English and Communications from North Adams State College and a Master of Arts in Corporate Communications from Fairfield University.

Terry M. Rich joined us in March 2012 as Senior Vice President, U.S. Commercial Operations. Prior to joining us, Mr. Rich served as Senior Vice President of Sales – West of NuVasive, Inc., a medical device company focused on developing minimally disruptive surgical products and procedures for the spine. Prior to such position, Mr. Rich served as Area Vice President, Sales Director and Area Business Manager of NuVasive, Inc. from December 2005. Prior to joining NuVasive, Mr. Rich served as Partner/Area Sales Manager of Bay Area Spine of DePuy Spine, Inc., a spine company and subsidiary of Johnson & Johnson, from July 2004 to December 2005. Mr. Rich has a Bachelor of Labor Relations from Rutgers College, Rutgers University.

Sean D. Carney is one of our directors and has served as a director since July 2006. Mr. Carney serves as our Chairman. Mr. Carney was appointed as a director in connection with the securityholders’ agreement that we entered into with certain holders of our securities. Mr. Carney became Chairman of our board of directors in May 2010. For more information regarding the securityholders’ agreement, please refer to the discussion below under “—Board Structure and Composition.” Since 1996, Mr. Carney has been employed by Warburg Pincus LLC and has served as a Member and Managing Director of Warburg Pincus LLC and General Partner of Warburg Pincus & Co. since January 2001. Warburg Pincus LLC and Warburg Pincus & Co. are part of the Warburg Pincus entities collectively referred to elsewhere in this proxy statement as Warburg Pincus, a principal stockholder that owns approximately 43.6% of our outstanding ordinary shares as of May 1, 2013. Mr. Carney formerly served on the board of directors of Arch Capital Group Ltd., a publicly held company. He is also a member of the board of directors of Bausch & Lomb Incorporated and several other private companies. During the past five years, Mr. Carney previously served on the board of directors of DexCom, Inc., a publicly held medical device company. Mr. Carney received a Master of Business Administration from Harvard Business School and a Bachelor of Arts from Harvard College. Mr. Carney’s substantial experience as an investor and director in medical device companies and his experience evaluating financial results have led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

Kevin C. O’Boyle is one of our directors and has served as a director since June 2010. In November 2012, Mr. O’Boyle was appointed as Interim Vice Chairman. From December 2010 to October 2011, Mr. O’Boyle served as Senior Vice President and Chief Financial Officer of Advanced BioHealing Inc., a medical device company which was acquired by Shire PLC in May 2011, and from June 2011 to May 2012, served as Senior Vice President of Business Operations. From January 2003 until December 2009, Mr. O’Boyle served as the Chief Financial Officer of NuVasive, Inc., a medical device company that completed its initial public offering in May 2004. Prior to that time, Mr. O’Boyle served in various positions during his six years with ChromaVision Medical Systems, Inc., a publicly held medical device company specializing in the oncology market, including as its Chief Financial Officer and Chief Operating Officer. Mr. O’Boyle also held various positions during his seven years with Albert Fisher North America, Inc., a publicly held international food company, including Chief Financial Officer and Senior Vice President of Operations. Mr. O’Boyle currently serves on the board of directors of GenMark Diagnostics, Inc., Zeltiq Aesthetics Inc., and Durata Therapeutics, Inc., all publicly traded companies. Mr. O’Boyle received a Bachelor of Science in Accounting from the Rochester Institute of Technology and successfully completed the Executive Management Program at the University of California Los Angeles, John E. Anderson Graduate Business School. Mr. O’Boyle’s executive experience in the healthcare industry, his experience with companies during their transition from being privately held to publicly reporting and his financial and accounting expertise have led our board of directors to the conclusion that Mr. O’Boyle should serve as a director and on our audit committee at this time in light of our business and structure.

Richard B. Emmitt is one of our directors and has served as a director since July 2006. Mr. Emmitt was appointed as a director in connection with the securityholders’ agreement that we entered into with certain holders of our securities. For more information regarding the securityholders’ agreement, please refer to the discussion below under “—Board Structure and Composition.” Mr. Emmitt served as a General Partner of The Vertical Group L.P., an investment management and venture capital firm focused on the medical device and biotechnology industries, from its inception in 1989 through December 2007. Commencing in January 2008, Mr. Emmitt has been a Member and Manager of The Vertical Group G.P., LLC, which controls The Vertical Group L.P. Mr. Emmitt currently serves on the board of directors of several privately held companies. During the past five years, Mr. Emmitt previously served on the board of directors of ev3 Inc. and American Medical Systems Holdings, Inc. Mr. Emmitt holds a Master of Business Administration from the Rutgers School of Business and a Bachelor of Arts from Bucknell University. Mr. Emmitt’s substantial experience as an investor and board member of numerous medical device companies ranging from development stage private companies to public companies with substantial revenues has led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

Alain Tornier is one of our directors and has served as a director since May 1976. Mr. Tornier assumed a leadership role in our predecessor entity in 1976, following the death of his father, René Tornier, our founder. Mr. Tornier later served as our President and Chief Executive Officer until our acquisition by an investor group in September 2006, when he retired. Mr. Tornier holds a Master of Sciences degree from Grenoble University. Mr. Tornier’s significant experience in the global orthopaedics industry and deep understanding of our company’s history and operations have led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

Richard F. Wallman is one of our directors and has served as a director since December 2008. From 1995 through his retirement in 2003, Mr. Wallman served as the Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc., a diversified technology company (prior to its merger with Honeywell International, Inc.). Prior to joining AlliedSignal, Inc. as Chief Financial Officer, Mr. Wallman served as Controller of International Business Machines Corporation. In addition to serving as one of our directors, Mr. Wallman is also a member of the board of directors of Charles River Laboratories International, Inc., Convergys Corporation, Dana Holding Corporation and Roper Industries, Inc., all publicly held companies. During the past five years, Mr. Wallman previously served on the board of directors of Ariba, Inc., as well as auto suppliers Lear Corporation and Hayes Lemmerz International, Inc., all publicly held companies. Mr. Wallman holds a Master of Business Administration from the University of Chicago Booth School of Business with concentrations in finance and accounting and a Bachelor of Science in Electrical Engineering from Vanderbilt University. Mr. Wallman’s prior public company experience, including as Chief Financial Officer of Honeywell, and his financial experience and expertise, as well as his experience as a director of several other public reporting companies, have led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

Elizabeth H. Weatherman is one of our directors and has served as a director since July 2006. Ms. Weatherman was appointed as a director in connection with the securityholders’ agreement that we entered into with certain holders of our securities. For more information regarding the securityholders’ agreement, please refer to the discussion below under “—Board Structure and Composition.” Ms. Weatherman is a General Partner of Warburg Pincus & Co., a Managing Director of Warburg Pincus LLC and a member of the firm’s Executive Management Group. Ms. Weatherman joined Warburg Pincus in 1988 and is currently responsible for the firm’s U.S. healthcare investment activities. Warburg Pincus LLC and Warburg Pincus & Co. are part of the Warburg Pincus entities collectively referred to elsewhere in this proxy statement as Warburg Pincus, a principal stockholder that owns approximately 43.6% of our outstanding ordinary shares as of May 1, 2013. Ms. Weatherman currently serves on the board of directors of Bausch & Lomb Incorporated and several other privately held companies. During the past five years, Ms. Weatherman previously served on the board of directors of ev3 Inc. and Kyphon, Inc. Ms. Weatherman earned a Master of Business Administration from the Stanford Graduate School of Business and a Bachelor of Arts from Mount Holyoke College. Ms. Weatherman’s extensive experience as a director of public companies in the medical device industry has led our board of directors to the conclusion that she should serve as a director at this time in light of our business and structure.

Board Structure and Composition

We have a one-tier board structure. Our articles of association provide that the number of members of our board of directors will be determined by our board of directors, provided that our board of directors shall be comprised of at least one executive director and two non-executive directors. Our board of directors currently consists of six directors, all of whom are non-executive directors. As a result of the resignation of Douglas W. Kohrs, our former President, Chief Executive Officer and Executive Director, in November 2012, the executive director position is currently vacant. Under applicable Dutch law, this vacancy can only be filled by a resolution of the general meeting of shareholders from a binding nomination drawn up by the board of directors. In November 2012, upon the resignation of Mr. Kohrs, the board of directors delegated to our President and Chief Executive Officer, David H. Mowry, the duties and responsibilities of our executive director. In April 2013, our board of directors, upon a recommendation of our nominating, corporate governance and compliance committee, made a binding nomination of Mr. Mowry to fill the open vacant executive director position. See Proposal 1 – Election of Directors.

All of our non-executive directors, except Mr. Tornier, are “independent directors” under the Listing Rules of the NASDAQ Stock Market. Therefore, five of our current six directors are independent directors. Independence requirements for service on our audit committee are discussed below under “—Board Committees—Audit Committee.” Mr. Wallman and Mr. O’Boyle are independent under the independence definition in the Dutch Corporate Governance Code. Because we currently comply with the NASDAQ corporate governance requirements, the Dutch Corporate Governance Code requirement that a majority of our directors be independent within the meaning of the Dutch Corporate Governance Code does not apply provided we explain such deviation in our annual report.

Our board of directors and shareholders have approved that our board of directors be divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year’s annual general meeting of shareholders. Mr. Wallman and Mr. O’Boyle are in the class of directors whose term expires at the 2013 annual general meeting of our shareholders and it is proposed that Mr. Mowry also be in the class of directors whose term expires at the 2013 annual general meeting of our shareholders. See Proposal 1 – Election of Directors. Mr. Tornier and Ms. Weatherman are in the class of directors whose term expires at the 2014 annual general meeting of our shareholders. Mr. Carney and Mr. Emmitt are in the class of directors whose term expires at the 2015 annual general meeting of our shareholders. At each annual general meeting of our shareholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their respective successors are elected and qualified.

The general meeting of shareholders appoints the members of our board of directors, subject to a binding nomination of the board of directors in accordance with the relevant provisions of the Dutch Civil Code. Our board of directors will make the binding nomination based on a recommendation of our nominating, corporate governance and compliance committee. A nominee is deemed appointed unless the general meeting of shareholders opposes the use of the binding nomination procedure by a resolution passed with the affirmative vote of at least two-thirds majority of the votes cast, which votes also represent more than 50% of our issued share capital. In such case, a new meeting is called to fill the vacancies for which the binding nominations were initially made. Nominees for appointment are presented by the board of directors. These nominations are not binding. The resolution for appointment in such meeting shall require the affirmative vote of at least two-thirds majority of the votes cast representing more than 50% of our issued share capital.

If our board of directors fails to use its right to submit a binding nomination, the general meeting of shareholders may appoint members of our board of directors with a resolution passed with the affirmative vote of at least a two-thirds majority of the votes cast, representing more than 50% of our issued share capital. A resolution of the general meeting of shareholders to suspend a member of our board of directors requires the affirmative vote of an absolute majority of the votes cast. A resolution of the general meeting of shareholders to suspend or dismiss members of our board of directors, other than pursuant to a proposal by our board of directors, requires a majority of at least two-thirds of the votes cast, representing more than 50% of our issued share capital.

Pursuant to the securityholders’ agreement, dated July 18, 2006, by and among Tornier N.V., formerly known as TMG B.V., TMG Holdings Coöperatief V.A., Vertical Fund I, L.P., Vertical Fund II, L.P., KCH Stockholm AB, Mr. Tornier, WP Bermuda and certain other shareholders at the time, and by subsequent joinder agreements, additional shareholders, which agreement was amended on August 27, 2010, TMG has the right to designate three directors to be nominated to our board of directors for so long as TMG beneficially owns at least 25% of our outstanding ordinary shares, two directors for so long as TMG beneficially owns at least 10% but less than 25% of our outstanding ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of our outstanding ordinary shares, and we have agreed to use our reasonable best efforts to cause the TMG designees to be elected. As of May 1, 2013, TMG beneficially owned 43.6% of our outstanding ordinary shares.

Under our articles of association, our internal rules for the board of directors and Dutch law, the members of the board of directors are collectively responsible for the management, general and financial affairs and policy and strategy of our company. Our executive director historically has been our Chief Executive Officer, who is primarily responsible for managing our day-to-day affairs as well as other responsibilities that have been delegated to the executive director in accordance with our articles of association and our internal rules for the board of directors. In November 2012, upon the resignation of our former President and Chief Executive Officer, the board of directors delegated to our President and Chief Executive Officer, Mr. Mowry, the duties and responsibilities of our executive director. In April 2013, our board of directors, upon a recommendation of our nominating, corporate governance and compliance committee, made a binding nomination of Mr. Mowry to fill the open vacant executive director position. See Proposal 1 – Election of Directors. Our non-executive directors supervise our Chief Executive Officer and our general affairs and provide general advice to our Chief Executive Officer. In performing their duties, our non-executive directors are guided by the interests of our company and shall, within the boundaries set by relevant Dutch law, take into account the relevant interests of our stakeholders. The internal affairs of the board of directors are governed by our internal rules for the board of directors, a copy of which is available on the Investor Relations—Corporate Governance section of our corporate website at www.tornier.com.

Mr. Carney serves as Chairman and Mr. O’Boyle serves as Interim Vice Chairman. The duties and responsibilities of the Chairman include, among others: determining the agenda and chairing the meetings of the board of directors, managing the board of directors to ensure that it operates effectively, ensuring that the members of the board of directors receive accurate, timely and clear information, encouraging active engagement by all the members of the board of directors, promoting effective relationships and open communication between non-executive directors and the executive director and monitoring effective implementation of board of directors decisions. The duties and responsibilities of the Interim Vice Chairman include, among others, serving as liaison between our President and Chief Executive Officer and the non-executive directors, coordinating a board evaluation of the performance of the President and Chief Executive Officer, coordinating feedback among the non-executive directors and the President and Chief Executive Officer, and in the absence of the Chairman, performing the duties and responsibilities of the Chairman. The duties of the Interim Vice Chairman also included leading, together with the nominating, corporate governance and compliance committee, the search process for a non-interim President and Chief Executive Officer and coordinating such process with the other members of the nominating, corporate governance and compliance committee.

All regular meetings of our board of directors are scheduled to be held in the Netherlands. Each director has the right to cast one vote and may be represented at a meeting of our board of directors by a fellow director. Our board of directors may pass resolutions only if a majority of the directors is present at the meeting and all resolutions must be passed by a majority of the directors present or represented. However, as required by Dutch law, our articles of association provide that when one or more members of our board of directors is absent or prevented from acting, the remaining members of our board of directors will be entrusted with the management of our company. The intent of this provision is to satisfy certain requirements under Dutch law and provide that, in rare circumstances, when a director is incapacitated, severely ill or similarly absent or prevented from acting, the remaining members of our board of directors (or, in the event there are no such remaining members, a person appointed by our shareholders at a general meeting) will be entitled to act on behalf of our board of directors in the management of our company, notwithstanding the general requirement that otherwise requires a majority of our board of directors be present. In these limited circumstances, our articles of association permit our board of directors to pass resolutions even if a majority of the directors is not present at the meeting.

Subject to Dutch law and any director’s objection, resolutions may be passed in writing by a majority of the directors in office. Pursuant to the internal rules for our board of directors, a director may not participate in discussions or the decision-making process on a transaction or subject in relation to which he or she has a conflict of interest with us. Resolutions to enter into such transactions must be approved by a majority of our board of directors, excluding such interested director or directors.

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating, corporate governance and compliance committee, each of which has the responsibilities and composition described below. Our board of directors has adopted a written charter for each committee of our board of directors, which charters are available on the Investor Relations—Corporate Governance section of our website at www.tornier.com. Our board of directors from time to time may establish other committees.

Audit Committee

Our audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. The primary responsibilities of our audit committee include:

•

assisting our board of directors in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements insofar as they relate to our financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters, our independent auditor’s qualifications and independence and the performance of our internal audit function and independent auditors;

•

appointing, compensating, retaining and overseeing the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm;

•	providing a medium for consideration of matters relating to any audit issues;

•

establishing procedures for the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing and approving all related party transactions required to be disclosed under Item 404 of SEC Regulation S-K.

Our audit committee reviews and evaluates, at least annually, the performance of the committee and its members, including compliance of the committee with its charter. Our audit committee has the sole authority to select, retain, oversee and terminate its own special counsel, consultants and advisors and approve the fees and other retention terms of such counsel, consultants and advisors, as it deems appropriate.

Our audit committee consists of Mr. Wallman (Chair), Mr. Emmitt and Mr. O’Boyle. We believe that the composition of our audit committee complies with the applicable rules of the SEC and the NASDAQ Stock Market. Our board of directors has determined that each of Mr. Wallman, Mr. Emmitt and Mr. O’Boyle is an “audit committee financial expert,” as defined in the SEC rules, and satisfies the financial sophistication requirements of the NASDAQ Global Select Market. The board of directors also has determined that each of Mr. Wallman, Mr. Emmitt and Mr. O’Boyle meets the more stringent independence requirements of Rule 10A-3(b)(1) under the Exchange Act and the Listing Rules of the NASDAQ Stock Market, and each of Mr. Wallman and Mr. O’Boyle is independent under the Dutch Corporate Governance Code.

Compensation Committee

The primary responsibilities of our compensation committee, which are within the scope of the compensation policy adopted by the general meeting of our shareholders, include:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations;

•

making recommendations to our board of directors with respect to incentive compensation and equity-based plans that are subject to board and shareholder approval, administering or overseeing all of our incentive compensation and equity-based plans, and discharging any responsibilities imposed on the committee by any of these plans;

•

reviewing and discussing with management the “Compensation Discussion and Analysis” section and based on such discussions, recommending to our board of directors whether the “Compensation Discussion and Analysis” section should be included in our annual report on Form 10-K and this proxy statement;

•

approving, or recommending to our board of directors for approval, the compensation programs, and the payouts for all programs, applying to our non-executive directors, including reviewing the competitiveness of our non-executive director compensation programs and reviewing the terms to make sure they are consistent with our board of directors compensation policy adopted by the general meeting of our shareholders; and

•

reviewing and discussing with our Chief Executive Officer and reporting periodically to our board of directors plans for development and corporate succession plans for our executive officers and other key employees.

Our compensation committee reviews and evaluates, at least annually, the performance of the committee and its members, including compliance of the committee with its charter. Our compensation committee has the sole authority to select, retain, oversee and terminate its own special counsel, consultants and advisors and approve the fees and other retention terms of such counsel, consultants and advisors, as it deems appropriate.

Our compensation committee consists of Mr. Carney (Chair), Mr. Wallman and Ms. Weatherman. None of our executive officers has served as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our board of directors.

Our compensation committee has retained Mercer (US) Inc. to assist in the design and review of our executive and director compensation program. Additional information regarding the role of Mercer is found under “Executive Compensation—Compensation Discussion and Analysis—Determination of Compensation—Role of Consultant”. From time to time, the compensation committee also has engaged Mercer to perform other compensation consulting services, which in 2012 included a non-executive director compensation analysis. Mercer does not provide any services to our company other than those for which it has been retained by our compensation committee. Our compensation committee has assessed the independence of Mercer pursuant to SEC rules and NASDAQ listing rules and concluded that the work of Mercer did not raise any conflicts of interest.

For a narrative description of the processes and procedures for the consideration and determination of executive and director compensation, please refer to “Executive Compensation—Compensation Discussion and Analysis—Determination of Compensation” and “Director Compensation.”

Nominating, Corporate Governance and Compliance Committee

The primary responsibilities of our nominating, corporate governance and compliance committee include:

•	reviewing and making recommendations to our board of directors regarding the size and composition of our board of directors;

•	identifying, reviewing and recommending nominees for election as directors;

•	making recommendations to our board of directors regarding corporate governance matters and practices, including any revisions to our internal rules for our board of directors; and

•

overseeing our compliance efforts with respect to our legal, regulatory and quality systems requirements and ethical programs, including our code of business conduct and ethics, other than with respect to matters relating to our financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters, which are within the purview of the audit committee.

Our nominating, corporate governance and compliance committee reviews and evaluates, at least annually, the performance of the committee and its members, including compliance of the committee with its charter. Our nominating, corporate governance and compliance committee has the sole authority to select, retain, oversee and terminate its own special counsel, consultants and advisors and approve the fees and other retention terms of such counsel, consultants and advisors, as it deems appropriate.

Our nominating, corporate governance and compliance committee consists of Mr. Carney (Chair) and Mr. O’Boyle.

Our nominating, corporate governance and compliance committee considers all candidates recommended by our shareholders pursuant to those specific minimum qualifications that the nominating, corporate governance and compliance committee believes must be met by a recommended nominee for a position on our board of directors, which qualifications are described in the nominating, corporate governance and compliance committee’s charter, a copy of which is available on the Investor Relations—Corporate Governance section of our website www.tornier.com.

Consideration of Director Nominees

As mentioned above under the heading “—Board Committees—Nominating, Corporate Governance and Compliance Committee” our board of directors has delegated to the nominating, corporate governance and compliance committee the responsibility, among other things, to review and make recommendations to our board of directors regarding the size and composition of our board of directors and identify, review and recommend nominees for election as directors. The policy of our nominating, corporate governance and compliance committee with respect to nominees for election as directors submitted or recommended by our shareholders is to consider properly submitted recommendations for candidates to the board of directors from shareholders. In evaluating such recommendations, the nominating, corporate governance and compliance committee seeks to achieve a balance of experience, knowledge, integrity and capability on our board of directors and to address the membership criteria described below. Any shareholder recommendations for consideration by the nominating, corporate governance and compliance committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and our company within the last three years, at least three personal references, a statement of recommendation of the candidate from the shareholder, a description of the shares of our company beneficially owned by the shareholder, a description of all arrangements between the candidate and the recommending shareholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on our board of directors and a written indication to provide such other information as the nominating, corporate governance and compliance committee may reasonably request. There are no differences in the manner in which the nominating, corporate governance and compliance committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or otherwise. Shareholder recommendations to our board of directors should be sent to:

Kevin M. Klemz

Vice President, Chief Legal Officer and Secretary

Tornier N.V.

Fred. Roeskestraat 123

1076 EE Amsterdam

The Netherlands

Our nominating, corporate governance and compliance committee will evaluate and recommend candidates for membership on our board of directors consistent with criteria established by the committee. The nominating, corporate governance and compliance committee has not formally established any specific, minimum qualifications that must be met by each candidate for our board of directors or specific qualities or skills that are necessary for one or more of the members of our board of directors to possess. However, the nominating, corporate governance and compliance committee, when considering a potential candidate, will factor into its determination the following qualities of a candidate: (i) high personal and professional ethics, values and integrity; (ii) the education, skill and experience that our board of directors deems relevant and useful, including whether such attributes or background would contribute to the diversity of our board of directors as a whole; (iii) the ability and willingness to serve on any committees of our board of directors; and (iv) the ability and willingness to commit adequate time to the proper functioning of our board of directors and its committees.

While we do not have a stand-alone diversity policy, the nominating, corporate governance and compliance committee and our board of directors believe that the above-mentioned attributes provide our company with a diverse range of perspectives and judgment necessary to guide our strategies and monitor their execution. The nominating, corporate governance and compliance committee seeks nominees with a broad diversity of experience, expertise and backgrounds. The nominating, corporate governance and compliance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

Internal Rules for the Board of Directors

Our board of directors has adopted internal rules, which are similar to U.S. corporate bylaws or corporate governance guidelines. A copy of these internal rules can be found on the Investor Relations—Corporate Governance section of our website at www.tornier.com. Among the topics addressed in our internal rules for our board of directors are:

• Board responsibility	• Board meetings

• Board composition	• Board resolutions

• Chairman responsibilities	• Conflicts of interest

• Executive director responsibilities	• Board committees

• Non-executive director responsibilities	• Disclosure of information

• Ownership of securities	• Confidentiality

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics, which applies to all of our directors, officers and employees. Our code of business conduct and ethics is available on the Investor Relations – Corporate Governance section of our website at www.tornier.com. Any person may request a copy free of charge by writing to us at our offices, Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands. We intend to disclose on our website any amendment to, or waiver from, a provision of our code of business conduct and ethics that applies to directors and executive officers and that is required to be disclosed pursuant to the rules of the SEC and the NASDAQ Stock Market.

Code of Conduct on Insider Trading and Confidentiality

We have adopted a code of conduct on insider trading and confidentiality, which applies to all of our directors, officers and employees. Our code of conduct on insider trading and confidentiality prohibits our directors and officers from engaging in hedging transactions, such as short sales, transactions in publicly traded options, such as puts, calls and other derivatives, and pledging our shares in any significant respect.

Attendance at Board and Committee Meetings, and Annual General Meetings of Shareholders

The board of directors held six meetings during the fiscal year ended December 30, 2012. The audit committee, compensation committee and nominating, corporate governance and compliance committee held ten, five and four meetings, respectively, during the fiscal year ended December 30, 2012. During the last fiscal year, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our board of directors and (ii) the total number of meetings held by all committees of the board on which the director served.

Our formal policy regarding attendance by members of our board of directors at annual general meetings of shareholders is that due to the location of our annual general meeting of shareholders in the Netherlands, the residence of most of our directors in the United States and the fact that regular board meetings do not take place at or around the time of the annual general meetings of shareholders, directors are not required to attend annual general meetings of shareholders. None of our directors attended our annual general meeting of shareholders held in June 2012.

Shareholder Communications with the Board of Directors

We have not adopted a formal process for shareholder communications with our board of directors. Nevertheless, every effort has been made to ensure that the views of shareholders are heard by our board of directors or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. We believe our responsiveness to shareholder communications to our board of directors has been excellent and, to date, we have not considered it necessary to adopt a formal process. Nevertheless, our board of directors will continue to monitor whether it would be appropriate to adopt a formal process for shareholder communications with our board of directors.

Report of the Audit Committee of the Board of Directors

In executing its responsibilities, the audit committee has reviewed and discussed our audited consolidated financial statements with our management. The audit committee also has discussed with our independent registered public accounting firm the overall scope and plans for their audits of our company. Furthermore, the audit committee has discussed with our independent registered public accounting firm the matters required to be discussed by AU Section 380, Communication with Audit Committees. In addition, the audit committee has received written disclosures and a letter from our independent registered public accounting firm delineating all relationships between them and us, consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with them matters pertaining to their independence. The audit committee also considered whether the additional services unrelated to audit services performed by Ernst & Young LLP during the fiscal year ended December 30, 2012 were compatible with maintaining their independence in performing their audit services. In addition, the audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

Based upon the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended December 30, 2012 for filing with the SEC. The audit committee and our board of directors also have recommended the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2013.

Audit Committee

Richard F. Wallman, Chairman

Richard B. Emmitt

Kevin C. O’Boyle

Board of Directors Leadership Structure

Mr. Carney serves as chairman of our board of directors, Mr. O’Boyle serves as our interim vice chairman and Mr. Mowry serves as our president and chief executive officer and has been delegated by our board of directors all of the duties and responsibilities of an executive director.

Under our internal rules for our board of directors, the chairman may only be a non-executive director, and may not be involved, nor have been involved in the daily management of our company. The chairman’s general and specific responsibilities cover: (i) determining the agenda and chairing the meetings of our board of directors; (ii) ensuring that there is sufficient time for decision-making by our board of directors; (iii) ensuring the functioning of our board of directors and conducting shareholder meetings, including our annual general meetings of shareholders; (iv) managing our board of directors to ensure that it operates effectively; (v) ensuring that the members of our board of directors receive accurate, timely and clear information, in particular about our performance, to enable our board of directors to take sound decisions, monitor effectively and provide advice to promote the success of our company; (vi) encouraging active engagement by all the members of our board of directors; (vii) setting and approving our board of directors agenda to take full account of the issues and the concerns of all directors; (viii) promoting effective relationships and open communication, both inside and outside the boardroom, between non-executive directors and the executive directors; (ix) monitoring effective implementation of board of directors decisions; (x) ensuring clear structure for and the effective running of board committees together with and facilitated by our corporate secretary, maintaining effective communication with major shareholders so as to ensure our board of directors develops an understanding of their views; (xi) in conjunction with our corporate secretary, taking the lead in providing a properly constructed induction program for new directors that is comprehensive, formal and tailored; (xii) ensuring that the performance of individuals and of our board of directors as a whole and its committees is evaluated at least once a year; and (xiii) establishing a close relationship of trust with the executive directors, by providing support and advice while respecting executive responsibility.

The duties and responsibilities of our interim vice chairman include, among others, serving as liaison between our president and chief executive officer and the non-executive directors, coordinating a board evaluation of the performance of the president and chief executive officer, coordinating feedback among the non-executive directors and the president and chief executive officer, and in the absence of the chairman, performing the duties and responsibilities of the chairman. The duties of the interim vice chairman also included leading, together with the nominating, corporate governance and compliance committee, the search process for a non-interim president and chief executive officer and coordinating such process with the other members of the nominating, corporate governance and compliance committee. We currently anticipate that the role of interim vice chairman will be temporary and likely eliminated during 2013.

Under our internal rules for our board of directors, the executive director shall have responsibility within our board of directors for: (i) day-to-day management of our company comprising all decisions in the ordinary course of business of our company; and, within the strategic and financial objectives and boundaries as included in the strategy and business plans approved by the bard of directors; (ii) strategic management of our company including developing strategy and business plans for our company, including the financial projections and the budget, and proposing these plans to our board of directors and implementing them after approval of our board of directors; (iii) maintaining appropriate accounting, financial and other controls for our company; (iv) establishing and maintaining internal procedures, which ensure that all major financial information is known to the entire board of directors, so that the timeliness, completeness and correctness of the external financial reporting are assured; (v) adopting company policies in respect of corporate conduct, including compliance with applicable laws and regulations; (vi) reviewing the process of the provision of appropriate financial and operational information to our board of directors, and to (public) authorities or other relevant bodies; (vii) preparing and monitoring implementation of succession plans regarding the management of our company; (viii) evaluating the overall effectiveness of our company; and (ix) such other matters as may be specifically delegated to the executive director by our board of directors. In November 2012, upon the resignation of our former president and chief executive officer, the board of directors delegated to our president and chief executive officer, Mr. Mowry, the duties and responsibilities of our executive director. In April 2013, our board of directors, upon a recommendation of our nominating, corporate governance and compliance committee, made a binding nomination of Mr. Mowry to fill the open vacant executive director position. See Proposal 1 – Election of Directors.

We currently believe this leadership structure is in the best interests of our company and our shareholders and strikes the appropriate balance between the president and chief executive officer’s responsibility for the strategic direction, day-to day-leadership and performance of our company and the chairman’s responsibility to guide overall strategic direction of our company and provide oversight of our company’s corporate governance and guidance to our president and chief executive officer and to set the agenda for and preside over board meetings. We recognize that different leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe that we are well-served by this leadership structure.

Risk Oversight

Risk is inherent with every business. We face a number of risks, including regulatory, compliance, legal, competitive, financial (accounting, credit, interest rate, liquidity and tax), operational, political, strategic and reputational risk. Management is responsible for the day to day management of risks faced by our company, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors ensures that the risk management processes designed and implemented by management are adequate and functioning as designed. The board of directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to our company. David H. Mowry, our President and Chief Executive Officer, has been nominated by our board of directors to serve as executive director, regularly attends meetings of our board of directors and discusses with the board the strategies and risks facing our company.

The board’s standing committees oversee risks associated with their respective principal areas of focus. The audit committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, on our processes for the management of business and financial risk, and for compliance with significant applicable legal, ethical and regulatory requirements as they relate to our financial statements and financial reporting obligations. The audit committee, along with management, is also responsible for developing and participating in a process for review of important financial and operating topics that present potential significant risk to our company. The compensation committee is responsible for overseeing risks and exposures associated with our compensation programs and arrangements, including our executive and director compensation programs and arrangements, and management succession planning. The nominating, corporate governance and compliance committee oversees risks relating to our compliance efforts with respect to legal and regulatory requirements and relevant company policies and procedures, including our Code of Business Conduct and Ethics, our Code of Conduct on Interactions with U.S. Customers, our Code of Conduct on Insider Trading and Confidentiality and other aspects of our corporate compliance program and risks related to our corporate governance matters and policies and director succession planning.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions that have occurred since the beginning of our last fiscal year, or any currently proposed transactions, to which we were a participant and in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

a related person (including any director, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family) had or will have a direct or indirect material interest.

We refer to these transactions as “related party transactions.” As provided in our audit committee charter, all related party transactions are to be reviewed and pre-approved by our audit committee. In determining whether to approve a related party transaction, our audit committee generally will evaluate the transaction in terms of (i) the benefits to us; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms and conditions of the transaction; and (v) the terms available to unrelated third parties or to employees generally. Our audit committee will then document its findings and conclusions in written minutes. In the event a transaction relates to a member of our audit committee, that member will not participate in the audit committee’s deliberations.

The following persons and entities that participated in the transactions described in this section were related persons at the time of the transaction:

Alain Tornier and Related Entities. Mr. Tornier is a member of our board of directors. Mr. Tornier wholly owns KCH Stockholm AB, which wholly owns KCH Oslo AS, formerly known as Karenslyst Årgang 2011 XXXVII AS, which holds more than 5% of our outstanding ordinary shares.

TMG Holdings Coöperatief U.A., Warburg Pincus (Bermuda) Private Equity IX, L.P., Sean D. Carney and Elizabeth H. Weatherman. TMG Holdings Coöperatief U.A., or TMG, holds more than 5% of our outstanding ordinary shares. Our directors, Mr. Carney and Ms. Weatherman, are Managing Directors of Warburg Pincus LLC, which manages TMG as well as its parent entities Warburg Pincus (Bermuda) Private Equity IX, L.P., or WP Bermuda, WP (Bermuda) IX PE One Ltd. and Warburg Pincus (Bermuda) Private Equity Ltd., or WPPE. Furthermore, Mr. Carney and Ms. Weatherman are Partners of Warburg Pincus & Co., the sole member of WPPE.

Vertical Fund I, L.P., Vertical Fund II, L.P. and Richard B. Emmitt. Mr. Emmitt, a member of our board of directors, is a Member and Manager of The Vertical Group, L.P., which is the sole general partner of each of Vertical Fund I, L.P. and Vertical Fund II, L.P. Mr. Emmitt is also a Member and Manager of The Vertical Group GP, LLC, which controls The Vertical Group, L.P.

On July 18, 2006, Tornier N.V., formerly known as TMG B.V., entered into a securityholders’ agreement with TMG, Vertical Fund I, L.P. and Vertical Fund II, L.P., KCH Stockholm AB, Mr. Tornier, WP Bermuda, and certain other shareholders at that time, and, by subsequent joinder agreements, additional shareholders, which agreement was amended on August 27, 2010. This agreement contained right of first refusal, tag-along and drag-along provisions, which terminated upon our initial public offering in February 2011. Under director nomination provisions of this agreement, TMG has the right to designate three directors to be nominated to our board of directors for so long as TMG beneficially owns at least 25% of our outstanding ordinary shares, two directors for so long as TMG beneficially owns at least 10% but less than 25% of our outstanding ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of our outstanding ordinary shares, and we agreed to use our reasonable best efforts to cause the TMG designees to be elected. This agreement terminates upon the written consent of all parties to the agreement.

We are party to a registration rights agreement with certain of our shareholders and officers, including TMG, Vertical Fund I, L.P., Vertical Fund II, L.P. and KCH Stockholm AB, whom we refer to as the holders. Pursuant to the registration rights agreement, we have agreed to (i) use our reasonable best efforts to effect up to three registered offerings of at least $10 million each upon a demand of TMG or its affiliates and one registered offering of at least $10 million upon a demand of The Vertical Group, (ii) use our reasonable best efforts to become eligible for use of Form S-3 for registration statements and once we become eligible TMG or its affiliates shall have the right to demand an unlimited number of registrations of at least $10 million each on Form S-3 and (iii) maintain the effectiveness of each such registration statement for a period of 120 days or until the distribution of the registrable securities pursuant to the registration statement is complete. Pursuant to the registration rights agreement, all holders also have incidental or “piggyback” registration rights with respect to any registrable shares, subject to certain volume and marketing restrictions imposed by the underwriters of the offering with respect to which the rights are exercised. Under the agreement, we have agreed to bear the expenses, including the fees and disbursements of one legal counsel for the holders, in connection with the registration of the registrable securities, except for any underwriting commissions relating to the sale of the registrable securities.

On May 15, 2013, we completed an underwritten public offering of our ordinary shares pursuant to which TMG, Vertical Fund I, L.P. and Vertical Fund II, L.P. participated and sold an aggregate of 2,875,000 ordinary shares in addition to the 5,175,000 shares sold by us at a per share price of $16.15.

On February 9, 2007, we signed an exclusive, worldwide license and supply agreement with Tepha for its poly-4-hydroxybutyrate polymer for a license fee of $110,000, plus an additional $750,000 as consideration for certain research and development. Tepha is further entitled to royalties of up to 5% of sales under these licenses. We amended this agreement in December 2011 to include certain additional rights and an option to license additional products. We paid less than $0.1 million of minimum royalty payments during 2012 to Tepha under the terms of this agreement. Additionally, we made payments of $0.1 million during 2012 related to the purchase of materials. Vertical Fund I, L.P. and Vertical Fund II, L.P. in the aggregate own approximately 20% of Tepha’s outstanding common and preferred stock. In addition, Mr. Emmitt serves on Tepha’s board of directors.

On January 22, 2008, we signed an agreement with BioSET to develop, commercialize and distribute products incorporating BioSET’s F2A synthetic growth factor technology in the field of orthopaedic and podiatric soft tissue repair. As amended on February 10, 2010, this agreement granted us an option to purchase an exclusive, worldwide license for such products in consideration for a payment of $1 million. We exercised this option on February 10, 2010. Upon U.S. Food and Drug Administration approval of certain products, an additional $2.5 million will become due. BioSET is entitled to royalties of up to 6% for sales of products under this agreement. We have not accrued or paid any royalties under the terms of this agreement. Vertical Fund I, L.P. and Vertical Fund II, L.P. in the aggregate own approximately 20% of BioSET’s outstanding capital stock.

On July 29, 2008, we formed a real estate holding company, SCI Calyx, together with Mr. Tornier. SCI Calyx is owned 51% by us and 49% by Mr. Tornier. SCI Calyx was initially capitalized by a contribution of capital of €10,000 funded 51% by us and 49% by Mr. Tornier. SCI Calyx then acquired a combined manufacturing and office facility in Montbonnot, France, for approximately $6.1 million. The manufacturing and office facility is used to support the manufacture of certain of our current products and house certain of our operations in Montbonnot, France. This real estate purchase was funded through mortgage borrowings of $4.1 million and $2.0 million cash borrowed from the two current shareholders of SCI Calyx. The $2.0 million cash borrowed from the SCI Calyx shareholders originally consisted of a $1.0 million note due to Mr. Tornier and a $1.0 million note due to Tornier SAS, which is our wholly owned French operating subsidiary. Both of the notes issued by SCI Calyx bear interest at the three-month Euro Libor rate plus 0.5% and have no stated term. During 2010, SCI Calyx borrowed approximately $1.4 million from Mr. Tornier in order to fund on-going leasehold improvements necessary to prepare the Montbonnot facility for its intended use. This cash was borrowed under the same terms as the original notes. As of December 30, 2012, SCI Calyx had related-party debt outstanding to Mr. Tornier of $2.2 million. The SCI Calyx entity is consolidated by us, and the related real estate and liabilities are included in our consolidated balance sheets. On September 3, 2008, Tornier SAS, our French operating subsidiary, entered into a lease agreement with SCI Calyx relating to these facilities. The agreement, which terminates in 2018, provides for an annual rent payment of €440,000, which has subsequently been increased and is currently €888,583 annually. As of December 30, 2012, future minimum payments under this lease were €4.4 million in the aggregate.

Since 2006, Tornier SAS has entered into various lease agreements with entities affiliated with Mr. Tornier or members of his family. On May 30, 2006, Tornier SAS entered into two lease agreements with Mr. Tornier and his sister, Colette Tornier, relating to our former facilities in Saint-Ismier, France. The agreements provided for annual rent payments of €104,393 and €28,500, respectively, which were increased to €121,731 and €33,233 annually, respectively. On June 26, 2012, Tornier SAS entered into an amendment to these lease agreements to terminate them effective as of September 30, 2012. No early termination payments were made by Tornier SAS pursuant to the terms of the amendment. During 2012, Tornier SAS paid an aggregate of €2.7 million to an entity affiliated with Mr. Tornier and his sister, Colette Tornier, as rent for Tornier’s former facility located in Saint-Ismier, France. On December 29, 2007, Tornier SAS entered into a lease agreement with Cymaise SCI, relating to our former facilities in Saint-Ismier, France. The agreement provides for a term through May 30, 2015 and an annual rent payment of €480,000, which was subsequently increased to €531,243 annually.

Cymaise SCI is wholly owned by Mr. Tornier and his sister, Colette Tornier. On December 29, 2007, Tornier SAS entered into a lease agreement with Animus SCI, relating to our facilities in Montbonnot Saint Martin, France. On August 18, 2012, the parties amended the lease agreement to extend the term until May 31, 2022 and reduce the annual rent. The amended agreement provides for an initial annual rent payment of €279,506 annually. Animus SCI is wholly owned by Mr. Tornier. On February 6, 2008, Tornier SAS entered into a lease agreement with Balux SCI, effective as of May 22, 2006, relating to our facilities in Montbonnot Saint Martin, France. On August 18, 2012, the parties amended the lease agreement to extend the term until May 31, 2022 and reduce the annual rent. The amended agreement provides for an initial annual rent payment of €252,545 annually. Balux SCI is wholly owned by Mr. Tornier and his sister, Colette Tornier. As of December 30, 2012, future minimum payments under all of these agreements were €279,506 in the aggregate.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth certain information concerning the beneficial ownership of our ordinary shares as of May 1, 2013, by:

•	each of our directors and named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of our ordinary shares.

The calculations in the table below assume that there are 42,417,879 ordinary shares outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, we have included ordinary shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right, the conversion of any other security and the issuance of ordinary shares upon the vesting of stock awards granted in the form of restricted stock units. The ordinary shares that a shareholder has the right to acquire within 60 days, however, are not included in the computation of the percentage ownership of any other person.

Unless otherwise indicated, the address for each of the individuals listed below is c/o Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands.

	Ordinary shares beneficially owned (1)
	Number	Percent
Directors and named executive officers:
David H. Mowry	31,324	*
Douglas W. Kohrs(2)	907,228	2.1%
Shawn T McCormick	3,662	*
Carmen L. Diersen(3)	145,867	*
Terry M. Rich	26,440	*
Stéphan Epinette	107,637	*
Kevin M. Klemz	70,462	*
Sean D. Carney(4)	18,506,862	43.6%
Richard B. Emmitt(5)	958,239	2.3%
Kevin C. O’Boyle	46,265	*
Alain Tornier(6)	3,495,467	8.2%
Richard F. Wallman	90,713	*
Elizabeth H. Weatherman(7)	18,502,381	43.6%
All directors and executive officers as a group (12 people)	23,412,058	54.7%
Principal shareholders:
Warburg Pincus Entities (TMG Holdings Coöperatief U.A.)(8)	18,491,809	43.6%
Alain Tornier and related entities(9)	3,495,467	8.2%

*	Represents beneficial ownership of less than 1% of our outstanding ordinary shares.
(1)	Includes for the persons listed below the following ordinary shares subject to options held by that person that are currently exercisable or become exercisable within 60 days of May 1, 2013 and ordinary shares issuable upon the vesting of stock awards granted in the form of restricted stock units within 60 days of May 1, 2013:

Name	Options	Stock awards in the form of restricted stock units
David H. Mowry	21,214	7,546
Douglas W. Kohrs	459,800	14,176
Shawn T McCormick	—	3,662

Name	Options	Stock awards in the form of restricted stock units
Carmen L. Diersen	125,524	2,480
Terry M. Rich	17,403	8,281
Stéphan Epinette	102,699	3,410
Kevin M. Klemz	65,940	3,422
Sean D. Carney	5,200	2,287
Richard B. Emmitt	5,200	1,580
Kevin C. O’Boyle	42,700	990
Alain Tornier	5,200	1,462
Richard F. Wallman	39,575	990
Elizabeth H. Weatherman	5,200	1,521
All directors and executive officers as a group (12 persons)	370,519	38,353

(2)	Mr. Kohrs resigned as our President, Chief Executive Officer and Executive Director effective as of November 12, 2012.
(3)	Ms. Diersen resigned as our Global Chief Financial Officer effective July 17, 2012.
(4)	Includes 18,491,809 ordinary shares held by affiliates of Warburg Pincus & Co. Mr. Carney is a Partner of Warburg Pincus & Co. and a Member and a Managing Director of Warburg Pincus LLC. All ordinary shares indicated as owned by Mr. Carney are included because of his affiliation with the Warburg Pincus Entities (as defined below). See footnote (9) below. Mr. Carney disclaims beneficial ownership of all securities that may be deemed to be beneficially owned by the Warburg Pincus Entities, except to the extent of any pecuniary interest therein. Mr. Carney’s address is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.
(5)	Includes: (i) 26,933 shares held in Mr. Emmitt’s IRA account, (ii) 262 shares held by Mr. Emmitt’s spouse, (iii) 206 shares held by an IRA account of Mr. Emmitt’s spouse, and (iv) 720,911 shares held by VFI, a Delaware limited partnership, and 162,358 shares held by VFII, a Delaware limited partnership. The Vertical Group, L.P., a Delaware limited partnership, is the sole general partner of each of VFI and VFII, and The Vertical Group GP, LLC controls The Vertical Group, L.P. Mr. Emmitt is a Member and Manager of The Vertical Group GP, LLC, which controls The Vertical Group, L.P. All ordinary shares indicated as owned by Mr. Emmitt are included because of his affiliation with The Vertical Group, L.P. Mr. Emmitt disclaims beneficial ownership of all securities that may be deemed to be beneficially owned by The Vertical Group, L.P., except to the extent of any indirect pecuniary interest therein. Mr. Emmitt’s address is c/o The Vertical Group, L.P., 25 DeForest Avenue, Summit, New Jersey 07901.
(6)	Includes 3,485,292 ordinary shares held by KCH Oslo AS. KCH Stockholm AB wholly owns KCH Oslo AS, and Mr. Tornier wholly owns KCH Stockholm AB. All ordinary shares indicated as owned by Mr. Tornier are included because of his affiliation with these entities.
(7)	Includes 18,491,809 ordinary shares held by affiliates of Warburg Pincus & Co. Ms. Weatherman is a Partner of Warburg Pincus & Co. and a Member and a Managing Director of Warburg Pincus LLC. All ordinary shares indicated as owned by Ms. Weatherman are included because of her affiliation with the Warburg Pincus Entities. See footnote (8) below. Ms. Weatherman disclaims beneficial ownership of all securities that may be deemed to be beneficially owned by the Warburg Pincus Entities, except to the extent of any pecuniary interest therein. Ms. Weatherman’s address is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.
(8)	Reflects ordinary shares held by TMG Holdings Coöperatief U.A., a Dutch coöperatief (TMG). TMG is wholly owned by Warburg Pincus (Bermuda) Private Equity IX, L.P., a Bermuda limited partnership (WP Bermuda IX), and WP (Bermuda) IX PE One Ltd., a Bermuda company (WPIX PE One). The general partner of WP Bermuda IX is Warburg Pincus (Bermuda) Private Equity Ltd., a Bermuda company (WP Bermuda Ltd.). WP Bermuda IX is managed by Warburg Pincus LLC, a New York limited liability company (WP LLC, and together with WP Bermuda IX, WPIX PE One and WP Bermuda Ltd., the Warburg Pincus Entities). Charles R. Kaye and Joseph P. Landy are the Managing General Partners of Warburg Pincus & Co., a New York general partnership (WP), and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus Entities. Each of the Warburg Pincus Entities, Mr. Kaye and Mr. Landy has shared voting and investment control of all of the ordinary shares referenced above. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, Mr. Kaye, Mr. Landy and the Warburg Pincus Entities may be deemed to be the beneficial owners of the ordinary shares held by TMG. Each of Mr. Kaye, Mr. Landy and the Warburg Pincus Entities disclaims beneficial ownership of the ordinary shares referenced above except to the extent of any pecuniary interest therein. The address of the Warburg Pincus entities is 450 Lexington Avenue, New York, New York 10017.

(9)	Includes 3,485,292 ordinary shares held by KCH Oslo AS and shares held directly by or issuable to Mr. Tornier upon the exercise of certain stock options and the vesting of certain stock awards as described in footnote (1). KCH Stockholm AB wholly owns KCH Oslo AS, and Mr. Tornier wholly owns KCH Stockholm AB. The address of KCH Oslo is c/o Knut Solvang, Postboks 345 Lysaker, N-1326 Lysaker, Norway.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and all persons who beneficially own more than 10% of our outstanding ordinary shares to file with the SEC initial reports of ownership and reports of changes in ownership of our ordinary shares. Directors, executive officers and greater than 10% beneficial owners also are required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based on review of the copies of such reports and amendments to such reports furnished to us with respect to the year ended December 30, 2012, and based on written representations by our directors and executive officers, all required Section 16 reports under the Exchange Act for our directors, executive officers and beneficial owners of greater than 10% of our ordinary shares were filed on a timely basis during the year ended December 30, 2012.

DIRECTOR COMPENSATION

Overview

Under the terms of our board of directors compensation policy, which was approved by the general meeting of our shareholders on August 26, 2010 and was amended on October 28, 2010, the compensation packages for our non-executive directors are determined by our board of directors, based upon recommendations by the compensation committee. In determining director compensation, we target such compensation in the market median range of our peer companies; although, we may deviate from the median if we determine necessary or appropriate on a case by case basis.

During 2012, our compensation committee engaged Mercer to review our non-executive director compensation program. In so doing, Mercer analyzed the outside director compensation levels and practices of our peer companies. Mercer used the same peer group of 15 peer companies as were used to gather compensation information for our executive officers at that time and are described in the “Compensation Discussion and Analysis” section of this proxy statement. Based on Mercer’s recommendations, our compensation committee recommended and our board of directors approved a non-executive director compensation policy, the terms of which are consistent with our shareholder-approved board of directors compensation policy. In November 2012, our compensation committee recommended and our board of directors approved a change to our non-executive director compensation policy to provide for compensation to our interim vice chairman, the terms of which also are consistent with our shareholder-approved board of directors compensation policy.

During 2013, our compensation committee again engaged Mercer to review our non-executive director compensation program. In so doing, Mercer analyzed the outside director compensation levels and practices of our peer companies used to gather compensation information for our executive officers. Based on Mercer’s recommendations, our compensation committee recommended and our board of directors approved at the end of April 2013 the following changes to our non-executive director compensation policy: (1) an increase in the cash premium paid to our audit committee chair from $10,000 to $15,000 per year; (2) an increase in the cash premium paid to our compensation committee chair from $5,000 to $10,000 per year; (3) a reduction in the vesting of initial and annual stock option and stock grants from three years to two years; and (4) a cash travel stipend of $2,000 for each board meeting attended in person that takes place in the Netherlands or other location outside the United States. All of these changes will be effective as of July 1, 2013.

Under the terms of the non-executive director compensation policy, compensation for our non-executive directors is comprised of both cash compensation and equity-based compensation. Our cash compensation is in the form of annual or other retainers for our non-executive directors, chairman of the board, interim vice chairman, committee chairs and committee members. Our equity-based compensation is in the form of initial and annual stock option and stock grants (in the form of restricted stock units). Each of these components is described in more detail below. We do not generally provide perquisites and other personal benefits to our non-executive directors.

Cash Compensation

The cash compensation component of our non-executive director compensation consists of gross annual fees, commonly referred to as annual cash retainers, paid to each non-executive director and additional annual cash retainers paid to the chairman and each board committee chair and member. The table below sets forth the annual cash retainers paid to each non-executive director and the additional annual cash retainers paid to the chairman and each board committee chair and member during 2012:

Description	Annual cash retainer ($)
Non-executive director	40,000
Chairman of the board premium	50,000
Audit committee chair premium	10,000
Compensation committee chair premium	5,000
Nominating and corporate governance committee chair premium	5,000
Audit committee member (including chair)	15,000
Compensation committee member (including chair)	10,000
Nominating and corporate governance committee member (including chair)	5,000

The annual cash retainers are paid on a quarterly basis in arrears within 30 days of the end of each calendar quarter. For example, the retainers for the first calendar quarter covering the period from January 1 through March 31 are paid within 30 days of March 31.

Our interim vice chairman received a cash retainer of $100,000, paid in two equal installments of $50,000 each.

Equity-Based Compensation

The equity-based compensation component of our non-executive director compensation consists of initial stock option and stock grants (in the form of restricted stock units) to new non-executive directors upon their first appointment or election to our board of directors and annual stock option and stock grants (in the form of restricted stock units) to all non-executive directors on the same date that annual grants of equity awards are made to our employees (or such other date if otherwise in accordance with all applicable, laws, rules and regulations).

Non-executive directors, upon their initial election to our board of directors and on an annual basis thereafter effective as of the same date that annual grants of equity awards are made to our employees (or such other date if otherwise in accordance with all applicable, laws, rules and regulations), receive $125,000, one-half of which is paid in stock options and the remaining one-half of which is paid in stock grants (in the form of restricted stock units). The number of ordinary shares underlying the stock options and stock grants is determined based on the 10-trading day average closing sale price of an ordinary share, as reported by the NASDAQ Global Select Market, and as determined one week prior to the date of anticipated corporate approval of the award. The stock options have a term of 10 years and a per share exercise price equal to 100% of the fair market value of an ordinary share on the grant date. The stock options and stock grants (in the form of restricted stock units) granted in August 2012 vest over a three-year period, with one-third of the underlying shares vesting on each of the one-year, two-year and three-year anniversaries of the grant date, in each case so long as the director is still a director as of such date. Future stock option and stock grants will vest over a two-year period, with one-half of the underlying shares vesting on each of the one-year and two-year anniversaries of the grant date.

Accordingly, on August 10, 2012, each of our non-executive directors received a stock option to purchase 6,448 ordinary shares at an exercise price of $18.04 per share and a stock grant in the form of a restricted stock unit representing 2,947 shares.

Election to Receive Equity-Based Compensation in Lieu of Cash Compensation

Our non-executive director compensation policy allows our non-executive directors to elect to receive a stock grant in lieu of 100% of their annual cash retainers payable for services to be rendered as a non-executive director, chairman and chair or member of any board committee. Each non-executive director who elects to receive a stock grant in lieu of such director’s annual cash retainers is granted a stock grant (in the form of a restricted stock unit) under our stock incentive plan for that number of ordinary shares as determined by dividing the aggregate dollar amount of all annual cash retainers anticipated to payable to such director for the period commencing on July 1 of each year to June 30 of the following year by the 10-trading day average closing sale price of our ordinary shares as reported by the NASDAQ Global Select Market and as determined one week prior to the date of anticipated corporate approval of the award. All of our non-executive directors elected to receive such a stock grant in lieu of their cash retainers for the period covering July 1, 2011 through June 30, 2012, and four of our non-executive directors elected to receive such a stock grant in lieu of their cash retainers for the period covering July 1, 2012 through June 30, 2013. Accordingly, effective as of August 12, 2011 all of our non-executive directors received a stock grant and effective as of August 10, 2012, four of our non-executive directors received a stock grant. These stock grants are described in more detail in note (1) to the Director Compensation Table below.

If a non-executive director who elected to receive a stock grant in lieu of such director’s annual cash retainers is no longer a director before such director’s interest in all of the shares underlying the stock grant have vested and become issuable, then such director will forfeit his or her rights to receive all of the shares underling such stock grant that have not vested and been issued as of the date such director’s status as a director so terminates. In such case, the non-executive director will receive in cash a pro rata portion of his or her annual cash retainers for the quarter in which the director’s status as a director terminates.

If a non-executive director who elected to receive a stock grant in lieu of such director’s annual cash retainers becomes entitled to receive an increased or additional annual cash retainer during the period from July 1 to June 30 of the next year, such director will receive such increased or additional annual cash retainer in cash until July 1 of the next year when the director may elect (on or prior to June 15 of the next year) to receive a stock grant in lieu of such director’s annual cash retainers.

If a non-executive director who elected to receive a stock grant in lieu of such director’s annual cash retainers experiences a change in the director’s membership on one or more board committees or chair positions prior to June 30 of the next year such that the director becomes entitled to receive annual cash retainers for the period from July 1 to June 30 of the next year aggregating an amount less than the aggregate amount used to calculate the director’s most recent stock grant received, the director will forfeit as of the effective date of such board committee or chair change his or her rights to receive a pro rata portion of the shares underlying such stock grant reflecting the decrease in the director’s aggregate annual cash retainers and the date on which such decrease occurred. In addition, the vesting of the stock grant will be revised appropriately to reflect any such change in the number of shares underlying the stock grant and the date on which such change occurred.

Summary of Cash and Other Compensation

The table below summarizes the compensation received by our non-executive directors for the year ended December 30, 2012. While Mr. Kohrs did not receive additional compensation for his former service as a director, a portion of his compensation was allocated to his service as a member of our board of directors. For more information regarding the allocation of Mr. Kohrs’s compensation, please refer to note (1) to the Summary Compensation Table.

DIRECTOR COMPENSATION—2012

Name	Fees earned or paid in cash(1) ($)	Stock awards(2)(3) ($)	Option awards(4)(5) ($)	All other compensation(6) ($)	Total ($)
Sean D. Carney	110,000	91,719	116,321	0	318,040
Richard B. Emmitt	50,000	70,684	116,321	0	237,005
Pascal E.R. Girin(7)	45,000	53,164	116,321	0	214,485
Kevin C. O’Boyle	55,000	53,164	116,321	0	224,485
Alain Tornier	40,000	67,187	116,321	0	223,508
Richard F. Wallman	65,000	53,164	116,321	0	234,485
Elizabeth H. Weatherman	45,000	68,945	116,321	0	230,266

(1)	Unless a director otherwise elects to convert all of his or her annual retainers into stock awards (in the form of restricted stock units), annual retainers are paid in cash on a quarterly basis in arrears within 30 days of the end of each calendar quarter. All of our non-executive directors elected to convert all of their annual retainers covering the period of service from July 1, 2011 to June 30, 2012 and four of our non-executive directors elected to convert their annual retainers covering the period of service from July 1, 2012 to June 30, 2013 into stock awards under our stock incentive plan. Accordingly, all of the non-executive directors were granted stock awards on August 12, 2011 and four of our non-executive directors were granted stock awards on August 10, 2012 for that number of ordinary shares as determined based on the following formula: (a) the aggregate dollar amount of all annual cash retainers that otherwise would have been payable to the non-executive director for services to be rendered as a non-executive director, chairman and chair or member of any board committee (based on such director’s board committee memberships and chair positions as of the grant date), divided by (b) the 10-trading day average closing sale price of an ordinary share, as reported by the NASDAQ Global Select Market, and as determined one week prior to the date of anticipated corporate approval of the award. Such stock awards vest and the underlying shares become issuable in four as nearly equal as possible quarterly installments, on September 30, December 31, March 31 and June 30, in each case so long as the non-executive director is a director of our company as of such date.

The table below sets forth: (a) the number of stock awards granted to each non-executive director on August 10, 2012; (b) the total amount of annual retainers converted by such director into stock awards; (c) of such total amount of annual retainers converted into stock awards, the amount attributed to the director’s service during 2012, which amount is included in the “Fees earned or paid in cash” column for each director; (d) the grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718; and (e) the incremental grant date fair value for the stock awards above and beyond the amount of annual retainers for 2012 service converted into stock awards computed in accordance with FASB ASC Topic 718.

Name	Total amount of retainers converted into stock awards ($)	Number of stock awards (#)	Amount of retainer converted into stock awards attributable to 2012 service ($)	Grant date fair value of stock awards ($)	Incremental grant date fair value of stock awards received during 2012 ($)
Mr. Carney	110,000	5,186	55,000	93,555	38,555
Mr. Emmitt	50,000	2,357	25,000	42,520	17,520
Mr. Tornier	40,000	1,886	20,000	34,023	14,023
Ms. Weatherman	45,000	2,122	22,500	38,281	15,781

The table below sets forth: (a) the number of stock awards granted to each non-executive director on August 12, 2011; (b) the total amount of annual retainers converted by such director into stock awards; (c) of such total amount of annual retainers converted into stock awards, the amount attributed to the director’s service during 2012, which is the amount shown in the “Fees earned or paid in cash” column for each director; (d) the grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718; and (e) the incremental grant date fair value for the stock awards above and beyond the amount of annual retainers for 2011 service converted into stock awards computed in accordance with FASB ASC Topic 718.

Name	Total amount of retainers converted into stock awards ($)	Number of stock awards (#)	Amount of retainer converted into stock awards attributable to 2012 service ($)	Grant date fair value of stock awards ($)	Incremental grant date fair value of stock awards received during 2011 ($)
Mr. Carney	110,000	3,940	55,000	93,023	38,023
Mr. Emmitt	50,000	1,791	25,000	42,286	17,286
Mr. Girin	43,333	1,552	21,667	33,810	12,143
Mr. O’Boyle	53,333	1,910	26,667	42,286	15,619
Mr. Tornier	40,000	1,432	20,000	33,810	13,810
Mr. Wallman	65,000	2,328	32,500	54,964	22,464
Ms. Weatherman	45,000	1,612	22,500	38,059	15,559

(2)	On August 10, 2012, each non-executive director received a stock award (in the form of a restricted stock unit) for 2,947 ordinary shares granted under our stock incentive plan. The stock award vests and the underlying shares become issuable in three annual installments, on the one-year, two-year and three-year anniversaries of the grant date, and in each case so long as the non-executive director is a director of our company as of such date. In addition, as describe above in note (1), certain non-executive directors elected to convert their annual retainers covering the period of service from July 1, 2012 to June 30, 2013 into stock awards under our stock incentive plan. The amount reported in the “Stock awards” column represents the aggregate grant date fair value for the August 10, 2012 stock awards granted to each director in 2012 and for those directors who elected to convert their annual retainers covering the period of service from July 1, 2012 to June 30, 2013, the incremental grant date fair value for the August 10, 2012 stock awards granted to each director in 2012 above and beyond the amount of annual retainers for 2012 service converted into stock awards, in each case as computed in accordance with FASB ASC Topic 718. The grant date fair value for stock awards is determined based on the closing sale price of our ordinary shares on the grant date.
(3)	The table below provides information regarding the number of unvested stock awards (all of which are in the form of restricted stock units) held by each of the non-executive directors at December 30, 2012 on a per grant basis and on an aggregate basis.

Name	05/12/11 grant date	08/10/12 grant date	08/10/12 grant date	Total number of underlying unvested shares
Mr. Carney	1,980	2,947	3,890	8,817
Mr. Emmitt	1,980	2,947	1,768	6,695
Mr. Girin	0	0	0	0
Mr. O’Boyle	1,980	2,947	0	4,927
Mr. Tornier	1,980	2,947	1,415	6,342
Mr. Wallman	1,980	2,947	0	4,927
Ms. Weatherman	1,980	2,947	1,592	6,519

(3)	On August 10, 2012, each non-executive director received a stock option to purchase 6,448 ordinary shares at an exercise price of $18.04 per share granted under our stock incentive plan. Such option expires on August 10, 2022 and vests with respect to one-third of the underlying ordinary shares on each of the following dates, so long as the individual remains a director of our company as of such date: August 10, 2013, August 10, 2014 and August 10, 2015. Amount reported in the “Option awards” column represents the aggregate grant date fair value for option awards granted to each non-executive director in 2012 computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on our Black-Scholes option pricing model. The grant date value per share for the option granted on August 10, 2012 was $8.27 and was determined using the following specific assumptions: risk free interest rate: 0.91%; expected life: 6.00 years; expected volatility: 47.96%; and expected dividend yield: 0.
(5)	The table below provides information regarding the aggregate number of options to purchase our ordinary shares outstanding at December 30, 2012 and held by each of our non-executive directors:

Name	Aggregate number of shares underlying options	Exercisable/ unexercisable	Range of exercise price(s) ($)	Range of expiration date(s)
Mr. Carney	14,248	2,600/11,648	18.04-25.20	05/12/2021-08/10/2022
Mr. Emmitt	14,248	2,600/11,648	18.04-25.20	05/12/2021-08/10/2022
Mr. Girin	2,600	2,600/0	25.20	02/02/2013
Mr. O’Boyle	64,248	33,850/30,398	18.04-25.20	06/03/2020-08/10/2022
Mr. Tornier	14,248	2,600/11,648	18.04-25.20	05/12/2021-08/10/2022
Mr. Wallman	48,623	36,975/11,648	16.98-25.20	12/08/2018-08/10/2022
Ms. Weatherman	14,248	2,600/11,648	18.04-25.20	05/12/2021-08/10/2022

(6)	We do not generally provide perquisites and other personal benefits to our non-executive directors. Any perquisites or personal benefits actually provided to any non-executive director were less than $10,000 in the aggregate
(7)	Mr. Girin resigned as a director on November 2, 2012 effective immediately.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, or CD&A, we describe the key principles and approaches we use to determine elements of compensation paid to, awarded to and earned by the following named executive officers, whose compensation is set forth in the Summary Compensation Table found later in this proxy statement:

•

David H. Mowry, who currently serves as our President and Chief Executive Officer, and during 2012 served as our Interim President and Chief Executive Officer and, prior to such position, Chief Operating Officer;

•	Douglas W. Kohrs, who served as our President, Chief Executive Officer and Executive Director until his resignation on November 12, 2012;

•	Shawn T McCormick, who joined Tornier in September 2012 and currently serves as our Chief Financial Officer;

•	Carmen L. Diersen, who served as our Global Chief Financial Officer until her resignation on July 17, 2012;

•	Terry M. Rich, who joined Tornier in March 2012 and currently serves as our Senior Vice President, U.S. Commercial Operations;

•	Stéphan Epinette, who currently serves as our Vice President, International Commercial Operations; and

•	Kevin M. Klemz, who currently serves as our Vice President, Chief Legal Officer and Secretary.

This CD&A should be read in conjunction with the accompanying compensation tables, corresponding notes and narrative discussion, as they provide additional information and context to our compensation disclosures.

Executive Summary

One of our key executive compensation objectives is to link pay to performance. We accomplish this objective primarily through the operation of our employee performance incentive compensation plan, which compensates our executive officers for achieving annual corporate financial performance goals and, in the case of some of our executive officers, divisional financial performance goals and individual performance goals.

In 2012, we experienced increased revenues compared to 2011 and believe we made strides in restructuring certain aspects of our business and realigning our management structure. Our acquisition of OrthoHelix Surgical Designs, Inc. in October 2012, in particular, was important in expanding our lower extremity product portfolio and positioning us for future revenue growth in our extremities products. However, our financial performance, as measured by certain key performance indicators for 2012 including revenue, gross margin as a percentage of revenue, EBITDA, revenue from new products and free cash flow, in each case as adjusted for certain items, such as effects from our OrthoHelix acquisition, was below our internal expectations set at the beginning of the year. As a result, there were no 2012 payouts for corporate and divisional financial performance goals under our performance incentive compensation plan for executive officers. There were, however, payouts for achievement of individual performance goals by our executive officers, generally ranging from 100% to 105% of target. However, we place primary emphasis on overall corporate and divisional performance goals rather than individual performance goals as evidenced by the fact that 80% to 90% of our executives’ 2012 payouts were determined based on the achievement of corporate and divisional performance goals and only 10% a 20% based on achievement of individual performance goals. Thus, the overall 2012 incentive plan payouts for our named executive officers ranged between only 10% and 22% of target. Since most of our executives’ pay is variable compensation tied to financial results or share price, and not fixed compensation, these low performance incentive compensation payouts resulted in actual total compensation for our executives substantially below our targeted range of 50th to 75th percentile of a group of similarly sized peer companies for 2012.

Key 2012 Compensation-Related Actions

During 2012, we took a number of actions that supported our executive compensation philosophy of ensuring that our executive pay program reinforces our corporate mission, vision and values and is reflective of our performance, market competitive to attract and retain key employees and aligned with the interests of our shareholders, including the following:

•	Our compensation committee reviewed and revised our formal compensation objectives and principles to guide executive pay decisions, which are described in more detail below.

•

Our compensation committee engaged an independent compensation consultant, Mercer (US) Inc., to provide executive pay advice to our compensation committee. During 2012, at the request of the compensation committee, Mercer recommended a peer group of companies, collected relevant market data from these companies to allow the compensation committee to compare elements of our pay program to those of our peers, provided information on executive pay trends and implications for our company and made other recommendations to our compensation committee regarding our executive compensation program.

•

Our board of directors, upon recommendation of our compensation committee, adopted long-term incentive grant guidelines for the grant of equity awards to our employees under the Tornier N.V. 2010 Incentive Plan.

•

Our board of directors, upon recommendation of our compensation committee, approved, and our shareholders approved at our 2012 annual general meeting of shareholders, an amendment to the Tornier N.V. 2010 Incentive Plan to increase the number of ordinary shares available for issuance under the plan by 2.7 million. The share increase was intended to provide a sufficient number of shares for at least a couple of years; and thus, we do not anticipate submitting another plan amendment to increase the number of shares available for issuance under the plan this year.

•

In November 2012, we promoted David H. Mowry to Interim President and Chief Executive Officer upon the resignation of Douglas W. Kohrs, our former President, Chief Executive Officer and Executive Director who resigned on November 12, 2012. In February 2013, we appointed Mr. Mowry President and Chief Executive Officer on a non-interim basis. In connection with Mr. Kohrs’s departure, we entered into a severance arrangement with Mr. Kohrs, which included a six-month transition consulting arrangement.

•

We hired a new Chief Financial Officer, Shawn T McCormick, who commenced employment with us on September 4, 2012, to replace Carmen L. Diersen, our former Global Chief Financial Officer, who resigned on July 17, 2012. In connection with her departure, we entered into a severance arrangement with Ms. Diersen, which included a one-year transition consulting arrangement. Mr. Kohrs served as our principal financial officer from July 17, 2012 until September 4, 2012.

•	We realigned and streamlined our executive management structure by reducing the number of direct reports to our President and Chief Executive Officer.

•

We honored the desire of a significant portion of our shareholders, who at our 2011 annual general meeting of shareholders supported a “say-on-pay” vote every three years, and accordingly, did not submit a “say-on-pay” proposal to our shareholders during 2012. At our 2011 annual general meeting of shareholders, over 99% of the votes cast by our shareholders were in favor of our “say-on-pay” proposal. Accordingly, our compensation committee generally believes that such results affirmed shareholder support of our approach to executive compensation and did not believe it was necessary to make, and therefore have not made, any significant changes to our executive pay program solely in response to that vote. We intend to submit a “say-on-pay” proposal to our shareholders again at our 2014 annual general meeting of shareholders.

Compensation Best Practices

We maintain certain best pay practices, which support our executive compensation objectives and principles, and benefit our shareholders. These practices include the following:

•

We tie compensation directly to financial performance. Our annual cash incentive plan pays out only if certain minimum threshold levels of financial performance are met, and even if maximum levels of performance are exceeded, our annual cash incentive plan payouts are capped at 150% of target.

•

A significant portion of our executives’ compensation is “performance-based” or “at risk.” For 2012, 71% and 62% of target total direct compensation was performance-based for our current and former CEOs, respectively, and at least 57% of target total direct compensation for our other named executive officers was performance-based, assuming grant date fair values for equity awards.

•

A significant portion of our executives’ compensation is “equity-based” and in the form of stock-based incentive awards, comprising of 48% and 44% of target total direct compensation for the executives who served as our CEO during 2012 and at least 39% of target total direct compensation for our other named executive officers in 2012, assuming grant date fair values for equity awards.

•

Value received under our long-term equity-based incentive awards is tied to four-year vesting and any value received by executives from stock option grants is contingent upon long-term stock price performance in that stock options have value only if the price of our ordinary shares exceeds the exercise price of the options.

•	Our stock incentive plan and related award agreements include a “clawback” mechanism if it is determined that our executives engaged in certain conduct adverse to the company’s interests.

•	We do not provide tax “gross up” payments under our employment agreements or in connection with any other compensation, benefits or perquisites provided to our executives.

•	We provide only limited modest perquisites to our executives.

Compensation Objectives and Principles

Our executive compensation policies, plans and programs seek to enhance our profitability, and thus shareholder value, by aligning the financial interests of our executives with those of our shareholders and by emphasizing pay for performance. Specifically, our executive compensation programs are designed to:

•	Attract and retain executives important to the success of our company and the creation of value for our shareholders.

•	Reinforce our corporate mission, vision and values.

•	Align the interests of our executives with the interests of our shareholders.

•

Reward our executives for progress toward our corporate mission and vision, the achievement of company performance objectives, the creation of shareholder value in the short- and long-term and their general contributions to the success of our company.

To achieve these objectives, our compensation committee makes compensation decisions based on the following principles:

•

Base salary and total compensation levels will generally be targeted within the range of the 50th to 75th percentile of a group of similarly sized peer companies. However, the competitiveness of any individual executive’s salary will be determined considering factors like the executive’s skills and capabilities, contributions as a member of the executive management team and contributions to our overall performance. Pay levels will also reflect the sufficiency of total compensation potential and structure to ensure the retention of an executive when considering the executive’s compensation potential that may be available elsewhere.

•	At least two-thirds of the CEO’s compensation and half of other executives’ compensation opportunity should be in the form of variable compensation that is tied to financial results or share price.

•

The portion of total compensation that is performance-based or at-risk should increase with an executives’ overall responsibilities, job level and compensation. However, compensation programs should not encourage excessive risk-taking by executives.

•	A primary emphasis should be placed on company performance as measured against goals approved by our compensation committee rather than on individual performance.

•	At least half of the CEO’s compensation and one-third of other executives’ compensation opportunity should be in the form of stock-based incentive awards.

Determination of Compensation

Role of Compensation Committee and Board. The responsibilities of our compensation committee include reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers, evaluating each executive’s performance in light of those goals and objectives and, either as a committee or together with the other directors, determining and approving each executive’s compensation, including performance-based compensation based on these evaluations (and, in the case of the executives, other than the CEO, the CEO’s evaluation of such executive’s individual performance). Consistent with our shareholder-approved board of directors compensation policy, the compensation package for our CEO is determined by the non-executive members of our board in accordance with such policy, based upon recommendations from the compensation committee.

In setting or recommending executive compensation for our named executive officers, the compensation committee considers the following primary factors:

•	each executive’s position within the company and the level of responsibility;

•	the ability of the executive to impact key business initiatives;

•	the executive’s individual experience and qualifications;

•	compensation paid to executives of comparable positions by companies similar to our company;

•	company performance, as compared to specific pre-established objectives;

•	individual performance, generally and as compared to specific pre-established objectives;

•	the executive’s current and historical compensation levels;

•	advancement potential and succession planning considerations;

•	an assessment of the risk that the executive would leave our company and the harm to our company’s business initiatives if the executive left;

•	the retention value of executive equity holdings, including outstanding stock options and stock awards;

•	the dilutive effect on our shareholders of long-term equity-based incentive awards; and

•	anticipated share-based compensation expense as determined under applicable accounting rules.

The compensation committee also considers the recommendations of our CEO with respect to executive compensation to be paid to other executives. The significance of any individual factor described above in setting executive compensation will vary from year to year and may vary among our executives. In making its final decision regarding the form and amount of compensation to be paid to our named executive officers (other than our CEO), our compensation committee considers and gives great weight to the recommendations of our CEO recognizing that due to his reporting and otherwise close relationship with each executive, the CEO often is in a better position than the compensation committee to evaluate the performance of each executive (other than himself). In making its final decision regarding the form and amount of compensation to be paid to our CEO, the compensation committee considers the results of the CEO’s self-review and his individual annual performance review by the compensation committee and the recommendations of our non-executive board members.

Role of Management. Three members of our executive team play a role in our executive compensation process and regularly attend meetings of our compensation committee – our CEO, Global Vice President, Human Resources and Vice President, Chief Legal Officer and Secretary. Our CEO assists our compensation committee primarily by making formal recommendations regarding the amount and type of compensation to be paid to our executives (other than himself). In making such recommendations, our CEO considers many of the same factors listed above that the compensation committee considers in setting executive compensation, including in particular the results of each executive’s annual performance review and the executive’s achievement of his or her individual management performance objectives established in connection with our annual cash incentive plan described below. Our Global Vice President, Human Resources assists our compensation committee primarily by gathering compensation related data regarding our executives and coordinating the exchange of such information and other executive compensation information among the members of our compensation committee, our compensation committee’s compensation consultant and management in anticipation of compensation committee meetings. Our Vice President, Chief Legal Officer and Secretary assists our compensation committee primarily by ensuring compliance with legal and regulatory requirements and educating the committee on executive compensation trends and best practices from a corporate governance perspective. Final deliberations and decisions regarding the compensation to be paid to each of our executives, however, are made by our board of directors or compensation committee without the presence of such executive.

Role of Consultant. Our compensation committee has retained the services of Mercer (US) Inc. to provide executive compensation advice. Mercer’s engagement by the compensation committee includes reviewing and advising on all significant aspects of executive compensation. This includes base salaries, short-term cash incentives and long-term equity incentives for our executive and other officers, and cash compensation and long-term equity incentives for our non-executive directors. At the request of the compensation committee, Mercer recommended a peer group of companies, collected relevant market data from these companies to allow the compensation committee to compare elements of our compensation program to those of our peers, provided information on executive compensation trends and implications for our company and made other recommendations to the compensation committee regarding certain aspects of our executive compensation program. Our management, principally our Global Vice President, Human Resources and the chair of our compensation committee, regularly consult with representatives of Mercer before compensation committee meetings. A representative of Mercer is invited on a regular basis to attend, and sometimes attends, meetings of our compensation committee. In making its final decision regarding the form and amount of compensation to be paid to our executives, our compensation committee considers the information gathered by and recommendations of Mercer. The compensation committee values especially Mercer’s benchmarking information and input regarding best practices and trends in executive compensation matters.

Use of Peer Group and Other Market Data. To help determine the appropriate levels of compensation for certain elements of our executive compensation program, our compensation committee reviews annually the compensation levels of our named executive officers and other executives against the compensation levels of comparable positions with companies similar to our company in terms of products, operations and revenues. The elements of our executive compensation program to which the compensation committee “benchmarks” or uses to base or justify a compensation decision or to structure a framework for compensating executives include base salary, short-term cash incentive opportunity and long-term equity incentives. With respect to other elements of our executive compensation program, such as perquisites, severance and change in control arrangements, our compensation committee benchmarks these elements on a periodic or as needed basis and in some cases uses peer group or market data more as a “market check” after determining the compensation on some other basis.

The compensation committee believes that compensation paid by peer group companies is more representative of the compensation required to attract, retain and motivate our executive talent than broader survey data. The compensation committee believes that the compensation paid by the peer companies which are in the same business, with similar products and operations, and with revenues in a range similar to ours generally provides more relevant comparisons.

In February 2012, Mercer worked with our compensation committee to identify a peer group and recommended and the committee approved a peer group of 15 companies. Companies in the peer group are public companies in the health care equipment and supplies business with products and operations similar to those of our company, and which had annual revenues generally within the range of one-half to two times our annual revenues. The peer group includes the following companies:

American Medical Systems Holdings, Inc.	Thoratec Corporation	Exactech, Inc.
Wright Medical Group, Inc.	Arthrocare Corporation	Cyberonics, Inc.
Volcano Corporation	Merit Medical Systems, Inc.	Alphatec Holdings, Inc.
Nuvasive, Inc.	ICU Medical, Inc.	Conceptus, Inc.
Zoll Medical Corporation	NxStage Medical, Inc.	RTI Biologics, Inc.

The table below sets forth revenue and market capitalization information regarding the peer group and Tornier’s position within the peer group as of September 2012:

	Annual revenue (in millions)	Market capitalization (in millions)
25th percentile	$217	$629
Median	333	863
75th percentile	437	996
Tornier	267	752
Percentile rank	31%	43%

In reviewing benchmarking data, our compensation committee recognizes that benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to aspects of our business and objectives that may be unique to our company. Nevertheless, our compensation committee believes that gathering this information is an important part of its compensation-related decision-making process. However, where a sufficient basis for comparison does not exist between the peer group or survey data and an executive, the compensation committee gives less weight to the peer group and survey data. For example, relative compensation benchmarking analysis does not consider individual specific performance or experience or other case-by-case factors that may be relevant in hiring or retaining a particular executive.

Market Positioning. In general, we target base salary and total compensation levels within the range of the 50th to 75th percentile of our peer group. However, the specific competitiveness of any individual executive’s pay will be determined considering factors like the executive’s skills and capabilities, contributions as a member of the executive management team and contributions to our overall performance. The committee will also consider the sufficiency of total compensation potential and the structure of pay plans to ensure the hiring or retention of an executive when considering the compensation potential that may be available elsewhere.

Executive Compensation Components

The principal elements of our executive compensation program for 2012 were:

•	base salary;

•	short-term cash incentive compensation;

•	long-term equity-based incentive compensation, in the form of stock options and stock awards; and

•

other compensation arrangements, such as benefits made generally available to our other employees, limited and modest executive benefits and perquisites, and severance and change in control arrangements.

In determining the form of compensation for our named executive officers, our compensation committee views these elements of our executive pay program as related but distinct. Our compensation committee does not believe that significant compensation derived by an executive from one element of our compensation program should necessarily result in a reduction in the amount of compensation the executive receives from other elements. At the same time, our compensation committee does not believe that minimal compensation derived from one element of compensation should necessarily result in an increase in the amount the executive should receive from one or more other elements of compensation.

Except as described below, our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, our compensation committee’s philosophy is to make a greater percentage of an executive’s compensation performance-based, and therefore at risk, as the executive’s position and responsibility increases given the influence more senior level executives generally have on company performance. Thus, individuals with greater roles and responsibilities associated with achieving our company’s objectives should bear a greater proportion of the risk that those goals are not achieved and should receive a greater proportion of the reward if objectives are met or surpassed. For example, this philosophy is illustrated by the higher cash incentive targets and equity-based awards of our CEO as compared to our other executives.

Base Salary

Overview. We provide a base salary for our named executive officers, which, unlike some of the other elements of our executive compensation program, is not subject to company or individual performance risk. We recognize the need for most executives to receive at least a portion of their total compensation in the form of a guaranteed base salary that is paid in cash regularly throughout the year. Base salary amounts are established under each executive’s employment agreement, and are subject to subsequent upward adjustments by our compensation committee, or in the case of any executive who is also a director, our board of directors, upon recommendation of our compensation committee.

Setting Initial Salaries for New Executives. We initially fix base salaries for our executives at a level we believe enables us to hire and retain them in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business objectives. During 2012, two of our named executive officers, Mr. McCormick and Mr. Rich, were hired. In establishing each of Mr. McCormick’s and Mr. Rich’s initial base salary at $350,000, our compensation committee considered the executive’s prior experience, success in serving in those positions, most recent base salary and other compensation at his prior employer, as well as the base salaries of our other executives and our compensation committee’s general knowledge of the competitive market. Market pay levels are based in part on the most recent Mercer executive compensation analysis performed for our compensation committee. Although Mr. McCormick’s base salary is slightly above the 75th percentile of our peer group and Mr. Rich’s base salary is slightly below the 75th percentile of our peer group for similarly titled executives, the compensation committee believed it was necessary to set their base salaries at such a level to attract them to the company.

Annual Salary Increases. We typically increase the base salaries of our named executive officers in the beginning of each year following the completion of our prior year individual performance reviews in an amount equal to an approximate cost of living adjustment. We do so to recognize annual increases in the cost of living and to ensure that our base salaries remain market competitive. We refer to our typical annual base salary increases as “merit increases.” In addition, we may make additional upward adjustments to a particular executive’s base salary to compensate an executive for assuming increased roles and responsibilities, to reward an executive for superior individual performance, to retain an executive at risk of recruitment by other companies, and/or to bring an executive’s base salary closer to the 50th to 75th percentile of companies in our peer group. Although merit increases were made to the base salaries of our named executive officers during 2012, no market adjustments were made to any of their base salaries.

The merit increases for our named executive officers who were executives at the time of the increase in February 2012 ranged from 2.5% to 3.5% over 2011 base salaries. 2012 base salaries (effective as of February 1, 2012), the percentage increases compared to 2011 base salaries, and the 2012 base salaries compared to the peer 50th percentile are provided in the table below for each of our named executive officers who were executives at the time of the merit increase:

Name	2012 base salary ($)	2012 base salary % increase compared to 2011	2012 base salary compared to peer group 50th percentile
David H. Mowry(1)	335,563	3.25%	13% below
Douglas W. Kohrs	518,490	2.89%	6% below
Carmen L. Diersen	342,286	2.50%	8% above
Stéphan Epinette(2)	286,866	3.50%	10% below
Kevin M. Klemz	286,441	3.25%	5% below

(1)	For purposes of the peer group comparison, Mr. Mowry’s base salary is compared to the base salaries of other chief operating officers since that was Mr. Mowry’s position at the time of his base salary increase in February 2012.
(2)	Mr. Epinette’s base salary is paid in Euros and was €220,666 for 2012. For purposes of the table and the peer group comparison, a rate of one Euro to $1.30 was used to convert Mr. Epinette’s base salary into U.S. dollars.

Whether an executive received a 2.5% to 3.5% merit increase was based primarily on the results of the executive’s performance review for 2011. In evaluating the performance of Mr. Kohrs and the amount of his 2012 merit increase, the compensation committee reviewed Mr. Kohrs’s self-review, discussed his performance and sought the input from the non-executive directors. In assessing the performance of Mr. Kohrs, the compensation committee evaluated primarily his ability to achieve his goals and objectives and lead the company.

Salary Increases in Connection with Promotions. We typically increase the base salaries of our named executive officers in connection with promotions to compensate them for their assumption of increased roles and responsibilities and to bring their base compensation closer to those of executives in comparable positions at similar companies. In connection with his promotion to Interim President and Chief Executive Officer in November 2012, Mr. Mowry received a base salary increase of $49,437. This increase was intended to compensate Mr. Mowry for his increased responsibilities and to bring his base salary closer to the 50th percentile for Chief Operating Officers in our peer group with the understanding that the amount of Mr. Mowry’s base salary would be revisited if he is appointed President and Chief Executive Officer on a non-interim basis. In February 2013, Mr. Mowry was appointed President and Chief Executive Officer on a non-interim basis and his base salary was increased to $450,000 to bring his base salary closer to the 50th percentile for CEOs in our peer group. Mr. Mowry’s base salary of $450,000 is still below the 25th percentile for CEOs in our peer group. The compensation committee believes this market positioning is appropriate in light of Mr. Mowry’s prior base salary and that this will be his first full year serving as President and Chief Executive Officer.

Short-Term Cash Incentive Compensation

Our short-term incentive compensation is paid as an annual cash bonus under our employee performance incentive compensation plan and, in the case of Mr. Epinette, also under our French incentive compensation scheme.

Employee Performance Incentive Compensation Plan. Annual cash bonuses under our employee performance incentive compensation plan are intended to compensate executives, as well as other employees, for achieving annual corporate goals and, in some cases, divisional financial goals, and, in most cases, individual performance goals. Target bonus amounts (80% of base salary for Mr. Kohrs, 75% for Mr. Rich and 50% of base salary for each of Mr. Mowry, Mr. McCormick and Ms. Diersen and 40% of base salary for Mr. Epinette and Mr. Klemz) were established under each named executive officer’s employment agreement at the time such agreements were entered into. The 2012 target bonus percentages for our named executive officers did not change from their 2011 levels, except in the case of Mr. Kohrs and Mr. Epinette. Mr. Kohrs’s target bonus percentage was increased from 60% to 80% to bring his target short-term incentive opportunity and target cash compensation closer to the 50th percentile since his target short-term incentive opportunity was below the 25th percentile and his target cash compensation was at the 25th percentile of our peer group before the increase. Mr. Epinette’s target bonus percentage was increased from 30% to 40% to bring his target short-term incentive opportunity and target cash compensation closer to the 50th percentile since both his target short-term incentive opportunity and target cash compensation was below the 25th percentile of our peer group before the increase. Based on an executive compensation analysis by Mercer in October 2012, the target bonus percentages for our named executive officers were either at or below the 50th percentile for executives with similar positions in our peer group, except in the case of Mr. Rich, whose target bonus percentage of 75% is closer to the 75th percentile. The compensation committee set Mr. Rich’s target bonus percentage at 75% to provide Mr. Rich a competitive compensation package to hire him from his then current employer. For 2013, the target bonus percentages for each of our named executive officers will remain the same, except that consistent with his new position as President and Chief Executive Officer, Mr. Mowry’s target bonus percentage was increased from 50% to 80%.

For 2012, payouts under our employee incentive compensation plan to our named executive officers were based upon achievement of corporate performance goals for all executives, divisional performance goals for two executives and individual performance goals for all executives, except our former President and Chief Executive Officer whose payout was to be based solely upon achievement of the corporate performance goals.

Named executive officer	Percentage based upon corporate performance goals	Percentage based upon divisional performance goals	Percentage based upon individual performance goals
David H. Mowry	90%	0%	10%
Douglas W. Kohrs	100%	0%	0%
Shawn T McCormick	90%	0%	10%
Carmen L. Diersen	90%	0%	10%
Terry Rich	20%	70%	10%
Stéphan Epinette	20%	70%	10%
Kevin M. Klemz	80%	0%	20%

Consistent with the design for the 2012 payout for our former President and Chief Executive Officer, the payout under our 2013 employee performance incentive compensation plan for Mr. Mowry is based 100% upon achievement of corporate performance goals, with no divisional performance or individual performance components. Otherwise, the percentage split among corporate performance goals, divisional performance goals and individual performance goals is the same for our other named executive officers for 2013.

For 2012, the corporate performance goals related to the following performance metrics: adjusted revenue, adjusted gross margin as a percentage of revenue, adjusted EBITDA, adjusted revenue from new products and adjusted free cash flow. In each case the goals were adjusted for certain items, including changes to foreign currency exchange rates and items that are unusual and not reflective of normal operations. The weightings for each of the corporate performance metrics for purposes of determining the achievement of the corporate performance goals portion of the payout are set forth in the table below. The corporate performance goals for 2013 include the following three performance metrics from 2012: adjusted revenue, adjusted EBITDA and adjusted free cash flow, and the weightings will be 60%, 20% and 20%, respectively. These three corporate performance goals were selected for 2013 because they were determined to be the three most important key indicators of our financial performance for 2013. Revenue is weighted more heavily since that is intended to be our greatest focus in 2013.

The table below sets forth the corporate performance metrics and goals for 2012 which were established by our board of directors, upon recommendation of our compensation committee, the range of possible payouts, and the actual payout percentage for our named executive officers based on the actual performance achieved. If performance achieved falls below the threshold level, there is no payout for such performance metric. If performance achieved falls between the threshold, target and maximum levels, actual payout percentages are determined on a sliding scale basis, with payouts for each performance metric starting at 50% of target for threshold performance achievement and capped at 150% of target for maximum achievement. For 2012, the total weighted-average payout percentage applicable to the portion of the 2012 annual cash incentive bonus tied to corporate performance goals was zero, as detailed in the table below, resulting in no payout based on the corporate performance goals for 2012.

		Performance goals(1)			Payout percentage			2012	Level of fiscal 2012
Performance metric	Weighting	Threshold	Target	Maximum	Threshold	Target	Maximum	performance(2)	payout
Adjusted revenue(3)	40%	$287.3 mil.	$290.0 mil.	$295.2 mil.	50%	100%	150%	$277.6 mil.	0.0%
Adjusted gross margin % of revenue(4)	15%	72.0%	72.4%	73.3%	50%	100%	150%	71.8%	0.0%
Adjusted EBITDA(5)	15%	$40.3 mil.	$42.1 mil.	$46.3 mil.	50%	100%	150%	$31.6 mil.	0.0%
Adjusted revenue from new products(6)	15%	$14.1 mil.	$15.7 mil.	$17.3 mil.	50%	100%	150%	$9.4 mil.	0.0%
Adjusted free cash flow(7)	15%	$8.6 mil.	$9.1 mil.	$10.5 mil.	50%	100%	150%	$0.2 mil.	0.0%

(1)	The performance goals were established based on an assumed foreign currency exchange rate and excluded the impact of the OrthoHelix acquisition. For revenue, we assumed a foreign currency exchange rate of 1.29, which represented the actual reported average rate of foreign exchange in 2011. For all other performance goals, we assumed a foreign currency exchange rate of 1.40 U.S. dollars for 1 Euro, which represented an anticipated average rate of foreign exchange for 2012 and which was the foreign currency exchange rate used by our company for 2012 budgeting purposes.
(2)	The compensation committee determined 2012 payouts after reviewing our unaudited financial statements, which were adjusted for changes to foreign currency exchange rates and which were subject to additional discretionary adjustment by the compensation committee for items that are unusual and not reflective of normal operations. For purposes of determining 2012 payouts, in addition to foreign currency exchange rate adjustments, the compensation committee made additional adjustments discussed in the notes below. Accordingly, the figures included in the “2012 performance” column reflect foreign currency exchange rate and discretionary adjustments and differ from the figures reported in our 2012 audited financial statements.
(3)	“Adjusted revenue” means our revenue for 2012, as adjusted for changes to foreign currency exchange rates.
(4)	“Adjusted gross margin % of revenue” means our gross profit divided by our revenues for 2012, as adjusted for changes to foreign currency exchange rates, excluding the sales, cost of goods sold and all direct and integration costs related to OrthoHelix.
(5)	“Adjusted EBITDA” means our net loss for 2012, as adjusted for changes to foreign currency exchange rates, before interest income and expense, income tax expense and benefit, depreciation and amortization, as adjusted further to give effect to non-operating income and expense, foreign currency transaction gains and losses, share-based compensation, loss on extinguishment of debt, amortization of the inventory step-up from acquisitions, inventory product rationalization charges due to acquisition, and special charges including facilities consolidation charges, acquisition and integration costs, intangible impairments recorded due to acquisition, distribution channel change costs, management exit costs, and one time bad debt expense charges in Italy.
(6)	“Adjusted revenue from new products” means our revenue for 2012 attributable to new products, as adjusted for changes to foreign currency exchange rates. We define “new products” for purposes of this performance metric as a specific list of new products, launched during 2011, and approved by our compensation committee.
(7)	“Adjusted free cash flow” means cash flow generated from operations less instrument investments, plant, property and equipment investments, and cash payments related to our facilities consolidation, as adjusted for changes to foreign currency exchange rates.

For 2012, payouts under our employee incentive compensation plan for two of our named executive officers, Mr. Rich and Mr. Epinette, were based upon achievement of divisional performance goals. Since Mr. Rich is in charge of our U.S. commercial operations, 70% of his 2012 payout was based upon adjusted U.S. revenue, and since Mr. Epinette is in charge of our international commercial operations, 70% of his 2012 payout was based upon adjusted non-U.S. revenue. The table below sets forth the divisional performance goals for 2012, the range of possible payouts and the actual payout percentage for Mr. Rich and Mr. Epinette based on actual performance achieved.

Performance	Performance goals			Payout percentage			2012	Level of
metric	Threshold	Target	Maximum	Threshold	Target	Maximum	performance	2012 payout
U.S. adjusted revenue	$157.4 mil.	$158.9 mil.	$161.8 mil.	50%	100%	150%	$148.7 mil.	0.0%
Non-U.S. adjusted revenue	$127.6 mil.	$128.8 mil.	$131.1 mil.	50%	100%	150%	$127.4 mil.	0.0%

As with the corporate performance goals, the compensation committee determined 2012 payouts after reviewing our U.S. and non-U.S. revenue in our unaudited financial statements for 2012, and which revenues were adjusted for changes to foreign currency exchange rates and further adjusted to exclude revenue resulting from our OrthoHelix acquisition. In addition, non-U.S. revenue did not include revenue from Canada since Mr. Epinette was not in charge of those operations during 2012. Accordingly, the actual U.S. and non-U.S. adjusted revenue used to determine Mr. Rich’s and Mr. Epinette’s 2012 payouts differ from the figures reported in our 2012 audited financial statements.

To foster cooperation and communication among our executives, our compensation committee places primary emphasis on overall corporate and divisional performance goals rather than on individual performance goals. Most of our executives’ annual cash incentive plan payout was determined based on the achievement of corporate and divisional performance goals and only 20% or less was based on achievement of individual performance goals. The individual performance goals used to determine the payout under our employee performance incentive compensation plan are management by objectives, known internally as MBOs. MBOs are generally three to five written, measurable and specific objectives agreed to and approved by the executive, CEO and compensation committee in the beginning of the year. All MBOs were weighted, with areas of critical importance or critical focus weighted most heavily. As described above, each of our named executive officers participated in a review process during the beginning of 2013 and in connection with such review was rated (on a scale from one to four with a rating of three representing target or “on plan” performance) depending upon whether, and at times, when, their MBOs for 2012 were achieved. These ratings were then used to determine the portion of the final bonus payout attributable to MBOs. In the case of Mr. McCormick, who did not establish MBOs at the beginning of the year since he was not then an employee, the individual performance portion of his 2012 payout was determined by the compensation committee based upon, among other things, his self-assessment of his 2012 individual performance.

The MBOs for each named executive officer who had MBOs for 2012 related primarily to the continued implementation of a high performance management system that we established at the end of 2010. This system focuses executives’ efforts on our vital programs, action items and objectives to work toward fulfilling our corporate mission, vision and values. Mr. Mowry’s MBOs related to new product launches, clinical milestones for new products, product delivery and marketing alignment, facilities consolidation and manufacturing and supply chain improvements. Mr. Rich’s MBOs related to our U.S. commercial operations, including strategic planning and execution, organizational design, talent acquisition, performance management and compensation design. Mr. Epinette’s MBOs related to international revenues and expenses, new international products launched, the opening of an office in Japan and product sales in new countries. Mr. Klemz’s MBOs related to our compliance program, enterprise risk management, patent oversight, equity-based incentive award process and board and corporate governance matters. Our compensation committee determined that Messrs. Mowry, Rich, Epinette and Klemz achieved 103.8%, 100.0%, 102.5% and 100.0% of their respective MBOs, and approved payouts at these percentages for the portion of the executives’ bonuses tied to individual performance, or the MBOs, except in the case of Mr. Epinette, where the compensation committee approved an upward adjustment of €10,000 to recognize the performance of Tornier’s international business during 2012. For Mr. McCormick who did not have any formal MBOs for 2012 since he commenced his employment in September 2012, the compensation committee determined that he achieved an individual performance payout at 100.0% based primarily on his self-assessment and the assessment by the CEO and compensation committee.

For 2012, the payout percentages attributable to corporate and divisional performance represented between 20% and 90% and individual performance represented 10% or 20% of the overall annual cash incentive bonus payouts for those named executive officers that received 2012 bonuses, which resulted in payouts at approximately the following aggregate percentages: (i) Mr. Mowry – 10.38%, (ii) Mr. McCormick – 10.00%, (iii) Mr. Rich – 10.00%, (iv) Mr. Epinette – 21.58%, and (v) Mr. Klemz – 20.00%. As a result of a termination of their employment during 2012, Mr. Kohrs and Ms. Diersen were not eligible to receive and did not receive annual cash incentive bonus payouts for 2012.

The table below sets forth, with respect to each named executive officer, the maximum potential bonus opportunity as a percentage of base salary and the actual bonus paid under the employee performance incentive compensation plan for 2012, both in amount and as a percentage of 2012 base earnings:

Name	Maximum potential bonus as percentage of base salary	Actual bonus paid ($)	Actual bonus paid as a percentage of 2012 base earnings
David H. Mowry	75% (150% of 50%)	17,666	5.2%
Douglas W. Kohrs	120% (150% of 80%)	0	0%
Shawn T McCormick(1)	75% (150% of 50%)	5,710	5.0%
Carmen L. Diersen	75% (150% of 50%)	0	0%
Terry M. Rich(1)	113% (150% of 75%)	21,185	7.5%
Stéphan Epinette(2)	60% (150% of 40%)	25,395	8.6%
Kevin M. Klemz	60% (150% of 40%)	22,825	8.0%

(1)	Mr. McCormick’s and Mr. Rich’s 2012 annual cash incentive payouts were pro-rated since they did not serve as executives during the entire 2012 fiscal year.
(2)	A rate of one Euro to $1.33329 was used to convert Mr. Epinette’s bonus paid into U.S. dollars.

For 2013, there will be no payouts attributable to individual performance for our executive officers and certain other employees if a threshold level of performance for the corporate performance goal, adjusted EBITDA, is not met.

French Incentive Compensation Scheme. In addition to participating in our employee performance incentive compensation plan, Mr. Epinette participates in an incentive compensation scheme on the same basis as other employees of our French operating subsidiary. This scheme enables our French operating subsidiary to provide its employees with a form of compensation that is efficient with respect to income tax and mandated social contributions in France. The payments made under the French incentive compensation scheme, which receives preferential tax treatment, are exempted from social security contributions. Under the French incentive compensation scheme, employees of our French operating subsidiary may receive an annual incentive cash payment equal to a specified percentage of their base salary, up to certain statutory limits. In 2012, employees were eligible to receive up to 16% of base salary, up to a statutory limit of €17,676. For 2012, annual incentive payments were dependent on the achievement of performance goals relating to adjusted revenue, adjusted EBITDA, adjusted revenue over net value of implants and instruments and on-time delivery to market of certain new products. In each case these amounts are adjusted for certain items similar to the adjustments that apply to the corporate performance goals established under our employee performance incentive compensation plan.

The table below sets forth the 2012 financial performance metrics for the French incentive compensation scheme, the range of possible payouts for Mr. Epinette, and the estimated actual payout percentage for Mr. Epinette based on the performance achieved. If performance achieved falls between the threshold and target/maximum levels, actual payout percentages are determined on a sliding scale basis, with payouts starting at 0.25% of base salary for minimum performance achievement and capped at 4% of base salary for target/maximum achievement. The actual payout percentages and Mr. Epinette’s actual 2012 incentive payment amount under the French incentive compensation scheme will be determined, on a final basis, and paid during mid-2013 after the French employee committee meets and approves the final payouts. It is anticipated that the actual payout percentages for Mr. Epinette’s actual 2012 payment amount will be as set forth in the table below, resulting in an anticipated payment of the maximum statutory limit of €17,676.

				Payout
		Performance goals(1)		Threshold	Target/max.
Performance metric	Weighting	Threshold	Target/max.(3)	(% of base salary)	(% of base salary)	2012 performance(2)	Level for 2012 payment
Adjusted revenue(4)	25%	$249.6 million	$293.7 million	0.25%	4%	$278.2 million	2.5%
Adjusted EBITDA(5)	25%	$39.4 million	$46.4 million	0.25%	4%	$31.6 million	0.0%
Adjusted revenue/net value of implants and instruments(6)	25%	1.79	2.10	0.25%	4%	2.09	3.8%
On-time delivery to market of new products(7)	25%	N/A	N/A	0.25%	4%	100%	4.0%

(1)	The performance goals excluded the impact of the OrthoHelix acquisition and were established based on an assumed foreign currency exchange rate of 1.40 U.S. dollars for 1 Euro, which represented an anticipated average rate of foreign exchange for 2012 and which was the rate of foreign exchange used by our company for 2012 budgeting purposes.

(2)	The compensation committee determined incentive payment amounts after reviewing our unaudited financial statements for the applicable year, which were adjusted for changes to the foreign currency exchange rates and which were subject to further discretionary adjustment by our compensation committee for items that are unusual and not reflective of normal operations. For purposes of determining 2012 bonus amounts, in addition to foreign currency exchange adjustments, the compensation committee made additional adjustments discussed in the notes below. Accordingly, the figures included in the “2012 performance” column reflect foreign currency exchange rate and discretionary adjustments and differ from the figures reported in our 2012 audited financial statements.
(3)	Under the French incentive compensation scheme, the maximum possible payout is 16% of base salary, up to a statutory limit of €17,676, which is based on 100% achievement of target levels. Therefore, target and maximum performance and payout amounts are the same for the purposes of the French incentive compensation scheme.
(4)	“Adjusted revenue” means our revenue for 2012, as adjusted for changes to the foreign currency exchange rates and the impact of the OrthoHelix acquisition.
(5)	“Adjusted EBITDA” means our net loss for 2012, as adjusted for changes to foreign currency exchange rates, before interest income and expense, income tax expense and benefit, depreciation and amortization, as adjusted further to give effect to non-operating income and expense, foreign currency transaction gains and losses, share-based compensation, loss on extinguishment of debt, amortization of the inventory step-up from acquisitions, inventory product rationalization charges due to acquisition, and special charges including facilities consolidation charges, acquisition and integration costs, intangible impairments recorded due to acquisition, distribution channel change costs, management exit costs, and one time bad debt expense charges in Italy.
(6)	“Adjusted revenue/net value of implants and instruments” means revenue for 2012, adjusted as described in note (4) above, divided by the net value of our inventory of raw materials, semi-finished products, and finished goods inventory in warehouses and with customers, excluding the inventory for OrthoHelix, plus the net value of implants and instruments, subject to adjustment for changes to the foreign currency exchange rates and excluding the instruments for OrthoHelix.
(7)	“On-time delivery to market of new products” means the timely release of certain new, strategic products by specific dates. The target/maximum payout amount with respect to this metric assumes the timely release of all new products scheduled to be delivered for a given year, whereas the threshold payout amount is determined by dividing 4% (the target/maximum payout for this metric) by the number of new products scheduled to be delivered for a given year.

Long-Term Equity-Based Incentive Compensation

Generally. Our compensation committee’s primary objectives with respect to long-term equity-based incentives are to align the interests of our executives with the long-term interests of our shareholders, promote stock ownership and create significant incentives for executive retention. Long-term equity-based incentives typically comprise a significant portion of each named executive officer’s compensation package, consistent with our executive compensation philosophy that at least half of the CEO’s compensation and one-third of other executives’ compensation opportunity should be in the form of stock-based incentive awards. For 2012, equity-based compensation comprised 49% and 61% of the total compensation for the two individuals serving as our CEO during the year and ranged from 37% to 79% of the total compensation for our other named executive officers who served as executives at the time of grant, assuming grant date fair value for equity awards. The executives with the higher percentage of equity-based compensation are those that joined our company in 2012 and thus received higher talent acquisition grants during 2012.

Before our initial public offering in February 2011, we granted stock options under our prior stock option plan, which is now the Tornier N.V. Amended and Restated Stock Option Plan and referred to in this proxy statement as our prior stock option plan. As of February 2, 2011, we ceased making grants under our prior stock option plan and subsequently have granted stock options and other equity-based awards under our new stock incentive plan, the Tornier N.V. 2010 Incentive Plan referred to in this proxy statement as our stock incentive plan. Both our board of directors and shareholders have approved our stock incentive plan, under which our named executive officers (as well as other executives and key employees) are eligible to receive equity-based incentive awards. For more information on the terms of our stock incentive plan, see “Executive Compensation—Grants of Plan-Based Awards— Tornier N.V. 2010 Incentive Plan.” All equity-based incentive awards granted to our named executive officers during 2012 were made under our stock incentive plan.

To assist our board of directors in granting, and our compensation committee and management in recommending the grant of, equity-based incentive awards, our compensation committee, on recommendation of Mercer, in February 2012, adopted long-term incentive grant guidelines. In addition to our long-term incentive grant guidelines, our board of directors has adopted a stock grant policy document, which includes policies that our board of directors and compensation committee follows in connection with granting equity-based incentive awards, including the long-term incentive grant guidelines.

Types of Equity Grants. Under our long-term incentive grant guidelines and our policy document, our board of directors, on recommendation of the compensation committee, generally grants three types of equity-based incentive awards to our named executive officers: performance recognition grants, talent acquisition grants and special recognition grants. On limited occasion, our compensation committee may grant purely discretionary awards. During 2012, only performance recognition grants and talent acquisition grants were made to our named executive officers.

Performance recognition grants are discretionary annual grants that are made during mid-year to give the compensation committee another formal opportunity during the year to review executive compensation and recognize executive and other key employee performance. In July 2012, the performance recognition grants were approved by the board of directors, on recommendation of the compensation committee, but the grant date of the awards was effective as of the third full trading day after the release of our second quarter earnings in August 2012. The recipients and the size of the performance recognition grants are determined, on a preliminary basis, by each executive with input from their management team and based on our long-term incentive grant guidelines and the 10-trading day average closing sale price of our ordinary shares as reported by the NASDAQ Global Select Market. Grants are determined one week before the corporate approval of the awards, and then are ultimately approved by our board of directors, on recommendation by the compensation committee. Under our long-term incentive grant guidelines for annual performance recognition grants, our named executive officers receive a certain percentage of their respective base salaries in stock options and stock grant awards (granted in the form of restricted stock units and referred to as stock awards or RSUs in this CD&A and elsewhere in this proxy statement), as set forth in more detail in the table below.

Once the target total long-term equity value is determined for each executive based on the executive’s relevant percentage of base salary, half of the value is provided in stock options and the other half is provided in stock awards. The reasons we use stock options and stock awards are described below under the headings “—Stock Options” and “—Stock Awards.” The target dollar value to be delivered in stock options (50% of the target total long-term equity value) is divided by the Black-Scholes value of one ordinary share to determine the number of stock options, which may then be rounded to the nearest whole number or in some cases multiple of 100. The number of stock awards is calculated using the intended dollar value (50% of the target total long-term equity value) divided by the 10-trading day average closing sale price of our ordinary shares as reported by the NASDAQ Global Select Market and as determined one week before the date of anticipated corporate approval of the award, which number may then be rounded to the nearest whole number or in some cases multiple of 100. Typically, the number of ordinary shares subject to stock awards is fewer than the number of ordinary shares that would have been covered by a stock option of equivalent target value. The actual number of stock options and stock awards granted may then be pared back so that the estimated run rate dilution under our stock incentive plan is acceptable to our compensation committee (i.e., approximately 2.75% for 2012). The CEO next reviews the preliminary individual awards and may make recommended discretionary adjustments. Such proposed individual awards are then presented to the compensation committee, which also may make discretionary adjustments before recommending awards to our board of directors for approval. After board approval, awards are issued, with the exercise price of the stock options equal to the closing price of our ordinary shares on the grant date. In determining the number of stock options or stock awards to make to an executive as part of a performance recognition grant, previous awards, whether vested or unvested, granted to such individual have no impact.

The table below describes our long-term incentive grant guidelines for annual performance recognition grants that applied to our named executive officers for 2012. Mr. McCormick and Ms. Diersen are not listed in the table because they did not receive annual performance recognition grants for 2012. As described below under “—2012 Equity Awards,” because of the disappointing financial performance of the company, the compensation committee approved equity awards for each of these named executive officers with dollar values less than the incentive grant guidelines amount.

Named executive officer	Grade level	Incentive grant guideline expressed as % of base salary for grade level	Incentive grant guideline dollar value of long-term incentives ($)
David H. Mowry	9	175%	587,235
Douglas W. Kohrs	11	275%	1,425,848
Terry M. Rich	8	125%	437,500
Stéphan Epinette(1)	8	125%	339,274
Kevin M. Klemz	8	125%	358,051

(1)	A rate of one Euro to $1.23 was used to convert Mr. Epinette’s base salary into U.S. dollars for purposes of determining his long-term incentive grant guideline.

We seek to align the interests of our executives with those of our shareholders by providing a significant portion of compensation in equity-based awards. Consistent with this principle, the portion of an executive’s total compensation that varies with performance and is at risk should increase with the executive’s level of responsibility. Thus, incentive grants, expressed as a percentage of base salary and dollar values, increase as an executive’s level of responsibility increases. The incentive grant guidelines were benchmarked by Mercer against our peer group.

Talent acquisition grants are made in stock options and stock awards, and are used for new hires. These grants are considered and approved by our board of directors, upon recommendation of our compensation committee, as part of the executive’s compensation package at the time of hire (with the grant date and exercise price delayed until the hire date). As with our performance recognition grants, the size of our talent acquisition grants is determined by dollar amount (as opposed to number of underlying shares), and under our long-term incentive grant guidelines, is generally two times the long-term incentive grant guidelines for annual performance recognition grants. We have set talent acquisition grants at two times the long-term incentive grant guidelines for annual performance recognition grants, upon recommendation by Mercer. We recognize that higher initial grants often are necessary to attract a new executive, especially one who may have accumulated a substantial amount of equity-based long-term incentive awards at a previous employer that would typically be forfeited upon acceptance of employment with us. In some cases, we need to further increase a talent acquisition grant to attract an executive.

Our compensation committee made annual performance recognition grants and talent acquisition grants to one or more of our named executive officers during 2012, as described in more detail below under “—2012 Equity Awards.”

Stock Options. Historically, we have granted stock options to our named executive officers, as well as other key employees. We believe that options effectively incentivize employees to maximize company performance, as the value of awards is directly tied to an appreciation in the value of our ordinary shares. They also provide an effective retention mechanism because of vesting provisions. An important objective of our long-term incentive program is to strengthen the relationship between the long-term value of our ordinary shares and the potential financial gain for employees. Stock options provide recipients with the opportunity to purchase ordinary shares at a price fixed on the grant date regardless of future market price. The vesting of our stock options is generally time-based. Consistent with our historical practice, 25% of the shares underlying the stock option typically vest on the one-year anniversary of the grant date (or if later, on the hire date) and the remaining 75% of the underlying shares vest over a three-year period thereafter in 12 nearly equal quarterly installments. Our policy is to grant options only with an exercise price equal to or more than the fair market value of our ordinary shares on the grant date.

Because stock options become valuable only if the share price increases above the exercise price and the option holder remains employed during the period required for the option to vest, they provide an incentive for an executive to remain employed. In addition, stock options link a portion of an employee’s compensation to the interests of our shareholders by providing an incentive to achieve corporate goals and increase the market price of our ordinary shares over the four-year vesting period.

To comply with Dutch insider trading laws, we time our option grants to occur on the third trading day after the public release of our financial results for our most recently ended quarter and on the first full trading day thereafter that is not during a “closed period” for our French employees (including Mr. Epinette).

Stock Awards. Stock awards are intended to retain key employees, including our named executive officers, through vesting periods. Stock awards provide the opportunity for capital accumulation and more predictable long-term incentive value than stock options. All of our stock awards are stock grants in the form of restricted stock units, which is a commitment by us to issue ordinary shares at the time the stock award vests.

The specific terms of vesting of a stock award depend on whether the award is a performance recognition grant or talent acquisition grant. Performance recognition grants of stock awards are made mid-year and vest in four annual installments on June 1st of each year. Talent acquisition grants of stock awards to new hires vest in a similar manner, except that the first installment is pro-rated, depending on the grant date. Due to the provisions of local law and the terms of our French sub-plan under our stock incentive plan, stock awards issued to our French employees (including Mr. Epinette) vest on a different schedule than the one described above for stock awards. These stock awards vest and become issuable as to 50% of the underlying shares on the first June 1st after the second year anniversary of the grant date and thereafter vest, on a cumulative basis, as to 25% of the underlying shares on June 1st of each subsequent year.

2012 Equity Awards. Our board of directors, on recommendation of the compensation committee, made annual performance recognition grants and talent acquisition grants to one or more of our named executive officers during 2012.

The table below describes the actual performance recognition grants made to our named executive officers in 2012 and the applicable long-term incentive grant guideline for such performance recognition grants for these executives. Since neither Mr. McCormick nor Ms. Diersen was employed at the time of the performance recognition grants, neither received a grant for 2012 and they are not listed in the table below. Because of the disappointing financial performance of the company, the compensation committee approved equity awards for each of these named executive officers with dollar values less than the incentive grant guidelines.

Named executive officer	Stock options	Stock awards	Actual award value per long-term incentive grant guideline(1) ($)	Difference between actual award value per long- term incentive grant guideline and guideline(1) ($)
David H. Mowry	23,365	10,678	452,961	(134,274)
Douglas W. Kohrs	51,987	23,758	1,007,814	(418,034)
Terry M. Rich	14,443	6,601	280,014	(157,486)
Stéphan Epinette(2)	17,501	7,998	339,274	0
Kevin M. Klemz	15,515	7,090	300,758	(57,293)

(1)	The value per long-term incentive grant guideline of the annual performance recognition grants is based on the value calculated under our long-term incentive grant guidelines and does not necessarily match the grant date fair value of the equity awards under applicable accounting rules and as set forth in the Grants of Plan Based Awards Table later in this proxy statement.
(2)	A rate of one Euro to $1.23 was used to convert Mr. Epinette’s base salary into U.S. dollars for purposes of determining his long-term incentive grant guideline.

Since Mr. McCormick and Mr. Rich joined Tornier as new executives in 2012, they received talent acquisition grants in 2012. The table below describes the 2012 talent acquisition grants made to Mr. McCormick and Mr. Rich and the long-term incentive grant guidelines for these grants:

Named executive officer	Stock options	Stock awards	Value of long-term incentive grant guideline(1) ($)
Shawn T McCormick	42,645	19,531	875,000
Terry M. Rich	55,690	21,220	875,000

(1)	The value per long-term incentive grant guideline of the talent acquisition grants is based on the value calculated under our long-term incentive grant guidelines and does not necessarily match the grant date fair value of the equity awards under applicable accounting rules and as set forth in the Grants of Plan Based Awards Table later in this proxy statement.

Additional information concerning the long-term incentive compensation information for our named executive officers for 2012 is included in the Summary Compensation Table and Grants of Plan-Based Awards Table later in this proxy statement.

All Other Compensation

Retirement Benefits. In 2012, each of our named executive officers had the opportunity to participate in retirement plans maintained by our operating subsidiaries, including our U.S. operating subsidiary’s 401(k) plan and, with respect to Mr. Epinette, our French operating subsidiary’s government-mandated pension plan and a government-mandated pension plan for managerial staff, or the Retraite Complémentaire, on the same basis as our other employees. We believe that these plans provide an enhanced opportunity for our executives to plan for and meet their retirement savings needs. Mr. Epinette also participated in our French operating subsidiary’s defined contribution pension plan for key employees, or the Retraite Supplémentaire, on the same basis as other key employees. The Retraite Supplémentaire is intended to supplement the state pension plans mandated by French labor laws and to provide participants with a form of compensation that is efficient with respect to income tax and mandated social contributions. Except for these plans, we do not provide pension arrangements or post-retirement health coverage for our employees, including our named executive officers. We also do not provide any nonqualified defined contribution or other deferred compensation plans.

Relocation Benefits. We provide new hires and employees who we request to relocate with standard, market competitive reimbursements of and payments for certain relocation benefits. In July 2011, Mr. Mowry, who owned a home and lived in California, commenced employment as our then new Chief Operating Officer. We reimbursed Mr. Mowry for certain relocation expenses, such as moving expenses, as included in the “All other compensation” column of the Summary Compensation Table and quantified in the related note to that column. In addition, to ease his move and transition to the Minneapolis/St. Paul area, we agreed to provide Mr. Mowry a monthly housing stipend of $3,000 for 24 months for his rental payments and utilities for housing in or near Minneapolis/St. Paul and/or maintaining his home in California. The amount of the monthly housing stipend was determined based on average monthly rentals for an apartment in downtown Minneapolis. In addition, in March 2012, Mr. Rich, who owned a home and lived in California, commenced employment as our new Senior Vice President, U.S. Commercial Operations. We reimbursed Mr. Rich for certain relocation expenses, such as moving expenses, under the terms of our relocation policy and as included in the “All other compensation” column of the Summary Compensation Table and quantified in the related note to that column.

Contingent Sign-On Bonus. Under Mr. McCormick’s employment agreement, we agreed to pay him a $75,000 sign-on bonus, contingent on his employment for at least one year. We believe that this payment assisted in our ability to hire Mr. McCormick.

Perquisites and Other Benefits. Our named executive officers receive other benefits, which also are received by our other employees, including the opportunity to purchase our ordinary shares at a discount with payroll deductions under our tax-qualified employee stock purchase plan, and health, dental and life insurance benefits. We provide limited additional modest perquisites to our named executive officers, only on a case-by-case basis, including the housing stipend for Mowry described above and an automobile allowance for Mr. Epinette. We provided Mr. Epinette with an automobile allowance on the same basis as other key employees of our French operating subsidiary pursuant to our company policy, which we believe is necessary in light of the competitive market for talent in our industry.

Change in Control and Post-Termination Severance Arrangements

Change in Control Arrangements. To encourage continuity, stability and retention when considering the potential disruptive impact of an actual or potential corporate transaction, we have established change in control arrangements, including provisions in our prior stock option plan, current stock incentive plan and written employment agreements with our executives and other key employees. These arrangements are designed to incentivize our executives to remain with the company in the event of a change in control or potential change in control. Under the terms of our current stock incentive plan and the individual award documents provided to recipients of awards under that plan, all stock options and stock awards become immediately vested (and, in the case of options, exercisable) upon the completion of a change in control of the company. For more information, see “Executive Compensation—Potential Payments Upon Termination or Change in Control—Change in Control Arrangements—Generally.” Thus, the immediate vesting of stock options and stock awards is triggered by the change in control, itself, and thus is known as a “single trigger” change in control arrangement. We believe our “single trigger” equity acceleration change in control arrangements provide important retention incentives during what can often be an uncertain time for employees. They also provide executives with additional monetary motivation to focus on and complete a transaction that our board of directors believes is in the best interests of our shareholders rather than seeking new employment opportunities. If an executive were to leave before the completion of the change in control, non-vested awards held by the executive would terminate.

In addition, we have entered into employment agreements with our named executive officers and other officers to provide certain payments and benefits in the event of a change in control, most of which are payable only in the event their employment is terminated in connection with the change in control (“double-trigger” provisions). These change in control protections were initially offered to induce the executives to accept or continue employment with our company, provide consideration to an executive for certain restrictive covenants that apply following a termination of employment and provide continuity of management in connection with a threatened or actual change in control transaction. If the executive’s employment is terminated without cause or by the executive for “good reason” (as defined in the employment agreements) within 12 months following a change in control, the executive will be entitled to receive a lump sum payment equal to his or her base salary plus target bonus for the year of termination, health and welfare benefit continuation for 12 months following termination and accelerated vesting of all unvested options and stock awards. These arrangements, and a quantification of the payment and benefits provided under these arrangements, are described in more detail under “Executive Compensation—Potential Payments Upon Termination or Change in Control—Change in Control Arrangements.” Other than the immediate acceleration of equity-based awards which we believe aligns our executives’ interests with those of our shareholders by allowing executives to participate fully in the benefits of a change in control as to all of their equity, in order for our named executive officers to receive any other payments or benefits as a result of a change in control of our company, there must be a termination of the executive’s employment, either by us without cause or by the executive for good reason. The termination of the executive’s employment by the executive without good reason will not give rise to additional payments or benefits either in a change in control situation or otherwise. Thus, these additional payments and benefits will not just be triggered by a change in control, but also will require a termination event not within the control of the executive, and thus are known as “double trigger” change in control arrangements. As opposed to the immediate acceleration of equity-based awards, we believe that other change in control payments and benefits should properly be tied to termination following a change in control, given the intent that these amounts provide economic security to ease in the executive’s transition to new employment.

We believe our change in control arrangements are an important part of our executive compensation program in part because they mitigate some of the risk for executives working in a smaller company where there is a meaningful likelihood that the company may be acquired. Change in control benefits are intended to attract and retain qualified executives who, absent these arrangements and in anticipation of a possible change in control of our company, might view employment alternatives to be less risky than remaining with our company through the transaction. We believe that relative to the company’s overall value, our potential change in control benefits are relatively small. We confirm this belief on an annual basis by reviewing a tally sheet for each executive that summarizes the change in control and severance benefits potentially payable to each executive. We also believe that the form and amount of such benefits are reasonable in light of those provided to executives by companies in our peer group and other companies with which we compete for executive talent and the amount of time typically required to find executive employment opportunities. We, thus, believe we must continue to offer such protections in order to remain competitive in attracting and retaining executive talent.

Other Severance Arrangements. Each of our named executive officers is entitled to receive severance benefits upon certain other qualifying terminations of employment, other than a change in control, pursuant to the provisions of such executive’s employment agreement. These severance arrangements were initially offered to induce the executives to accept or continue employment with our company and are primarily intended to retain our executives and provide consideration to an executive for certain restrictive covenants that apply following a termination of employment. Additionally, we entered into the employment agreements because they provide us valuable protection by subjecting the executives to restrictive covenants that prohibit the disclosure of confidential information during and following their employment and limit their ability to engage in competition with us or otherwise interfere with our business relationships following their termination of employment. For more information on our employment agreements and severance arrangements with our named executive officers, see the discussions below under the headings “Executive Compensation—Summary Compensation—Employment Agreements” and “Potential Payments Upon a Termination or Change in Control”. In connection with the termination of their employment, each of Mr. Kohrs and Ms. Diersen and our U.S. operating subsidiary entered into a separation agreement pursuant to which, in exchange for his or her execution of a general release, each of Mr. Kohrs and Ms. Diersen became entitled to the severance payments and benefits provided under his or her employment agreement and described below under the headings “Executive Compensation—Summary Compensation—Employment Agreements,” “Potential Payments Upon a Termination or Change in Control—Severance Arrangement with Douglas W. Kohrs” and “Potential Payments Upon a Termination or Change in Control—Severance Arrangement with Carmen L. Diersen.” We also entered into consulting agreements with Mr. Kohrs and Ms. Diersen which we believe were helpful in transitioning their duties and responsibilities to other employees.

Compensation Committee Report

Our compensation committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section of this proxy statement with our management. Based on this review and these discussions, our compensation committee has recommended to our board of directors that the foregoing “Compensation Discussion and Analysis” be included in this proxy statement.

Compensation Committee

Sean D. Carney

Richard W. Wallman

Elizabeth H. Weatherman

Summary Compensation

The table below provides summary information concerning all compensation awarded to, earned by or paid to the individuals that served as our principal executive officer and principal financial officer and other named executive officers for the years ended December 30, 2012, January 1, 2012 and January 2, 2011.

SUMMARY COMPENSATION TABLE – 2012

Name and principal position	Year	Salary(1) ($)	Bonus(2) ($)	Stock awards(3) ($)	Option awards(4) ($)	Non-equity incentive plan compensation(5) ($)	All other compen- sation(6) ($)	Total ($)
David H. Mowry(7)	2012	341,591	0	192,630	195,481	17,666	42,251	789,619
President and Chief Executive Officer	2011	143,844	0	436,313	539,650	46,627	35,706	1,202,140
Douglas W. Kohrs(8)	2012	421,688	0	428,592	434,944	0	127,541	1,412,765
Former President, Chief	2011	503,422	0	830,340	1,067,336	209,134	0	2,610,232
Executive Officer and Executive Director	2010	490,333	0	0	913,625	236,994	0	1,640,952
Shawn T McCormick(9)	2012	114,198	75,000	354,488	357,207	5,710	0	906,603
Chief Financial Officer
Carmen L. Diersen(10)	2012	182,342	0	0	0	0	186,263	368,605
Former Global Chief	2011	333,193	0	249,984	321,509	106,888	7,350	1,018,924
Financial Officer	2010	172,500	0	0	1,711,935	70,691	184,866	2,139,992
Terry M. Rich(11)	2012	282,468	0	614,993	735,654	21,185	0	1,654,300
Senior Vice President, U.S. Commercial Operations
Stéphan Epinette(12)	2012	297,688	0	143,323	145,192	48,962	87,988	723,153
Vice President,	2011	299,620	28,636	186,186	236,519	81,960	99,002	931,923
International Commercial Operations	2010	275,303	0	0	365,450	92,843	98,715	832,311
Kevin M. Klemz(13)	2012	285,690	0	127,903	129,805	22,825	7,350	573,573
Vice President, Chief Legal	2011	276,806	0	166,320	213,640	74,730	7,350	738,846
Officer and Secretary	2010	81,865	0	0	899,925	26,839	0	1,008,629

(1)	From August 26, 2010 and through November 12, 2012, 5% of Mr. Kohrs’s annual base salary was allocated to his service as a member of our board of directors.
(2)	We generally do not pay any discretionary bonuses or bonuses that are subjectively determined and did not pay any such bonuses to any named executive officers in 2012, 2011 or 2010, except for a contingent sign-on bonus for Mr. McCormick during 2012 and a discretionary bonus to Mr. Epinette to recognize the performance of our international business during 2011. Annual cash incentive bonus payouts based on performance against pre-established performance goals under our employee performance incentive compensation plan, and in the case of Mr. Epinette, our French incentive compensation scheme, are reported in the “Non-equity incentive plan compensation” column.

(3)	Amount reported represents the aggregate grant date fair value for stock awards granted to each named executive officer computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on the per share closing sale price of our ordinary shares on the grant date.
(4)	Amount reported represents the aggregate grant date fair value for option awards granted to each named executive officer computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on our Black-Scholes option pricing model. The table below sets forth the specific assumptions used in the valuation of each such option award:

Grant date	Grant date fair value per share ($)	Risk free interest rate	Expected life	Expected volatility	Expected dividend yield
03/12/2012	11.04	1.20%	6.11 years	48.65%	0
08/10/2012	8.37	0.93%	6.11 years	48.14%	0
08/28/2012	8.30	0.95%	6.25 years	47.94%	0
09/04/2012	8.38	0.85%	6.11 years	48.03%	0
08/12/2011	11.13	1.29%	6.11 years	48.33%	0
05/12/2011	12.34	2.26%	6.11 years	48.60%	0
06/21/2010	11.41	2.42%	6.11 years	50.57%	0
06/03/2010	10.96	2.33%	5.48 years	49.74%	0

(5)	Represents amounts paid under our employee performance incentive compensation plan, and for Mr. Epinette, also under our French incentive compensation scheme. The amount reflected for each year reflects the annual cash incentive bonus earned for that year but paid during the following year. Neither Mr. Kohrs nor Ms. Diersen were eligible to receive an annual cash incentive bonus based on 2012 performance.
(6)	The amounts shown in this column for 2012 include the following with respect to each named executive officer:

Name	Retirement benefits(a) ($)	Severance benefits(b) ($)	Perquisites and other personal benefits(c) ($)	Total ($)
Mr. Mowry	6,251	—	36,000	42,251
Mr. Kohrs	—	127,541	—	127,541
Mr. McCormick	—	—	—	—
Ms. Diersen	5,531	180,732	—	186,263
Mr. Rich	—	—	—	—
Mr. Epinette	70,722	—	17,266	87,988
Mr. Klemz	7,350	—	—	7,350

(a)	Represents 401(k) matching contributions under the Tornier, Inc. 401(k) plan for Ms. Diersen and Messrs. Mowry and Klemz, and for Mr. Epinette the following retirement contributions on his behalf: (i) $4,977 in contributions to the French government mandated pension plan; (ii) $46,522 in contributions to our French operating subsidiary’s Retraite Complémentaire; and (iii) $19,223 in contributions to our French operating subsidiary’s Retraite Supplémentaire.
(b)	Represents for Mr. Kohrs: (i) $64,811 in severance pay; (ii) $11,283 in reimbursement of health care coverage premiums; (iii) $48,947 in payout of accrued but unused vacation; and (iv) $2,500 in consulting payments, in each case paid to Mr. Kohrs in connection with his termination of employment. Represents for Ms. Diersen: (i) $154,248 in severance pay; (ii) $7,383 in reimbursement of health care coverage premiums; (iii) $14,101 in payout of accrued but unused vacation; and (iv) $5,000 in consulting payments; in each case paid to Ms. Diersen in connection with his termination of employment.
(c)	Represents $36,000 in a housing stipend for Mr. Mowry and $17,267 in automobile expenses for Mr. Epinette.
(7)	Mr. Mowry was appointed as Interim President and Chief Executive Officer effective November 12, 2012 and prior to such position served as Chief Operating Officer from July 20, 2011 to November 12, 2012. In February 2013, Mr. Mowry was appointed President and Chief Executive Officer on a non-interim basis.
(8)	Mr. Kohrs resigned as President, Chief Executive Officer and Executive Director effective November 12, 2012.
(9)	Mr. McCormick was appointed as Chief Financial Officer effective September 4, 2012.

(10)	Ms. Diersen resigned as Global Chief Financial Officer effective July 17, 2012. Mr. Kohrs served as Interim Chief Financial Officer from July 17, 2012 to September 4, 2012.
(11)	Mr. Rich was appointed as Senior Vice President, U.S. Commercial Operations effective March 12, 2012.
(12)	Mr. Epinette’s cash compensation was paid in Euro. The foreign currency exchange rate of 1.2847 U.S. dollars for 1 Euro, which reflects an average conversion rate for 2012, was used to calculate Mr. Epinette’s base salary and all other compensation amounts for 2012. The foreign currency exchange rate of 1.33329 U.S. dollars for 1 Euro was used to calculate his annual cash incentive bonus under the employee performance incentive compensation plan and the French incentive compensation scheme.
(13)	Mr. Klemz was appointed as Vice President, Chief Legal Officer and Secretary effective September 13, 2010.

Employment Agreements. We, through one of our operating subsidiaries, typically execute employment agreements in conjunction with the hiring or promotion of an executive officer. Our named executive officers are generally compensated by the operating subsidiary to which such named executive officer primarily provided services. Tornier, Inc., our U.S. operating subsidiary, is a party to employment agreements with Messrs. Mowry, McCormick, Rich and Mr. Klemz, which agreements are substantially the same, other than differences in base salary, target annual bonus percentages and severance. The employment agreements have a specified term of three years and are subject to automatic renewal for one-year terms unless either we or the executive provides 60 days’ advance notice of a desire not to renew the agreement. Under the agreements, each executive is entitled to a specified base salary, subject to increase but not decrease, is eligible to receive an annual cash bonus with a target bonus equal to a specified percentage of base salary, and is entitled to participate in the employee benefit plans and arrangements that we generally maintain for our senior executives. The employment agreements also contain severance provisions which are described under the heading “—Potential Payments Upon a Termination or Change in Control” and covenants intended to protect against the disclosure of confidential information during and following employment, as well as restrictions on engaging in competition with our company or otherwise interfering with our business relationships, which extend through the first anniversary of an executive’s termination of employment for any reason. With respect to certain executives, the employment agreements provide for certain limited additional benefits. Under Mr. Mowry’s employment agreement, we agreed to provide Mr. Mowry a monthly housing stipend of $3,000 for 24 months and reimbursement of certain moving and travel costs to assist Mr. Mowry in his relocation to the Minneapolis/St. Paul area. Under Mr. McCormick’s employment agreement, we agreed to pay Mr. McCormick a $75,000 sign-on bonus, contingent upon his employment for at least one year. Under Mr. Rich’s employment agreement, we agreed to reimburse Mr. Rich for certain relocation expenses, such as moving expenses, pursuant to the terms of our relocation policy.

Tornier SAS, our French operating subsidiary, is a party to an employment agreement with Mr. Epinette, which does not have a specified term, but which may be terminated by either party in accordance with local law, and which is substantially similar to the employment agreements described above with respect to base salary, annual target bonus, benefit participation and non-compete obligations. Pursuant to the agreement and French labor laws, Mr. Epinette is entitled to receive certain payments and benefits following a voluntary or involuntary termination of employment, which are described under the heading “—Potential Payments Upon a Termination or Change in Control.”

Equity and Non-Equity Incentive Compensation. During 2012, our named executive officers received grants of stock options and stock awards under our stock incentive plan. These grants and our stock incentive plan are described in more detail under the headings “Compensation Discussion and Analysis” and “—Grants of Plan-Based Awards.” Our named executive officers also received annual cash incentive bonuses under our employee performance incentive compensation plan for their 2012 performance. In addition, Mr. Epinette will receive an annual cash incentive bonus in mid-2013 under our French incentive compensation scheme. The bonus amounts and these plans are described in more detail under the headings “Compensation Discussion and Analysis” and “—Grants of Plan-Based Awards.”

Retirement Benefits. Under the Tornier, Inc. 401(k) Plan, participants, including our named executive officers, other than Mr. Epinette, may voluntarily request that we reduce his or her pre-tax compensation and contribute such amounts to the 401(k) plan’s trust up to certain statutory maximums. We contribute matching contributions in an amount equal to 3% of the participant’s eligible earnings for a pay period, or if less, 50% of the participant’s pre-tax 401(k) contributions (other than catch-up contributions) for that pay period. Mr. Epinette is eligible to participate and participates in our French operating subsidiary’s government-mandated pension plan, government-mandated pension plan for managerial staff, the Retraite Complémentaire, and defined contribution pension plan for key employees, the Retraite Supplémentaire, in each case on the same basis as other key employees of our French operating subsidiary. In 2012, pursuant to the Retraite Supplémentaire, our

French operating subsidiary made contributions equal to approximately 6.5% of Mr. Epinette’s base salary on Mr. Epinette’s behalf. The Retraite Supplémentaire is intended to supplement the state pension plans mandated by French labor laws and to provide participants with a form of compensation that is efficient with respect to income tax and mandated social contributions. Except for our French operating subsidiary’s government-mandated pension plan and a government-mandated pension plan for managerial staff, we do not provide pension arrangements or post-retirement health coverage for our employees, including our named executive officers. We also do not provide any nonqualified defined contribution or other deferred compensation plans.

Severance Payments. The “All other compensation” column of the Summary Compensation Table for 2012 includes amounts paid or accrued pursuant to severance arrangements with Mr. Kohrs and Ms. Diersen and amounts paid to Mr. Kohrs and Ms. Diersen pursuant to consulting arrangements entered into in connection with their separation of employment from our company. The terms of these arrangements are described in more detail under the headings “—Potential Payments Upon Termination or Change in Control—Severance Arrangement—Douglas W. Kohrs” and “—Potential Payments Upon Termination or Change in Control—Severance Arrangement—Carmen L. Diersen.”

Perquisites and Personal Benefits. With respect to perquisites and personal benefits, we are required under Mr. Mowry’s employment agreement to provide Mr. Mowry a monthly housing stipend of $3,000 for 24 months and reimburse him for certain moving and travel costs to assist him in his relocation to the Minneapolis/St. Paul area, and we are required under Mr. Rich’s employment agreement to reimburse Mr. Rich for certain relocation expenses, such as moving expenses, pursuant to the terms of our relocation policy. In addition, we provide Mr. Epinette an automobile allowance. The only other benefits that our named executive officers receive are benefits that are also received by our other employees, including the retirement benefits described above, an ability to purchase our ordinary shares at a discount with payroll deductions under our employee stock purchase plan and medical, dental, vision and life insurance benefits.

Indemnification Agreements. We have entered into indemnification agreements with all of our named executive officers. The indemnification agreements are governed by the laws of the State of Delaware (USA) and provide, among other things, for indemnification to the fullest extent permitted by law and our articles of association against any and all expenses (including attorneys’ fees) and liabilities, judgments, fines and amounts paid in settlement actually and reasonably incurred by the executive or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom. We will be obligated to pay these amounts only if the executive acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements provide that the executive will not be indemnified and advanced expenses (i) with respect to an action, suit or proceeding initiated by the executive unless so authorized by our board of directors or (ii) with respect to any action, suit or proceeding instituted by the executive to enforce or interpret the indemnification agreement unless the executive is successful in establishing a right to indemnification in such action, suit or proceeding, in whole or in part, or unless and to the extent that the court in such action, suit or proceeding determines that, despite the executive’s failure to establish the right to indemnification, he or she is entitled to indemnity for such expenses. The indemnification agreement also set forth procedures that apply in the event of a claim for indemnification.

Grants of Plan-Based Awards

The table below provides information concerning grants of plan-based awards to each of our named executive officers during the year ended December 30, 2012. Non-equity incentive plan-based awards were granted to our named executive officers under our employee performance incentive compensation plan, and in the case of Mr. Epinette, our French incentive compensation scheme. Stock awards and option awards were granted under our stock incentive plan. The material terms of these awards and the material plan provisions relevant to these awards are described in the notes to the table below or in the narrative following the table below. We did not grant any “equity incentive plan” awards within the meaning of the SEC rules during the year ended December 30, 2012.

GRANTS OF PLAN-BASED AWARDS – 2012

		Board	Estimated future payouts under non- equity incentive plan awards(2)			All other stock awards: number of shares of	All other option awards: number of securities underlying	Exercise or base price of option	Grant date fair value stock and option
Name	Grant date	approval date(1)	Threshold(3) ($)	Target ($)	Maximum(4) ($)	stock or units(5) (#)	options(6) (#)	awards ($/Sh)	awards(7) ($)
David H. Mowry
Cash incentive award	N/A	02/14/12	12,810	170,796	239,114
Cash incentive award	N/A	11/12/12	232	3,090	4,635
Stock option	08/10/12	07/31/12					23,365	18.04	195,481
Stock grant	08/10/12	07/31/12				10,678			192,630
Douglas W. Kohrs
Cash incentive award	N/A	02/14/12	18,976	253,013	354,218
Stock option	08/10/12	07/31/12					51,987	18.04	434,944
Stock grant	08/10/12	07/31/12				23,758			428,592
Shawn T McCormick
Cash incentive award	N/A	07/16/12	4,282	57,099	79,939
Stock option	09/04/12	07/16/12					42,645	18.15	357,207
Stock grant	09/04/12	07/16/12				19,531			354,488
Carmen L. Diersen
Cash incentive award	N/A	02/14/12	6,838	91,171	127,639
Terry M. Rich
Cash incentive award	N/A	02/14/12	10,593	141,234	197,727
Stock option	03/12/12	02/14/12					55,690	23.36	614,818
Stock grant	03/12/12	02/14/12				21,220			495,911
Stock option	08/10/12	07/31/12					14,443	18.04	120,836
Stock grant	08/10/12	07/31/12				6,601			119,082
Stéphan Epinette
Cash incentive award	N/A	02/14/12	6,698	89,306	125,029
French incentive compensation scheme award	N/A	06/29/12	744	22,708	22,708
Stock option	08/28/12	07/31/12					17,501	18.22	145,192
Stock grant	08/28/12	07/31/12				7,998			143,323
Kevin M. Klemz
Cash incentive award	N/A	02/14/12	8,571	114,276	159,986
Stock option	08/10/12	07/31/12					15,515	18.04	129,805
Stock grant	08/10/12	07/31/12				7,090			127,903

(1)	With respect to stock awards and option awards, the grant date was not necessarily the board approval date since the grant date was the third full trading day after the public release of our then most recent financial results, or in the case of Mr. Epinette, the first full trading thereafter that was not during a closed period in accordance with our French sub-plan under our stock incentive plan and our equity grant procedures for French residents. With respect to newly hired officers, the grant date may be the first day of their employment.
(2)

Represents amounts payable under our employee performance incentive compensation plan for 2012, which was approved by our board of directors on February 14, 2012. The additional threshold, target and maximum estimated future payouts for Mr. Mowry under the plan are the result of increase in his base salary on November 12, 2012. The threshold target and maximum estimated future payouts for Mr. McCormick have been prorated to reflect his September 4, 2012 start date. In addition, for Mr. Epinette, also represents amounts payable under our French operating subsidiary’s incentive compensation scheme governed by an agreement entered into by our French operating subsidiary on June 29, 2012. The foreign currency exchange rate of 1.2847 U.S. dollars for 1 Euro, which reflects an average conversion rate for 2012, was used to calculate Mr. Epinette’s threshold, target and maximum awards. The actual amounts paid under the employee performance incentive compensation plan and French incentive compensation scheme are reflected in the “Non-equity incentive compensation” column of the Summary Compensation Table.

(3)	The threshold amount for awards payable under our employee performance incentive compensation plan and our French operating subsidiary’s incentive compensation scheme assumes the satisfaction of the threshold level of the lowest weighted financial performance goal.
(4)	Maximum amounts reflect payout of the portion of our annual cash incentive bonus tied to corporate financial performance goals at a maximum rate of 150% of target and the portion of our annual cash incentive bonus tied to individual performance goals at a rate of 100% of target under our employee performance incentive compensation plan. Target and maximum payout amounts are the same for the purposes of our French incentive compensation scheme.
(5)	Represents stock grants in the form of restricted stock units granted under our stock incentive plan. The restricted stock units vest and become issuable over time, with the last tranche becoming issuable on June 1, 2016 (June 1, 2017 in the case of Mr. Epinette), in each case, so long as the individual remains an employee or consultant of our company.
(6)	Represents options granted under our stock incentive plan. All options have a ten-year term and vest over a four-year period, with 25% of the underlying shares vesting on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vesting over a three-year period thereafter in 12 as nearly equal as possible quarterly installments.
(7)	We refer you to notes (3) and (4) to the Summary Compensation Table for a discussion of the assumptions made in calculating the grant date fair value of stock awards and option awards.

Tornier N.V. Employee Performance Incentive Compensation Plan. Under the terms of the Tornier N.V. Employee Performance Incentive Compensation Plan, our named executive officers, as well as other employees of our company, earn annual cash incentive bonuses based on our financial performance and individual objectives. The material terms of the plan are described in detail under the heading “Compensation Discussion and Analysis—Short-Term Cash Incentive Compensation.”

French Performance Incentive Compensation Scheme. Under the terms of the Tornier SAS Performance Incentive Compensation Scheme, Mr. Epinette, as well as other executives of our company who are employed by our French operating subsidiary, earn annual cash incentive bonuses based on our financial performance and the financial performance of our French operating subsidiary. The material terms of the plan are described in detail under the heading “Compensation Discussion and Analysis—Short-Term Cash Incentive Compensation.”

Tornier N.V. 2010 Incentive Plan. At our general meeting of shareholders on August 26, 2010, our shareholders approved the Tornier N.V. 2010 Incentive Plan, which we refer to as our stock incentive plan, which permits the grant of a wide variety of equity awards to our employees, including our employees, directors and consultants, including incentive and non-qualified options, stock appreciation rights, stock grants, stock unit grants, cash-based awards and other stock-based awards. Our stock incentive plan is designed to assist us in attracting and retaining our employees, directors and consultants, provide an additional incentive to such individuals to work to increase the value of our ordinary shares, and provide such individuals with a stake in our future which corresponds to the stake of each of our shareholders.

Our shareholders approved an amendment to the stock incentive plan on June 27, 2012 to increase the number of ordinary shares available for issuance under the plan. The stock incentive plan, as amended, reserves for issuance a number of ordinary shares equal to the sum of (i) the number of ordinary shares available for grant under our prior stock option plan as of February 2, 2011 (not including issued or outstanding shares granted pursuant to options under our prior stock option plan as of such date); (ii) the number of ordinary shares forfeited upon the expiration, cancellation, forfeiture, cash settlement or other termination following February 2, 2011 of an option outstanding as of February 2, 2011 under our prior stock option plan; and (iii) 2.7 million. As of December 30, 2012, 2.5 million ordinary shares remained available for grant under the stock incentive plan, and there were 0.3 million ordinary shares covering outstanding awards under such plan as of such date. For purposes of determining the remaining ordinary shares available for grant under the stock incentive plan, to the extent that an award expires or is cancelled, forfeited, settled in cash, or otherwise terminated without a delivery to the participant of the full number of ordinary shares to which the award related, the undelivered ordinary shares will again be available for grant. Similarly, ordinary shares withheld or surrendered in payment of an exercise price or taxes relating to an award under the stock incentive plan will be deemed to constitute shares not delivered to the participant and will be deemed to again be available for awards under the stock incentive plan. The total number of ordinary shares available for issuance under the stock incentive plan and the number of ordinary shares subject to outstanding awards are subject to adjustment in the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other similar change in our corporate structure or ordinary shares.

Our board of directors has the ability to amend the stock incentive plan or any awards granted thereunder at any time, provided that, certain amendments are subject to approval by our shareholders and subject to certain exceptions, no amendment may adversely affect any outstanding award without the consent of the affected participant. Our board of directors also may suspend or terminate the stock incentive plan at any time, and, unless sooner terminated, the stock incentive plan will terminate on August 25, 2020.

Under the terms of the stock incentive plan, stock options must be granted with a per share exercise price equal to at least 100% of the fair market value of an ordinary share on the grant date. For purposes of the plan, the fair market value of our ordinary shares is the closing sale price of our ordinary shares, as reported by the NASDAQ Global Select Market. We set the per share exercise price of all stock options granted under the plan at an amount at least equal to 100% of the fair market value of our ordinary shares on the grant date. The per share exercise price for options granted to our French employees may be higher since under the terms of our French sub-plan, the exercise price shall not be less than 95% of the average of the closing price of our ordinary shares during the 20-trading day period prior to the grant date. Options become exercisable at such times and in such installments as may be determined by our board of directors or compensation committee, provided that most options may not be exercisable after 10 years from their grant date. The vesting of our stock options is generally time-based and is as follows: 25% of the shares underlying the stock option vest on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vest over a three-year period thereafter in 12 as nearly equal as possible quarterly installments, in each case so long as the individual remains an employee or consultant of our company.

Currently, optionees must pay the exercise price of stock options in cash, except that our compensation committee may allow payment to be made (in whole or in part) by a “cashless exercise” effected through an unrelated broker through a sale on the open market, by a “net exercise” of the option, or by a combination of such methods. In the case of a “net exercise” of an option, we will not require a payment of the exercise price of the option from the grantee but will reduce the number of ordinary shares issued upon the exercise by the largest number of whole shares that has a fair market value that does not exceed the aggregate exercise price for the shares exercised under this method.

Under the terms of the grant certificates under which stock options have been granted to the named executive officers, if an executive’s employment or service with our company terminates for any reason, the unvested portion of the option will immediately terminate and the executive’s right to exercise the then vested portion of the option will: (i) immediately terminate if the executive’s employment or service relationship with our company terminated for cause; (ii) continue for a period of one year if the executive’s employment or service relationship with our company terminated as a result of his or her death or disability; or (iii) continue for a period of 90 days if the executive’s employment or service relationship with our company terminated for any reason, other than for cause or upon death or disability.

Stock grants under the plan are made in the form of restricted stock units and assuming the recipient continuously provides services to our company (whether as an employee or as a consultant) typically vest and the ordinary shares underlying such grants are issued over time. The specific terms of vesting of a stock grant depends upon whether the award is a performance recognition grant, talent acquisition grant or special recognition grant. Performance recognition grants are typically made in mid-year and vest, or become issuable, in four as nearly equal as possible annual installments on June 1st of each year. Time-based talent acquisition grants granted to new hires and promoted employees and special recognition grants vest in a similar manner, except that the first installment is pro-rated, depending upon the grant date.

As a condition of receiving stock options or stock grants, recipients, including our named executive officers, must agree to pay all applicable tax withholding obligations in connection with the awards. With respect to stock grants, our executives must agree to pay in cash all applicable tax withholding obligations, or alternatively, may give instructions to and authorization any brokerage firm determined acceptable to us for such purpose to sell on the executive’s behalf that number of ordinary shares issuable upon vesting of the stock grant as we determine to be appropriate to generate cash proceeds sufficient to satisfy any applicable tax withholding obligation.

As described in more detail under the heading “—Potential Payments Upon Termination or Change in Control,” if a change in control of our company occurs, then, under the terms of our stock incentive plan, all outstanding options become immediately exercisable in full and remain exercisable for the remainder of their terms and all issuance conditions on all outstanding stock grants will be deemed satisfied; provided, however, that if any such issuance condition relates to satisfying any performance goal and there is a target for the goal, the issuance condition will be deemed satisfied generally only to the extent of the stated target.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding unexercised stock options and stock awards that have not vested for each of our named executive officers that remained outstanding at our fiscal year-end, December 30, 2012. We did not have any “equity incentive plan” awards within the meaning of the SEC rules outstanding at December 30, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2012

	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option expiration date(2)	Number of shares or units of stock that have not vested(3) (#)	Market value of shares or units that have not vested(4) ($)
David H. Mowry	15,153	33,337	23.61	08/12/2021
	—	23,635	18.04	08/10/2022
					25,309	412,278
Douglas W. Kohrs(5)	583,333	—	13.3914	07/18/2016
	379,529	—	13.89	02/26/2017
	158,333	—	16.98	04/24/2018
	62,492	4,174	16.98	05/01/2019
	57,289	26,044	22.50	02/01/2020
	32,430	54,050	25.20	05/12/2021
	—	51,987	18.04	08/10/2022
					48,471	789,587
Shawn T McCormick	—	42,645	18.15	09/04/2022
					19,531	318,160
Carmen L. Diersen(6)	93,750	56,250	22.50	06/21/2020
	9,768	16,282	25.20	05/12/2021
					7,440	121,198
Terry M. Rich	—	55,690	23.36	03/12/2022
	—	14,443	18.04	08/10/2022
					26,495	431,604
Stéphan Epinette	62,492	4,174	16.98	05/01/2019
	22,914	10,419	22.50	02/01/2020
	6,715	11,195	27.31	12/01/2020
	—	17,501	18.22	02/28/2022
					14,818	241,385
Kevin M. Klemz	46,873	36,460	22.50	09/13/2020
	6,489	10,821	25.20	05/12/2021
	—	15,515	18.04	08/10/2022
					12,040	196,132

(1)	All stock options vest over a four-year period, with 25% of the underlying shares vesting on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vesting over a three-year period thereafter in 12 as nearly equal as possible quarterly installments, in each case so long as the individual remains an employee or consultant of our company. If a change in control our company occurs, all outstanding options become immediately exercisable in full and remain exercisable for the remainder of their terms. For more information, we refer you to the discussion under the heading “—Potential Payments Upon Termination or Change in Control.”

(2)	All option awards have a 10-year term, but may terminate earlier if the recipient’s employment or service relationship with our company terminates. It is anticipated that Mr. Kohrs’s consulting arrangement will terminate on May 12, 2013 and Ms. Diersen’s consulting arrangement will terminate on July 16, 2013. Upon such termination, all of Mr. Kohrs’s and Ms. Diersen’s unvested option awards will terminate at that time and any unexercised vested option awards will expire 90 days thereafter. For more information, we refer you to the discussion under the heading “—Potential Payments Upon Termination or Change in Control—Severance Arrangement with Douglas W. Kohrs” and “—Potential Payments Upon Termination or Change in Control—Severance Arrangement with Carmen L. Diersen.”
(3)	The release dates and release amounts for the unvested stock awards are as follows:

Name	June 1, 2013	June 1, 2014	June 1, 2015	June 1, 2016	June 1, 2017
Mr. Mowry	7,546	7,546	7,547	2,670	—
Mr. Kohrs	14,176	14,176	14,179	5,940	—
Mr. McCormick	3,662	5,289	5,289	5,291	—
Ms. Diersen	2,480	2,480	2,480	—	—
Mr. Rich	8,281	8,281	8,282	1,651	—
Mr. Epinette	3,410	1,705	5,704	1,999	2,000
Mr. Klemz	3,422	3,422	3,423	1,773	—

If a change in control of our company occurs, all issuance conditions on all outstanding stock grants will be deemed satisfied; provided, however, that if any such issuance condition relates to satisfying any performance goal and there is a target for the goal, the issuance or condition will be deemed satisfied generally only to the extent of the stated target.

(4)	The market value of stock grants that had not vested as of December 30, 2012 is based on the per share closing sale price of our ordinary shares, as reported by the NASDAQ Global Select Market, on December 28, 2012 ($16.29).
(5)	It is anticipated that Mr. Kohrs’s consulting arrangement will terminate on May 12, 2013. Upon such termination, all of Mr. Kohrs’s unvested option awards and unvested stock awards will terminate at that time and any unexercised vested option awards will expire 90 days thereafter.
(6)	It is anticipated that Ms. Diersen’s consulting arrangement will terminate on July 16, 2013. Upon such termination, all of Ms. Diersen’s unvested option awards and unvested stock awards will terminate at that time and any unexercised vested option awards will expire 90 days thereafter.

Options Exercised and Stock Vested During Fiscal Year

The table below provides information regarding stock options that were exercised by our named executive officers and stock awards that vested for each of our named executive officers during the fiscal year ended December 30, 2012.

	Option awards(1)		Stock awards(2)
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
David H. Mowry
Stock options	—	—
Restricted stock units			3,849	75,325
Douglas W. Kohrs
Stock options	—	—
Restricted stock units			8,237	161,198
Shawn T McCormick
Stock options	—	—
Restricted stock units			—	—
Carmen L. Diersen
Stock options	—	—
Restricted stock units			2,480	48,534
Terry M. Rich
Stock options	—	—
Restricted stock units			1,326	25,950
Stéphan Epinette
Stock options	—	—
Restricted stock units			—	—
Kevin M. Klemz
Stock options	—	—
Restricted stock units			1,650	32,291

(1)	The number of shares acquired upon exercise reflects the gross number of shares acquired absent netting for shares surrendered to pay the option exercise price and/or satisfy tax withholding requirements. The value realized on exercise represents the gross number of shares acquired on exercise multiplied by the market price of our ordinary shares on the exercise date, as reported by The NASDAQ Global Select Market, less the per share exercise price.
(2)	The number of shares acquired upon vesting reflects the gross number of shares acquired absent netting of shares surrendered or sold to satisfy tax withholding requirements. The value realized on vesting of the restricted stock unit awards held by each of the named executive represents the gross number of ordinary shares acquired, multiplied by the closing sale price of our ordinary shares, as reported by The NASDAQ Global Select Market, on June 1, 2012 (the vesting date) of $19.57 per share.

Potential Payments Upon a Termination or Change in Control

Severance Arrangements – Generally. Tornier Inc., our U.S. operating subsidiary, is a party to employment agreements with each of our named executive officers, except Mr. Epinette, which agreements provide for certain severance protections. Under such agreements, if the executive’s employment is terminated by Tornier, Inc. without “cause” (as such term is defined in the employment agreements), in addition to any accrued but unpaid salary and benefits through the date of termination, the executive will be entitled to base salary and health and welfare benefit continuation for 12 months following termination, and, in the event the executive’s employment is terminated without cause due to non-renewal of the employment agreements by Tornier, Inc., the executive also will be entitled to a payment equal to his or her pro rata annual bonus for the year of termination.

Tornier SAS, our French operating subsidiary, is a party to an employment agreement with Mr. Epinette, which agreement provides for certain protections. Pursuant to the agreement and French labor laws, Mr. Epinette is entitled to receive certain payments and benefits following a voluntary or involuntary termination of employment, including an amount equal to 12 months’ gross monthly salary, which is payable as consideration for the restrictive covenants contained in the agreement, a payment equal to Mr. Epinette’s French incentive compensation scheme payment for the year of his termination and, in the case of an involuntary termination of employment, a severance payment payable pursuant to French law, the amount of which is determined based on Mr. Epinette’s gross monthly salary and years of service with Tornier SAS. Pursuant to French law, gross monthly salary represents the average salary Mr. Epinette received during the 12-month period preceding his termination and includes the amount of any annual cash incentive bonus payable to Mr. Epinette during such period pursuant to our annual cash incentive bonus program.

Separation Arrangement with Douglas W. Kohrs. Tornier Inc., our U.S. operating subsidiary, entered into a separation agreement and release of claims with Mr. Kohrs in connection with his termination of employment, on November 12, 2012, pursuant to which, in exchange for his execution of a general release of claims, Mr. Kohrs became entitled to the severance payments and benefits payable to him in the event of an involuntary termination of employment without cause pursuant to the employment agreement to which he was a party with Tornier, Inc. prior to his termination of employment. The separation agreement provides for the following, among other things:

•	payment by us of all amounts and benefits accrued but unpaid through the date of termination, including base salary, unreimbursed expenses and accrued and unused vacation;

•

cash severance payments by us to Mr. Kohrs in an aggregate amount equal to his annual base salary of $518,490, paid in accordance with our prevailing payroll practices, in the form of salary continuation through November 12, 2013; and

•	if timely elected, payment of COBRA continuation coverage premiums for 12 months, or until Mr. Kohrs has secured other employment, whichever occurs first.

Any amounts Mr. Kohrs receives as a result of other full-time employment or engaging in his own business prior to November 12, 2013 will be set off from the cash severance payments required to be paid to Mr. Kohrs under his separation agreement. The separation agreement also includes an agreement by Mr. Kohrs to comply with certain non-competition and other obligations and cooperate with respect to any future investigations and litigation.

To assist in implementing an orderly transition of management responsibilities, Tornier Inc. and Mr. Kohrs entered into a consulting agreement pursuant to which Mr. Kohrs serves as a consultant of Tornier Inc. and is expected to do so through May 12, 2013. Mr. Kohrs receives $2,500 per month for up to eight hours of consulting services per month and is compensated at a rate of $300 per hour for any consulting services in excess of the foregoing. Pursuant to the terms of our prior stock option plan and current stock incentive plan, Mr. Kohrs’s stock options and stock grants will continue to vest so long as Mr. Kohrs continues to provide services to us as a consultant, and he will be entitled to exercise any outstanding vested stock options for 90 days following his cessation of such services. The consulting agreement also contains customary confidentiality provisions.

Separation Arrangement with Carmen L. Diersen. Tornier Inc., our U.S. operating subsidiary, entered into a separation agreement and release of claims with Ms. Diersen in connection with her termination of employment, on July 17, 2012, pursuant to which, in exchange for her execution of a general release of claims, Ms. Diersen became entitled to the severance payments and benefits payable to her in the event of an involuntary termination of employment without cause pursuant to the employment agreement to which she was a party with Tornier, Inc. prior to her termination of employment. The separation agreement provides for the following, among other things:

•	payment by us of all amounts and benefits accrued but unpaid through the date of termination, including base salary, unreimbursed expenses and accrued and unused vacation;

•

cash severance payments by us to Ms. Diersen in an aggregate amount equal to her annual base salary of $342,285, paid in accordance with our prevailing payroll practices, in the form of salary continuation through July 17, 2013; and

•	if timely elected, payment of COBRA continuation coverage premiums for 12 months, or until Ms. Diersen has secured other employment, whichever occurs first.

Any amounts Ms. Diersen receives as a result of other full-time employment or engaging in her own business prior to July 17, 2013 will be set off from the cash severance payments required to be paid to Ms. Diersen under her separation agreement. The separation agreement also includes an agreement by Ms. Diersen to comply with certain non-competition and other obligations and cooperate with respect to any future investigations and litigation.

To assist in implementing an orderly transition of management responsibilities, Tornier Inc. and Ms. Diersen entered into a consulting agreement pursuant to which Ms. Diersen serves as a consultant of Tornier Inc. and is expected to do so through July 16, 2013. Ms. Diersen receives $2,500 per month for up to 15 hours of consulting services per month and is compensated at a rate of $150 per hour for any consulting services in excess of the foregoing. Pursuant to the terms of our prior stock option plan and current stock incentive plan, Ms. Diersen’s stock options and stock grants will continue to vest so long as Ms. Diersen continues to provide services to us as a consultant, and she will be entitled to exercise any outstanding vested stock options for 90 days following her cessation of such services. The consulting agreement also contains customary confidentiality provisions.

Change in Control Arrangements – Generally. Under the terms of the employment agreements Tornier Inc. has entered into with Mr. Mowry, Mr. McCormick, Mr. Rich and Mr. Klemz, in the event the executive’s employment is terminated without cause or by the executive for “good reason” (as such term is defined in the employment agreements) within 12 months following a change in control, the executive will be entitled to receive accrued but unpaid salary and benefits through the date of termination, a lump sum payment equal to his base salary plus target bonus for the year of termination, health and welfare benefit continuation for 12 months following termination and accelerated vesting of all unvested options and stock grants.

Under the terms of the employment agreement between Tornier SAS and Mr. Epinette, if Mr. Epinette is terminated for reasons other than negligence or serious misconduct following a change in control (as such term is defined in the employment agreement), he is entitled to gross monthly salary continuation and health and welfare benefit continuation for 12 months following termination of employment, accelerated vesting of all unvested options, as well as a payment equal to Mr. Epinette’s annual target bonus and French incentive compensation scheme payment for the year of his termination. Pursuant to French law, gross monthly salary represents the average salary Mr. Epinette received during the 12-month period preceding his termination and includes the amount of any annual cash incentive bonus payable to Mr. Epinette during such period pursuant to our annual cash incentive bonus program.

In addition to the change in control severance protections provided in the employment agreements with our executives, our prior stock option plan and our current stock incentive plan under which stock options and stock grants have been granted to our named executive officers contain “change in control” provisions. Under our prior stock option plan and current stock incentive plan, if there is a change in control of our company, then, all outstanding options become immediately exercisable in full and remain exercisable for the remainder of their terms and all issuance conditions on all outstanding stock grants will be deemed satisfied; provided, however, that if any such issuance condition relates to satisfying any performance goal and there is a target for the goal, the issuance condition will be deemed satisfied generally only to the extent of the stated target. Alternatively, the compensation committee may determine that outstanding awards will be cancelled as of the consummation of the change in control and that holders of cancelled awards will receive a payment in respect of such cancellation based on the amount of per share consideration being paid in connection with the change in control less, in the case of options and other awards subject to exercise, the applicable exercise price.

A “change in control” under our current stock incentive plan means:

•

the acquisition (other than from Tornier) by any person, entity or group, subject to certain exceptions, of 50% or more of either our then-outstanding ordinary shares or the combined voting power of our then-outstanding ordinary shares or the combined voting power of our then-outstanding capital stock entitled to vote generally in the election of directors;

•	the “continuity directors” cease for any reason to constitute at least a majority of our board of directors;

•

consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were our shareholders immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the reorganized, merged, consolidated, or other surviving corporation (or its direct or indirect parent corporation);

•	approval by our shareholders of a liquidation or dissolution of our company; or

•

the consummation of the sale of all or substantially all of our assets with respect to which persons who were our shareholders immediately prior to such sale do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the acquiring corporation (or its direct or indirect parent corporation).

The definition of change in control in our prior stock option plan and executive employment agreements is not identical but substantially similar to the definition in our current stock incentive plan.

Potential Payments to Named Executive Officers. The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) any termination (including for cause) or resignation, or a voluntary/for cause termination; (ii) an involuntary termination without cause; (iii) an involuntary termination without cause or a resignation for good reason within 12 months following a change in control, or a qualifying change in control termination; (iv) termination by reason of an executive’s death and (v) termination by reason of an executive’s disability. The amounts shown assume that the applicable triggering event occurred on December 30, 2012, and, therefore, are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event. Neither Mr. Kohrs nor Ms. Diersen is included in the table below because neither individual was employed as of December 30, 2012. For more information regarding the amounts payable to Mr. Kohrs and Ms. Diersen in connection with the termination of their employment, please refer to the discussion above under “—Separation Arrangement with Douglas W. Kohrs” and “—Separation Arrangement with Carmen L. Diersen.”

		Triggering events
Name	Type of payment	Voluntary/ for cause termination ($)		Involuntary termination without cause ($)		Qualifying change in control termination ($)		Death ($)	Disability ($)
David H. Mowry	Cash severance(1)	—		335,563		335,563		—	—
	Benefit continuation(2)	—		12,617		12,617		—	—
	Target bonus(3)	—		—		170,796		—	—
	Option award acceleration(4)	—		—		—		—	—
	Stock award acceleration(5)	—		—		412,278		—	—
	Total	—		348,180		931,254		—	—
Shawn T McCormick	Cash severance(1)	—		350,000		350,000		—	—
	Benefit continuation(2)	—		12,617		12,617		—	—
	Target bonus(3)	—		—		175,000		—	—
	Option award acceleration(4)	—		—		—		—	—
	Stock award acceleration(5)	—		—		318,160		—	—
	Total	—		362,617		855,777		—	—
Terry M. Rich	Cash severance(1)	—		350,000		350,000		—	—
	Benefit continuation(2)	—		12,617		12,617		—	—
	Target bonus(3)	—		—		141,234		—	—
	Option award acceleration(4)	—		—		—		—	—
	Stock award acceleration(5)	—		—		431,604		—	—
	Total	—		362,617		935,455		—	—
Stéphan Epinette(6)	Cash severance	384,465	(8)	311,604	(9)	768,929	(10)	—	384,465
	Benefit continuation	—		12,617		12,617		—	—
	Target bonus(7)	22,708		22,708		112,015		22,708	22,708
	Option award acceleration(4)	—		—		—		—	—
	Stock award acceleration(5)	—		—		241,385		—	—
	Total	407,173		346,929		1,134,946		22,708	407,173
Kevin M. Klemz	Cash severance(1)	—		286,441		286,441		—	—
	Benefit continuation(2)	—		12,617		12,617		—	—
	Target bonus(3)	—		—		114,276		—	—
	Option award acceleration(4)	—		—		—		—	—
	Stock award acceleration(5)	—		—		196,132		—	—
	Total	—		299,058		609,466		—	—

(1)	Represents the value of salary continuation for 12 months or payment of a lump sum equal to 12-months’ base salary following the executive’s termination, as applicable.
(2)	Includes the value of medical, dental and vision benefit continuation for each executive and their family for 12 months following the executive’s termination. With respect to a qualifying change in control termination, we will bear the entire cost of coverage.
(3)	Includes value of full target bonus for the year of the change in control. In the case of all of the named executive officers, other than Mr. Epinette, if the termination is an involuntary termination without cause and the date of termination is such that the termination is structured as a non-renewal of the executive’s employment agreement, then under such circumstances a pro rata portion of the executive’s annual bonus would be required to be paid under the terms of the executive’s employment agreement.

(4)	The value of the automatic acceleration of the vesting of unvested stock options held by a named executive officer is based on the difference between: (i) the per share market price of our ordinary shares underlying the unvested stock options held by such executive as of December 30, 2012 based upon the per share closing sale price of our ordinary shares, as reported by the NASDAQ Global Select Market, on December 28, 2012 ($16.29), and (ii) the per share exercise price of the options held by such executive. The range of per share exercise prices of unvested stock options held by our named executive officers included in the table as of December 30, 2012 was $13.39 to $27.31.
(5)	The value of the automatic acceleration of the vesting of stock awards held by a named executive officer is based on: (i) the number of unvested stock awards held by such officer as of December 30, 2012, multiplied by (ii) the per share market price of our ordinary shares as of December 30, 2012 based upon the per share closing sale price of our ordinary shares, as reported by the NASDAQ Global Select Market, on December 28, 2012 ($16.29).
(6)	The foreign currency exchange rate of 1.2847 U.S. dollars for 1 Euro, which reflects an average conversion rate for 2012, was used to calculate Mr. Epinette’s payments and benefits upon termination of employment.
(7)	Includes amounts payable pursuant to the French incentive compensation scheme maintained by Tornier SAS assuming 100% achievement of applicable performance metrics. Pursuant to French law, participants receive their annual incentive payment for the year of their termination of employment for any reason. Upon a qualifying termination following a change in control, Mr. Epinette also will receive his full target annual bonus for the year of the change in control under our employee performance incentive compensation plan.
(8)	Reflects an amount equal to 12 months’ gross monthly salary, which is payable as consideration for the restrictive covenants contained in Mr. Epinette’s employment agreement (the “restrictive covenant consideration”). Pursuant to French law, gross monthly salary represents the average salary Mr. Epinette received during the 12-month period preceding his termination and includes the amount of annual incentive bonus payable to Mr. Epinette in 2012 in respect of 2011 performance pursuant to our annual bonus program.
(9)	Reflects, in addition to the restrictive covenant consideration described in note (8), an amount equal to one-fifth of Mr. Epinette’s gross monthly salary, multiplied by his number of years of service with Tornier SAS, which is intended to reflect an amount payable pursuant to French law in the event of Mr. Epinette’s involuntary termination of employment. Mr. Epinette will receive these benefits following any involuntary termination of employment, except for a termination involving serious or gross misconduct.
(10)	Reflects, in addition to the restrictive covenant consideration described in note (8), an amount equal to 12 months’ gross monthly salary, which is intended to reflect an amount payable pursuant to Mr. Epinette’s employment agreement in the event of an involuntary termination of employment within 12 months following a change in control.

Risk Assessment of Compensation Policies, Practices and Programs

As a result of our annual assessment on risk in our compensation programs, we concluded that our compensation policies, practices and programs and related compensation governance structure work together in a manner so as to encourage our employees, including our named executive officers, to pursue growth strategies that emphasize shareholder value creation, but not to take unnecessary or excessive risks that could threaten the value of our company. As part of our assessment, we noted in particular the following:

•	annual base salaries for all employees are not subject to performance risk and, for most non-executive employees, constitute the largest part of their total compensation;

•

while performance-based, or at risk, compensation constitutes a significant percentage of the overall total compensation of many of our employees, including in particular our named executive officers, and thereby we believe motivates our employees to help fulfill our corporate mission, vision and values, including specific and focused company performance goals, the non-performance based compensation for most employees for most years is also a sufficiently high percentage of their overall total compensation that we do not believe that unnecessary or excessive risk taking is encouraged by the performance-based compensation;

•	for most employees, our performance-based compensation has appropriate maximums;

•

a significant portion of performance-based compensation of our employees is in the form of long-term equity incentives which do not encourage unnecessary or excessive risk because they generally vest over a four-year period of time thereby focusing our employees on our company’s long-term interests; and

•

performance-based or variable compensation awarded to our employees, which for our higher-level employees, including our named executive officers, constitutes the largest part of their total compensation, is appropriately balanced between annual and long-term performance and cash and equity compensation, and utilizes performance measures and goals that are drivers of long-term success for our company and our shareholders.

As a matter of best practice, we will continue to monitor our compensation policies, practices and programs to ensure that they continue to align the interest of our employees, including in particular our executive officers, with those of our long-term shareholders while avoiding unnecessary or excessive risk.

MISCELLANEOUS

Proposals for the 2014 Annual General Meeting of Shareholders

If any shareholder wishes to propose a matter for consideration at our 2014 annual general meeting of shareholders, the proposal should be delivered to Kevin M. Klemz, Vice President, Chief Legal Officer and Secretary, Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands.

To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement and form of proxy for our 2014 annual general meeting of shareholders, a proposal must be received by our Vice President, Chief Legal Officer and Secretary on or before January 18, 2014, unless the date of the 2014 annual general meeting is changed by more than 30 days from the date of the 2013 annual general meeting of shareholders, and must satisfy the requirements of the proxy rules promulgated by the SEC.

Any other shareholder proposals to be presented at our 2014 annual general meeting of shareholders, including director nominations, must be given in writing to our Vice President, Chief Legal Officer and Secretary no later than 60 days prior to our 2014 annual general meeting of shareholders, as required by our articles of association.

Proposals and nominations that are not received by the dates specified above will be considered untimely. In addition, proposals must comply with the laws of the Netherlands, our articles of association and the rules and regulations of the SEC. You may contact Kevin M. Klemz, Vice President, Chief Legal Officer and Secretary, Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands, for a copy of the relevant provisions of our articles of association regarding the requirements for making shareholder proposals.

Proxy Solicitation Costs

We are paying the costs for the solicitation of proxies, including the cost of preparing and mailing this proxy statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by regular employees of our company without additional compensation. We will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to our shareholders.

Householding of Annual Meeting Materials

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, known as “householding,” potentially means extra convenience for shareholders and cost savings for companies. This year, a number of brokers with customers who are our shareholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to: Kevin M. Klemz, Vice President, Chief Legal Officer and Secretary, Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands, (+ 31) 20 675 4002.

Once a shareholder has received notice from his or her broker that the broker will be “householding” communications to the shareholder’s address, “householding” will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the shareholder should so notify his or her broker. Any shareholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the shareholder’s name, our company, at the address or telephone number provided above.

Copies of 2012 Annual Report on Form 10-K and Dutch Statutory Annual Accounts

Our annual report on Form 10-K and Dutch statutory annual accounts for the fiscal year ended December 30, 2012 are being sent or made available electronically to shareholders together with this proxy statement on or about May 17, 2013.

Our annual report on Form 10-K for the fiscal year ended December 30, 2012, including the financial statements and the financial statement schedules thereto, the draft notarial deed of amendment to our articles of association and our Dutch statutory annual accounts are available without charge upon written request to: Kevin M. Klemz, Vice President, Chief Legal Officer and Secretary, Tornier N.V., Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands. The annual report on Form 10-K and Dutch statutory annual accounts for the fiscal year ended December 30, 2012 are also available on our website at www.tornier.com.

By Order of the Board of Directors

/s/ Sean D. Carney Sean D. Carney Chairman of the Board of Directors

May 17, 2013

TORNIER N.V. FRED. ROESKESTRAAT 123 1076 EE AMSTERDAM THE NETHERLANDS

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 25, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 25, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M59559-P34184-Z59674 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TORNIER N.V.
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of three directors nominated by the Board of Directors	For	Against	Abstain
	1a. Election of David H. Mowry for executive director. Mark “For” to elect Mowry.	☐	☐	☐

							For	Against	Abstain
	1b. Election of Kevin C. O’Boyle for non-executive director. Mark “For” to elect O’Boyle.	☐	☐	☐	4.	Appointment of E&Y Accountants LLP as our auditor for our Dutch statutory annual accounts for the fiscal year ending December 29, 2013.	☐	☐	☐
					5.	Adoption of Dutch statutory annual accounts for the fiscal year ended December 30, 2012.	☐	☐	☐
	1c. Election of Richard F. Wallman for non-executive director. Mark “For” to elect Wallman.	☐	☐	☐	6.	Release of the members of the Board of Directors from liability with respect to the exercise of their duties during the fiscal year ended December 30, 2012.	☐	☐	☐
2.	Approval of amendment to Tornier N.V. articles of association.	☐	☐	☐	7.

Authorization of the Board of Directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for shares) until December 27, 2014 on the open market, through privately negotiated transactions or in one or more self-tender offers for a price per share (or depositary receipt) not less than the nominal value of a share and not higher than 110% of the market price per share (or depositary receipt) at the time of the transaction.

							☐	☐	☐
3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2013.	☐	☐	☐	NOTE: In his discretion, upon such other matters as may properly come before the meeting.

Said attorneys and proxies, or their substitutes (or if only one, that one), at said meeting, or any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

Note: If shares are held jointly, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Statutory Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report on Form 10-K and Dutch Annual Report are available at www.proxyvote.com.

M59560-P34184-Z59674

TORNIER N.V.

PROXY

Annual General Meeting of Shareholders

June 27, 2013

(Solicited on Behalf of the Board of Directors)

The undersigned shareholder of Tornier N.V. hereby constitutes and appoints David H. Mowry and Kevin M. Klemz, or either one of them, to act as the attorneys and proxies of the undersigned, each with full power of substitution and revocation, to vote for and otherwise to represent in the name, place and stead of the undersigned at the Annual General Meeting of Shareholders of Tornier N.V. to be held at the Company’s offices at Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands, on Thursday, June 27, 2013 at 1:30 p.m. (Central European Time), the number of votes the undersigned would be entitled to cast if personally present at the meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NO. 1(A)-(C) AND “FOR” EACH OTHER PROPOSAL. The instructions entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting.